ASHDOWN PROJECT LLC

OPERATING AGREEMENT

by and between

WIN-ELDRICH GOLD, INC.

and

GOLDEN PHOENIX MINERALS, INC.

SEPTEMBER 28, 2006

Page

ARTICLE I	Definitions and Cross-references	1
1.1	Definitions	1
1.2	Cross References	1
ARTICLE II	NAME, PURPOSES, TERM AND OFFICES	1
2.1	Name	1
2.2	Purposes	2
2.3	Limitation	2
2.4	Term	2
2.5	Resident Agent; Offices	3
2.6	Powers	3
2.7	Principal Office	3
2.8	Officers	3
ARTICLE III	MEMBERS, OWNERSHIP INTERESTS AND THE TRANSFER OF OWNERSHIP INTERESTS	3
3.1	Initial Membership	3
3.2	Changes in Ownership Interests	3
3.3	Admission of New Members	4
3.4	Environmental Compliance	4
3.5	Relationship of the Members	4
3.6	Transfer of Interest and Preemptive Rights	7
3.7	Elimination of Minority Interest	11
3.8	Recalculation of Ownership Interests	12
3.9	Documentation of Adjustments to Ownership Interests	12
3.10	Continuing Liabilities	12
3.11	Waiver of Rights to Partition or Other Division of Assets	13
3.12	Bankruptcy of a Member	13
3.13	No Certificate	13
3.14	Implied Covenants	13

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(continued)

Page

ARTICLE IV	MANAGEMENT COMMITTEE AND MEETINGS	13
4.1	Organization and Composition	13
4.2	Decisions	14
4.3	Meetings	14
4.4	Matters Requiring Approval	15
4.5	Matters Requiring Unanimous Approval	15
ARTICLE V	MANAGER	16
5.1	Appointment	16
5.2	Powers and Duties of Manager	16
5.3	Standard of Care	21
5.4	Resignation; Deemed Offer to Resign	21
5.5	Payments to Manager	22
5.6	Transactions with Affiliates	22
5.7	Activities During Deadlock	22
ARTICLE VI	PROGRAMS AND BUDGETS	22
6.1	Operations Pursuant to Programs and Budgets	22
6.2	Initial Programs and Budgets	22
6.3	Quarterly Programs and Budgets	22
6.4	Presentation of Programs and Budgets	23
6.5	Review and Adoption of Proposed Programs and Budgets	23
6.6	Election to Participate	24
6.7	Recalculation or Restoration of Reduced Interest Based on Actual Expenditures	25
6.8	Expansion or Modification Programs and Budgets	26
6.9	Budget Overruns; Program Changes	26
6.10	Emergency or Unexpected Expenditures	26
6.11	References to the Manager	27
ARTICLE VII	Accounts and Settlements	27
7.1	Monthly Statements	27
7.2	Cash Calls	27

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(continued)

Page

7.3	Failure to Meet Cash Calls	27
7.4	Cover Payment	27
7.5	Remedies	28
ARTICLE VIII	DISTRIBUTION OF NET CASH FLOW	29
8.1	Monthly Statements	29
8.2	Audits	30
8.3	Distributions of Net Cash Flow	30
ARTICLE IX	FISCAL YEAR AND ACCOUNTING PROCEDURES	31
9.1	Fiscal Year	31
9.2	Accounting Procedures	31
9.3	Charges to Business Account	32
9.4	Basis of Charges to Business Account	35
9.5	Inventories	36
ARTICLE X	FEDERAL TAX MATTERS	36
10.1	Federal Tax Elections and Allocations	36
10.2	State Income Tax	36
10.3	Tax Returns	36
ARTICLE XI	INSURANCE	36
11.1	Coverage	36
11.2	Increases	37
ARTICLE XII	CONFIDENTIALITY	37
12.1	Business Information	37
12.2	Member Information	37
12.3	Permitted Disclosure of Confidential Business Information	38
12.4	Disclosure Required By Law	38
12.5	Public Announcements	38
12.6	Canadian Disclosure Rules	39
ARTICLE XIII	DISPUTES	39
13.1	Governing Law	39
13.2	Dispute Resolution	39

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(continued)

Page

ARTICLE XIV	RESIGNATION AND DISSOLUTION	40
14.1	Events of Dissolution	40
14.2	Resignation	40
14.3	Disposition of Assets on Dissolution	41
14.4	Filing of Certificate of Cancellation	41
14.5	Right to Data After Dissolution	41
14.6	Continuing Authority	41
ARTICLE XV	GENERAL PROVISIONS	41
15.1	Notices	41
15.2	Interpretation	43
15.3	Currency	43
15.4	Headings	43
15.5	Waiver	43
15.6	Modification	43
15.7	Force Majeure	43
15.8	Rule Against Perpetuities	44
15.9	Further Assurances	44
15.10	Entire Agreement; Successors and Assigns	44
15.11	Appointment of Initial Directors	44
15.12	Counterparts	44
15.13	Severability	44
15.14	Attorneys’ Fees	45
15.15	Creditors	45

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EXHIBITS

Exhibit A	Definitions
Exhibit B	Win-Eldrich Contribution Agreement
Exhibit C	Golden Phoenix Contribution Agreement
Exhibit D	Underlying Agreements
Exhibit E	Federal Tax Matters
Exhibit F	Area of Interest Map
Exhibit G	The Properties
Exhibit H	Services Provided by GPM
Exhibit I	Net Profits Calculations
Exhibit J	Initial Program and Budget
Exhibit K	Net Returns

Schedule	Schedule of Members

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ASHDOWN PROJECT LLC OPERATING AGREEMENT

This Ashdown Project LLC Operating Agreement is made by and between Win-Eldrich Gold, Inc., a Nevada corporation (“WEG”), and Golden Phoenix Minerals, Inc., a Minnesota corporation (“GPM”), effective as of the 28th day of September, 2006 (the “Effective Date”).

Recitals

A.           WEG and GPM have formed a limited liability company called the Ashdown Project LLC (the “Company”) pursuant to the Nevada Limited Liability Company Act under Chapter 86 of the Nevada Revised Statutes (the “Act”).

B.           Pursuant to separate Contribution Agreements (collectively, the “Contribution Agreements”) of even date herewith between WEG and the Company (the “WEG Contribution Agreement”) and GPM and the Company (the “GPM Contribution Agreement”), respectively, WEG and GPM contributed certain interests in real and personal property and other assets to the Company in return for membership interests in the Company, all as described in the Contribution Agreements.

C.           WEG and GPM, as the sole Members of the Company, now desire to enter into this Operating Agreement to govern the management of the Company and the future mineral exploration, evaluation, development and if warranted, mining operations by the Company on the Properties.

Agreement

Now therefore, in consideration of their mutual covenants and promises, WEG and GPM agree as follows:

ARTICLE I

DEFINITIONS AND CROSS-REFERENCES

1.1          Definitions. The capitalized terms defined in Exhibit A and elsewhere shall have the defined meaning wherever used in this Agreement, including in Exhibits.

1.2          Cross References. References to “Exhibits” and “Sections” refer to Exhibits and Sections of this Agreement.

ARTICLE II

NAME, PURPOSES, TERM AND OFFICES

2.1          Name. The name of the Company will be “Ashdown Project LLC.” The Manager shall accomplish any filings or registrations required by jurisdictions in which the Company conducts its Business.

2.2          Purposes. The Company has been formed under the Act for the following purposes and for no others, and this Agreement shall serve as the exclusive means by which all and each of the Members accomplishes such purposes:

2.2.1	To conduct Exploration within the Area of Interest;

2.2.2      To acquire additional real property and other interests within the Area of Interest;

2.2.3      To evaluate the possible Development and Mining of the Properties, and, if feasible, to engage in Development and Mining;

2.2.4	To engage in Operations on the Properties;
2.2.5	To engage in marketing Products on behalf of the Members;

2.2.6      To complete and satisfy all Environmental Compliance obligations and Continuing Obligations affecting the Properties; and

2.2.7      To perform any other activity necessary, appropriate, or incidental to any of the foregoing.

WEG and GPM agree that it is their intention that the Company will ultimately operate on a stand-alone, self-managing basis, managed initially by a Manager, but ultimately by the Members through the Management Committee, as set forth in Article IV and Sections 5.1 and 5.2.

2.3          Limitation. Unless the Members otherwise agree in writing, the Business of the Company shall be limited to the purposes described in Section 2.2, and nothing in this Agreement shall be construed to enlarge such purposes. The terms and provisions of this Agreement shall be construed to benefit and shall be enforceable by the Members and their respective successors and assigns only, and shall not be construed to create third party beneficiary rights in any other party or in any governmental organization or agency. Nothing contained in this Agreement shall be deemed a waiver or reduction of the limitations on the liabilities of the Members as provided by the Act and other applicable Law.

2.4          Term. The term of this Agreement shall begin on the Effective Date and shall continue for twenty-five (25) years from and after that date and so long thereafter as Products are produced from the Properties or other Operations are being conducted in good faith on a continuous basis, and thereafter until all materials, supplies, equipment and infrastructure pertaining to Operations have been salvaged and disposed of, and any required Environmental Compliance has been completed and accepted, unless the Agreement is earlier terminated in accordance with the terms and provisions hereof. Products shall be deemed to be produced from the Properties on a “continuous basis” so long as production in profitable quantities is not halted for more than twelve (12) consecutive full calendar months; Operations shall be deemed to be conducted on a “continuous basis” so long as they do not cease for more than twelve (12) consecutive full calendar months.

2.5          Resident Agent; Offices. The Manager shall select a duly qualified resident agent for the Company. The registered office of the Company in the State of Nevada shall be located at the Nevada office of GPM, unless and until the Management Committee chooses another address. The principal office of the Company shall be at any location which the Management Committee shall select.

2.6          Powers. The Company shall have all of the powers of a limited liability company set forth in the Act.

2.7          Principal Office. The principal office of the Company is initially 1675 E. Prater Way, Suite 102, Sparks, Nevada 89434, but the Company may maintain offices wherever the business of the Company may require.

2.8          Officers. The officers of the Company will be appointed by the Management Committee. The officers may include a Chief Executive Officer, President, Mine General Manager, and such other officers as the Management Committee may determine. Any person may hold two or more offices at the same time. The following persons who are Directors of the Company shall serve as the initial representatives of the Company who shall have the authority to execute documents on behalf of the Company (although any such document, to be effective, must be signed by one Director appointed by each Member), and to have the powers and duties as may be delegated from time to time by the Management Committee:

GPM Directors	WEG Directors

Dave Caldwell (Managing Director)	Perry Muller (Managing Director)
Ken Ripley	Pete Winn

ARTICLE III

MEMBERS, OWNERSHIP INTERESTS AND

THE TRANSFER OF OWNERSHIP INTERESTS

3.1          Initial Membership. There will be two Members with the following initial Ownership Interests:

3.1.1      Golden Phoenix Minerals, Inc. (“GPM”) – 60% Ownership Interest pursuant to the GPM Contribution Agreement attached hereto as Exhibit B.

3.1.2      Win-Eldrich Gold, Inc. (“WEG”) – 40% Ownership Interest pursuant to the WEG Contribution Agreement attached hereto as Exhibit C.

3.2          Changes in Ownership Interests. The Ownership Interests of the Members shall be eliminated or changed as follows:

3.2.1      Upon an election by either Member pursuant to Section 6.6.1 or Section 6.6.2 to contribute less to an adopted Program and Budget than the percentage equal to its Ownership Interest, or to contribute nothing to an adopted Program and Budget;

3.2.2      In the event of default by either Member in making its agreed-upon contribution to an adopted Program and Budget, followed by an election by the other Member to invoke any of the remedies in Article VII;

3.2.3      Upon voluntary Transfer by either Member of part or all of its Ownership Interest; or

3.2.4      Upon acquisition by either Member of part or all of the Ownership Interest of the other Member, however arising.

3.3          Admission of New Members. Except in the event of a permitted Transfer, a new member may be admitted only with the unanimous written approval of the Members.

3.4          Environmental Compliance. The Company shall be responsible for complying with all Laws relating to all reclamation and other Environmental Compliance obligations existing on the Properties and all Continuing Obligations, including, without limitation, any obligation to reclaim all such disturbances as required by and in accordance with applicable Laws, and all applicable permit and closure requirements relating to such disturbances, and assumes from the Members all such obligations (other than (a) any such obligations and related liabilities which had accrued and were required to have been performed prior to the Effective Date and (b) any such obligations and related liabilities which arise from a breach by either of the Members of any of their respective representations, warranties or covenants set forth in this Agreement or the Contribution Agreements) existing as of the Effective Date.

3.5	Relationship of the Members.

3.5.1      Limitation on Authority of Members. The liability of each Member shall be limited as provided by the Act. The Members intend that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture, and that neither Member be a partner or joint venturer of the other Member, other than as set forth in Article X, and this Agreement may not be construed to suggest otherwise. No Member is an agent of the Company or the other Member solely by virtue of being a Member, and no Member has authority to act for the Company or the other Member solely by virtue of being a Member. Each Member has the authority to act on behalf of the Company only to the extent expressly authorized to do so under this Agreement. This Section 3.5.1 supersedes any authority granted to the Members pursuant to the Act. Any Member that takes any action or binds the Company in violation of this Section 3.5.1 shall be solely responsible for any loss and expense incurred by the Company as a result of the unauthorized action and shall defend, indemnify and hold the Company and the other Member harmless with respect to such loss or expense. The Members expressly agree that there is no fiduciary relationship between them pursuant to this Agreement.

3.5.2	Indemnities.

(a)          By the Company. The Company shall defend, indemnify and hold harmless each Member and the Manager from and against any Material Loss (as defined in Section 3.5.2(c), below), whatsoever arising from or related to the Business or a Member’s membership in the Company, or any act or omission of either Member or the Manager believed in good faith to be within the scope of authority conferred by this Agreement, so long as such

Material Loss does not arise from a breach of that Member’s representations and warranties set forth in the Contribution Agreements attached as Exhibits B and C, or the breach of or failure to perform by that Member any of its covenants or obligations under those Contribution Agreements or in this Agreement, or the gross negligence or willful misconduct of that Member. Without limiting the foregoing in any manner, the Company shall defend, indemnify and hold GPM harmless from and against any Material Loss arising from or based on (i) any draw made by any governmental agency or other beneficiary under any reclamation bond or other surety pertaining to Operations or other activities on the Properties and currently held in GPM’s name (a “GPM Bond”), or (ii) any judicial arbitration or governmental proceeding arising out of or relating to any GPM Bond, with the understanding that GPM will transfer any and all GPM Bonds to the Company as soon as feasible. The Company shall also have the authority to indemnify the Directors as reasonably deemed necessary by the Management Committee.

(b)          By the Members. Each Member shall defend, indemnify and hold the other Member, its directors, officers, employees, agents and attorneys, and Affiliates (collectively, the “Indemnified Party”) harmless from and against the entire amount of any Material Loss arising from or based on a breach or failure to perform by a Member (the “Indemnifying Party”) of any representation, warranty or covenant contained in this Agreement, including without limitation:

(i)           any action taken for or obligation or responsibility assumed on behalf of the Company or another Member by a Member or any of its directors, officers, employees, agents and attorneys, or Affiliates, in violation of this Agreement;

(ii)          failure of a Member or its Affiliates to comply with the Area of Interest provisions of Section 3.5.4, below;

(iii)         any Transfer that causes termination of the tax partnership established under this Agreement, against which the transferring Member shall indemnify the non-transferring Member as provided in this Section 3.5.2 and Exhibit E; and

(iv)         failure of a Member or its Affiliates to comply with the preemptive rights provisions of Section 3.6.3.

(c)          Threshold. A Material Loss shall mean all direct and indirect costs, expenses, damages or liabilities incurred by the Indemnified Party, including reasonable attorneys’ fees and other costs of threatened or pending litigation, and shall be deemed to have occurred upon a breach of or failure to perform any covenant in this Agreement, but shall not be deemed to have occurred following breaches of warranties and representations contained in the Contribution Agreements attached as Exhibits B and C until an Indemnified Party incurs losses, costs, damages or liabilities in excess of Ten Thousand Dollars ($10,000.00), in the aggregate, relating to such breaches.

(d)          Claim Procedure. If either Member believes it has suffered a Material Loss for which the other Member or the Company is obligated to indemnify it under this Section 3.5.2 or otherwise under this Agreement, or if any claim or demand is asserted by a third party against an Indemnified Party in respect of which such Indemnified Party may be entitled to indemnification under this Agreement, written notice of such belief, claim or demand shall promptly be given to the Indemnifying Party. Notwithstanding the foregoing, the Indemnified Party’s failure to provide prompt notice shall not be deemed to relieve the Indemnifying Party from any of its indemnification obligations under this Agreement unless the Indemnifying Party is materially prejudiced thereby. With respect to any third party claim or demand, the Indemnifying Party shall have the right, but not the obligation, by notifying the Indemnified Party within thirty (30) days after its receipt of the notice from the Indemnified Party, to assume the entire control of (subject to the right of the Indemnified Party to participate, at the Indemnified Party’s expense and with counsel of the Indemnified Party’s choice), the defense, compromise, or settlement of the matter, including, at the Indemnifying Party’s expense, employment of counsel of the Indemnifying Party’s choice. Until the Indemnifying Party has agreed to defend any third party claim or demand, the Indemnified Party may file any notice, answer or other pleading or take such other actions as are reasonably appropriate to protect its interests, those of the Company, the Assets or the Business, or those of the Indemnifying Party. Any damages to the assets or business of the Indemnified Party or the Company caused by a failure by the Indemnifying Party to defend, compromise, or settle a claim or demand in a reasonable and expeditious manner requested by the Indemnified Party, after the Indemnifying Party has given notice that it will assume control of the defense, compromise, or settlement of the matter, shall be included in the damages for which the Indemnifying Party shall be obligated to indemnify the Indemnified Party. Any settlement or compromise of a matter by the Indemnifying Party shall include a full release of claims against the Indemnified Party which have arisen from the indemnified claim or demand, and may not include the payment or provision of any consideration by or any restriction whatsoever on the Indemnified Party (other than a reciprocal release by the Indemnified Party), or else may not be made without the express prior written consent of the Indemnified Party, which may not be unreasonably withheld or delayed.

3.5.3      Liability and Limitations. Neither Member nor the Company shall be liable to the other Member or the Company for any consequential, punitive, special, or indirect damages, including but not limited to, loss of profit. Neither of the Members in their capacity as Members or Manager shall be bound by, or liable for, any debt, liability or obligation of the Company, whether arising in contract, tort, or otherwise, except as expressly provided by this Agreement. Except as otherwise provided in this Agreement, the Members shall be under no obligation to restore a deficit Capital Account upon the dissolution of the Company or the liquidation of any of their Ownership Interests.

3.5.4	Acquisitions in the Area of Interest.

(a)          Until it is dissolved, only the Company, and not either of the Members individually, can acquire lands and interests in lands or water rights or locate mining claims or millsites within the Area of Interest. If a Member or any Affiliate breaches this Section 3.5.4(a), such Member shall be obligated to deliver to the Company, without cost, any property interest so acquired (or ensure its Affiliate offers to convey the property interest to the Company, if the acquiring party is the acquiring Member’s Affiliate). Such offer shall be made in writing and can be accepted by the other Member (on behalf of the Company) at any time within ten (10) days after the offer is received by the other Member. Neither Member shall structure any arrangement for the acquisition of any interests in real property or water rights within the AOI with the intention of avoiding or undermining the provisions of this Section 3.5.4(a).

(b)          Neither a Member that resigns pursuant to this Agreement, or is deemed to have resigned pursuant to this Agreement, nor any Affiliate of such a Member, shall directly or indirectly acquire any interest or right to explore, develop or mine, or both, on any property any part of which is within the AOI for two (2) years after the effective date of resignation. If a resigning Member, or the Affiliate of a resigning Member, breaches this Section 3.5.4(b), such Member shall be obligated to offer to convey to the non-resigning Member (or the Company if it has not been dissolved), without cost, any such property or interest so acquired (or ensure its Affiliate offers to convey the property or interest to the non-resigning Member or the Company, if the acquiring party is the resigning Member’s Affiliate). Such offer shall be made in writing and can be accepted by the non-resigning Member or Company at any time within ten (10) days after the offer is received by such non-resigning Member. Failure of a Member’s Affiliate to comply with this Section shall be a breach by such Member of this Agreement.

3.5.5	Other Business Opportunities.

(a)          Each Member shall have the right to engage in and receive full benefits from any independent business activities or operations, whether or not competitive with the Company or the Business, without consulting with, or obligation to, the other Member or the Company. The doctrines of “corporate opportunity” or “business opportunity” shall not be applied to the Business nor to any other activity or operation of any Member.

(b)          No Member shall have any obligation to the Company or any other Member with respect to any opportunity to acquire any property outside the Area of Interest at any time, or within the Area of Interest after the dissolution of the Company or the termination of this Agreement regardless of whether the incentive or opportunity of a Member to acquire any such interest may be based, in whole or in part, upon information learned (i) during the course of or as a result of the conduct of Operations or (ii) in connection with the Properties during the term of this Agreement, except as limited under Section 3.5.4 above.

(c)          No Member shall have any obligation to mill, beneficiate or otherwise treat any Products in any facility owned or controlled by such Member, with the understanding that the Ashdown Mill is owned and controlled by the Company pursuant to the GPM Contribution Agreement and not by any Member.

3.6	Transfer of Interest and Preemptive Rights.

3.6.1      General. A Member shall have the right to Transfer to a third party its Ownership Interest, or any beneficial interest therein, solely as provided in this Section 3.6.

3.6.2      Limitations on Free Transferability. Any Transfer by either Member shall be subject to the following limitations:

(a)          Neither Member shall Transfer any beneficial interest in the Company (including, but not limited to, any royalty, profits, or other interest in the Products) except in conjunction with the Transfer of part or all of its Ownership Interest;

(b)          No transferee of all or any part of a Member’s Ownership Interest shall have the rights of a Member unless and until the transferring Member has provided to the other Member notice of the Transfer, the other Member has consented in writing to the Transfer (such consent not to be unreasonably withheld or delayed), and, except as provided in Sections 3.6.2(f) and (g), the transferee, as of the effective date of the Transfer, has committed in writing to assume and be bound by this Agreement to the same extent as the transferring Member;

(c)          Neither Member, without the consent of the other Member, shall make a Transfer that shall violate any Law, or result in the cancellation, suspension or revocation of any permits, licenses, or other similar authorization;

(d)          No Transfer shall relieve the transferring Member of any liability of such transferring Member under this Agreement, whether accruing before or after such Transfer, unless the other Member consents to such Transfer in writing;

(e)          Any Member that makes a Transfer that shall cause termination for federal income tax purposes of the tax partnership established by this Agreement shall defend, indemnify and hold the other Member harmless for, from and against any and all loss, cost, expense, damage, liability or claim therefore arising from the Transfer, including without limitation any increase in taxes, interest and penalties or decrease in credits caused by such termination and any tax on indemnification proceeds received by the indemnified Member;

(f)           In the event of a Transfer of less than all of an Ownership Interest, the transferring Member and its transferee shall act and be treated as one Member under this Agreement; provided however, that in order for such Transfer to be effective, the transferring Member and its transferee must first:

(i)           Agree, as between themselves, that one of them is authorized to act as the sole agent (“Agent”) on their behalf with respect to all matters pertaining to this Agreement and the Company; and

(ii)          Notify the other Member of the designation of the Agent, and in such notice warrant and represent to the other Member that:

(1)          the Agent has the sole authority to act on behalf of, and to bind, the transferring Member and its transferee with respect to all matters pertaining to this Agreement and the Company;

(2)          the other Member may rely on all decisions of, notices and other communications from, and failures to respond by, the Agent, as if given (or not given) by the transferring Member and its transferee; and

(3)          all decisions of, notices and other communications from, and failures to respond by, the other Member to the Agent shall be deemed to have been given (or not given) to the transferring Member and its transferee.

The transferring Member and its transferee may change the Agent (but such replacement must be one of them) by giving notice to the other Member.

(g)          If the Transfer is the grant of an Encumbrance on an Ownership Interest to secure a loan or other indebtedness of either Member in a bona fide transaction, other than a transaction approved unanimously by the Management Committee or Project Financing approved by the Management Committee, such Encumbrance shall be granted only in connection with such Member’s financing payment or performance of that Member’s obligations under this Agreement and shall be subject to the terms of this Agreement and the rights and interests of the other Member hereunder. Any such Encumbrance shall be further subject to the condition that the holder of such Encumbrance (the “Chargee”) first enters into a written agreement with the other Member in form satisfactory to the other Member, acting reasonably, binding upon the Chargee, to the effect that:

(i)           The Chargee shall not enter into possession or institute any proceedings for foreclosure or partition of the encumbering Member’s Ownership Interest and that such Encumbrance shall be subject to the provisions of this Agreement;

(ii)          The Chargee’s remedies under the Encumbrance shall be limited to the sale of the whole (but only of the whole) of the encumbering Member’s Ownership Interest to the other Member, or, failing such a sale, at a public auction to be held at least thirty (30) days after prior notice to the other Member, such sale to be subject to the purchaser entering into a written agreement with the other Member whereby such purchaser assumes all obligations of the encumbering Member under the terms of this Agreement. The price of any preemptive sale to the other Member shall be the remaining principal amount of the loan plus accrued interest and related expenses, and such preemptive sale shall occur within sixty (60) days after the Chargee’s notice to the other Member of its intent to sell the encumbering Member’s Ownership Interest. Failure of a sale to the other Member to close by the end of such period, unless failure is caused by the encumbering Member or by the Chargee, shall permit the Chargee to sell the encumbering Member’s Ownership Interest at a public sale; and

(iii)        The Encumbrance shall be subordinate to any then-existing debt, including Project Financing previously approved by the Management Committee, encumbering the transferring Member’s Ownership Interest.

(h)          If a sale or other commitment or disposition of Products or proceeds from the sale of Products by a Member upon distribution to it creates in a third party a security interest in Products or proceeds therefrom prior to such distribution, such sales, commitment or disposition shall be subject to the terms and conditions of this Agreement.

(i)           Only United States currency shall be used for Transfers for cash consideration or monetary equivalent.

3.6.3      Preemptive Rights. If a Member intends to Transfer all or any part of its Ownership Interest, or an Affiliate of a Member intends to Transfer Control of such Member (“Transferring Entity”), such Member shall promptly notify the other Member of such intentions. The notice shall state the price and all other pertinent terms and conditions of the intended Transfer, and shall be accompanied by a copy of the offer or the contract for sale. If the consideration for the intended transfer is, in whole or in part, other than monetary, the notice shall describe such consideration and its monetary equivalent (based upon the fair market value of the nonmonetary consideration and stated in terms of cash or currency). The other Member shall have sixty (60) days from the date such notice is delivered to notify the Transferring Entity (and the Member if its Affiliate is the Transferring Entity) whether it elects to acquire the offered interest at the same price (or its monetary equivalent in cash or currency) and on the same terms and conditions as stated in the notice. If the non-Transferring Entity Member elects to acquire the offered interest, its acquisition of the offered interest shall be consummated promptly.

(a)          If the non-Transferring Entity Member fails to so elect within the period provided for above, the Transferring Entity shall have ninety (90) days following the expiration of such period to consummate the Transfer to a third party at a price and on terms no less favorable to the Transferring Entity than those offered by the Transferring Entity to the non-Transferring Entity Member in the aforementioned notice.

(b)          If the Transferring Entity fails to consummate the Transfer to a third party within the period stated above, the preemptive right of the non-Transferring Entity Member and the correlative obligation of the Transferring Entity in respect of such offered interest shall be deemed to be revived. Any subsequent proposal to Transfer such interest shall be conducted in accordance with all of the procedures stated in this Section.

(c)          If a Member’s Affiliate intends to Transfer Control of that Member, the Members acknowledge that the preemptive right provided for herein shall apply only to the Transferring Entity’s Ownership Interest and not to ownership or control of the Transferring Entity itself. In such an event, the Ownership Interest of the Transferring Entity shall be offered to the other Member at its then current fair market value. The Transferring Entity shall provide its determination as to the fair market value of its Ownership Interest in the notice to the other Member(s) referred to in this Section 3.6.3. If the other Member disagrees with the Transferring Entity’s calculation of the fair market value of its Ownership Interest, then the fair market value will be determined by a qualified independent appraiser designated by the other Member. If the Transferring Entity conveys notice of objection to the person so appointed within five (5) days after receiving notice thereof, then an independent and qualified appraiser shall be appointed by the joint action of the appraiser appointed by the other Member and a qualified independent appraiser appointed by the Transferring Entity; provided, however, that if the Transferring Entity fails to designate a qualified independent appraiser for such purpose within five (5) days after giving notice of such objection, then the person originally designated by the other Member shall serve as the appraiser. The appraiser shall make a determination as to the fair market value of the Transferring Entity’s Ownership Interest not later than thirty (30)

days after the effective date of his or her appointment. The fees and expenses of the appraiser shall be split equally between the Members.

3.6.4      Exceptions to Preemptive Right. Section 3.6.3 above shall not apply to the following:

(a)          Transfer by a Member of all or any part of its Ownership Interest to an Affiliate, except that this exception will no longer apply and the preemptive right set forth above will be triggered in the event that the Affiliate to whom a Member Transfers its Ownership Interest ceases being an Affiliate of the Transferring Entity;

(b)          Incorporation of a Member, or corporate consolidation or reorganization of a Member by which the surviving entity shall possess substantially all of the stock or all of the property rights and interests, and be subject to substantially all of the liabilities and obligations of that Member;

(c)          Corporate merger or amalgamation involving a Member by which the surviving entity or amalgamated company shall possess all of the stock or all of the property rights and interests, and be subject to substantially all of the liabilities and obligations of that Member; provided, however, that the value of the merging or amalgamating Member’s interest in the Company, evidenced by its Capital Account balance (as described in Exhibit E), does not exceed fifty percent (50%) of the Net Worth of the surviving entity or amalgamated company (not including the value of that interest in the Company);

(d)          The transfer of Control of a Member by an Affiliate to such Member or to another Affiliate;

(e)          Subject to Section 3.6.2(g), the grant by a Member of a security interest in its Ownership Interest by Encumbrance;

(f)           The creation by any Affiliate of a Member of an Encumbrance affecting its Control of such Member; or

(g)          Unintentional change of Control of Members which are publicly held companies.

3.7          Elimination of Minority Interest. A Member whose Recalculated Ownership Interest becomes less than ten percent (10%) (a “Reduced Member”) shall be deemed to have withdrawn from the Company and shall relinquish its entire Ownership Interest free and clear of any Encumbrances arising by, through or under the Reduced Member, except any such Encumbrances listed in Exhibit G or to which the Members have agreed in writing. Such relinquished Ownership Interest shall be deemed to have accrued automatically to the other Member. The Reduced Member’s Capital Account shall be automatically transferred to the remaining Member. The Reduced Member shall have no further right, title, or interest in the Assets or in the Company, and the tax partnership established in Article X shall dissolve pursuant to Article XIV and Exhibit E if only one Member remains. In addition, upon such relinquishment (unless it is the result of failure to contribute to an approved Program and Budget for Expansion or Modification of Operations, in which case the provisions of Section 7.5.2(b)

shall apply), the Company shall convey to the Reduced Member, by way of a royalty deed in form and substance mutually agreeable to the parties, a production royalty of three percent (3%) of the Net Returns derived from Products produced and sold from the Properties.

3.8          Recalculation of Ownership Interests. The relinquishment and resignation for which Section 3.7 provides shall be effective as of the effective date of the recalculation under Sections 6.6 or 7.5.2. However, if the final adjustment provided under Section 6.7 for any recalculation under Section 6.6 results in a Recalculated Ownership Interest of ten percent (10%) or more: (a) the Recalculated Ownership Interest shall be deemed, effective retroactively as of the first day of the Program Period, to have automatically revested; (b) the Reduced Member shall be reinstated as a Member, with all of a Member’s rights and obligations; and (c) the Manager or Management Committee, on behalf of the Members, or the Company, shall make any necessary reimbursements, reallocations of Products, contributions and other adjustments as provided in Section 6.7.4. Similarly, if such final adjustment under Section 6.7 results in a Recalculated Ownership Interest for either Member of less than ten percent (10%) for a Program Period as to which the provisional calculation under Section 6.6 had not resulted in an Ownership Interest of less than ten percent (10%), then such Member, at its election within thirty (30) days after notice of the final adjustment, may contribute an amount resulting in a revised final adjustment and resultant Recalculated Ownership Interest of ten percent (10%). If no such election is made, such Member shall be deemed to have withdrawn under the terms of Section 3.7 as of the beginning of such Program Period, and the Manager or Management Committee, on behalf of the Members, or the Company, shall make any necessary reimbursements, reallocations of Products, contributions and other adjustments as provided in Section 6.7.4.

3.9          Documentation of Adjustments to Ownership Interests. Each Member’s Ownership Interest and related Equity Account balance shall be shown in the accounting records of the Company, and any adjustments, including any reduction, readjustment, and restoration of Ownership Interests under Sections 3.7, 6.6, 6.7 and 7.5.2, shall be made monthly. The Company’s register of Members shall be amended from time to time to reflect such changes.

3.10       Continuing Liabilities. Any reduction or elimination of a Member’s Ownership Interest shall not relieve such Member of its share of any liability, including, without limitation, Continuing Obligations, Environmental Liabilities and Environmental Compliance, whether arising before or after such reduction or elimination, from Operations conducted beginning February 5, 2004 and continuing throughout the term of this Agreement, regardless of when any funds may be expended to satisfy such liability. For purposes of this Section 3.10, such Member’s share of such liability shall be equal to its Ownership Interest at the time the act or omission giving rise to the liability occurred, after first taking into account any prior reduction, readjustment or restoration of Ownership Interests under this Agreement (or, as to such liability arising from acts or omissions occurring or conditions existing before the Effective Date, equal to such Member’s initial Ownership Interest). Should the cumulative cost of satisfying Continuing Obligations exceed the cumulative amounts accrued or otherwise charged to the Environmental Compliance Fund, and should any Member be found personally liable therefor, each of the Members shall make a capital contribution to the Company for its proportionate share (that is, its Ownership Interest in the Company at the time of the act or omission giving rise to such liability occurred), after first taking into account any reduction, readjustment and restoration of Ownership Interests, of the cost of satisfying such Continuing Obligations, notwithstanding that a Member has previously resigned from the Company. On dissolution of the Company, each Member shall remain liable for its respective share of liabilities to third parties (whether such arises before or after such dissolution), including Environmental Liabilities and Continuing Obligations. In the event of the resignation of a Member, the resigning Member’s share of such liabilities shall be equal to its Ownership Interest at the time such liability was incurred, after first taking into account any reduction, readjustment and restoration of Ownership Interests under this Agreement (or, as to liabilities arising before the Effective Date, its initial Ownership Interest). The foregoing provisions are solely for the benefit of the Members and are not intended to benefit any third party.

3.11       Waiver of Rights to Partition or Other Division of Assets. The Members waive and release all rights of partition, or of sale in lieu thereof, or other division of Assets, including any such rights provided by Law.

3.12       Bankruptcy of a Member. A Member shall cease to have any power as a Member or Manager or any voting rights on the Management Committee or rights of approval hereunder upon voluntary or involuntary bankruptcy, insolvency, dissolution or assignment for the benefit of creditors of such Member, and its successor upon the occurrence of any such event shall have only the rights, powers and privileges of a transferee enumerated in Section 3.6.2, and shall be liable for all obligations of the Member under this Agreement. In no event, however, shall a personal representative or successor become a substitute Member unless the requirements of Sections 3.6.2 and 3.6.3 are satisfied.

3.13       No Certificate. The Company shall not issue certificates representing Ownership Interests in the Company.

3.14       Implied Covenants. There are no implied covenants contained in this Agreement other than those of good faith and fair dealing.

ARTICLE IV

MANAGEMENT COMMITTEE AND MEETINGS

4.1          Organization and Composition. The Members hereby establish a Management Committee which shall determine overall policies, objectives, procedures, methods and actions of the Company under this Agreement, except as otherwise expressly set forth in this Agreement. The Management Committee shall constitute the Company’s board of directors. The Management Committee shall consist of two (2) Directors appointed by WEG and three (3) Directors appointed initially by GPM. The Management Committee shall be reconstituted as necessary whenever Ownership Interests are recalculated under this Agreement, so that the Management Committee always consists of three (3) directors appointed by the Member with the greater Ownership Interest (the “Majority Member”). One of the Directors appointed by GPM (or subsequently, by the Majority Member) shall be an individual experienced in the mining business and in the operation of a mine who is not a current officer, director or employee of either Member, or a direct relative of the officers, directors or employees of either Member, and the appointing Member will make good faith efforts to appoint a qualified person to this post.

His or her appointment or replacement shall require the consent of the other Member, such consent not to be unreasonably withheld or delayed, and the other Member shall also have the right to request that he or she be replaced. All Directors shall represent the Company and its best interests and not the specific interest of any Member. Each Member may appoint one or more alternates to act in the absence of a regular Director. Any alternate so acting shall be deemed a Director. Appointments of Directors by a Member shall be made or changed by notice to the other Member. The Member with the right to appoint three (3) directors shall designate one of its Directors to serve as the chair of the Management Committee, although the designation of that Director as chair of the Management Committee shall in no way alter the decision-making process set forth in Section 4.2. The chair of the Management Committee shall not by virtue of that designation have a second or a tie-breaking vote.

4.2          Decisions. Each Director in attendance at a meeting shall have a vote on the Management Committee. The vote of the majority of the Directors of the Management Committee shall control except with respect to the specific items listed in Section 4.5.

4.3	Meetings.

4.3.1      Schedule of Meetings. With respect to Operations pertaining to Development, Mining and the production of Products through the end of 2006, the Management Committee shall meet in Reno, Nevada, during each month to vote on the Program and Budget for such Operations for the upcoming calendar month, as set forth in Section 6.2. Thereafter, the Management Committee shall hold regular meetings at least quarterly in Reno, Nevada, or at other agreed places, approximately fifteen days before the end of the calendar quarter. The chair of the Management Committee shall give thirty (30) days notice to the Members and the Directors of such meetings. Additionally, either Member may call a special meeting upon seven (7) days notice to the other Member. In case of an emergency, reasonable notice of a special meeting shall suffice. There shall be a quorum if at least one Director representing each Member is present; provided, however, that if a Member fails to attend two consecutive properly called meetings, then a quorum shall exist at the second meeting if the other Member is represented by at least one appointed Director, and a vote of such Director shall be considered the vote required for the purposes of the conduct of all business properly noticed even if such vote would otherwise require unanimity. If business cannot be conducted at a regular or special meeting due to the lack of a quorum, either Member may call the next meeting upon five (5) business days notice to the other Member.

4.3.2      Minutes of Meetings. Each notice of a meeting shall include an itemized agenda prepared by the chair of the Management Committee in the case of a regular meeting or by the Member calling the meeting in the case of a special meeting, but any matters may be considered if either Member adds the matter to the agenda at least five (5) business days before the meeting or with the consent of the other Member. The chair of the Management Committee shall prepare minutes of all meetings and shall distribute copies of such minutes to the other within five (5) business days after the meeting. Either Member may electronically record the proceedings of a meeting with the consent of the other Member. The other Member shall sign and return or object to the minutes prepared by the chair of the Management Committee within five (5) business days after receipt, and failure to do either shall be deemed acceptance of the minutes as prepared by the chair of the Management Committee. The minutes, when signed or deemed accepted by both Members, shall be the official record of the decisions made by the Management Committee. Decisions made at a Management Committee meeting shall be implemented in accordance with adopted Programs and Budgets. If a Member timely objects to minutes proposed by the chair of the Management Committee, the members of the Management Committee shall seek, for a period not to exceed thirty (30) days from receipt by the chair of the Management Committee of notice of the objections, to agree upon minutes acceptable to both Members. If the Management Committee does not reach agreement on the minutes of the meeting within such thirty (30) day period, the minutes of the meeting as prepared by the chair of the Management Committee together with the other Member’s proposed changes shall collectively constitute the record of the meeting. If personnel employed in Operations are required to attend a Management Committee meeting, reasonable costs incurred in connection with such attendance shall be charged to the Business Account. All other costs shall be paid by the Members individually.

4.3.3      Action Without Meeting in Person. In lieu of meetings in person, at the request of either Member, the Management Committee may conduct meetings by telephone or video conference, so long as minutes of such meetings are prepared in accordance with the section above. The Management Committee may also, in lieu of meetings, take actions in writing signed by all the Directors of the Management Committee.

4.4          Matters Requiring Approval. Except as otherwise provided in this Agreement, the Management Committee shall have exclusive authority to determine all matters related to overall policies, objectives, procedures, methods and actions of the Company under this Agreement.

4.5          Matters Requiring Unanimous Approval. The following require unanimous written approval of the Management Committee:

4.5.1	Any amendments to this Agreement.

4.5.2      Sale of Properties or Capital Expenditures in excess of $100,000.00 per calendar quarter.

4.5.3      Incurring debts in excess of $100,000.00 per calendar quarter or granting of any security interests in the Assets, other than as specifically provided for in this Agreement.

4.5.4      Filing lawsuits in the name of the Company against third parties, except where the Manager or the Mine General Manager reasonably believes that emergency action (such as the filing of a request for a temporary restraining order or a preliminary injunction) is necessary.

4.5.5      Expanding the rate of Production of Products by an amount costing more than 75% of the Net Cash Flow of the Company during any period of time, which period also requires unanimous agreement.

4.5.6      Acquisition of Assets in excess of $100,000.00 per calendar quarter, other than as specifically provided for in this Agreement.

4.5.7      Payment of consulting fees to any third party other than one of the Members in excess of $25,000 per calendar quarter (on an aggregate basis).

4.5.8      Distributions to the Members, except to the extent specifically provided for in Article VIII.

4.5.9	Any amendments to the GPM or WEG Contribution Agreements.
4.5.10	Any amendments to the Underlying Agreements.
4.5.11	The addition of a new Member.

4.5.12    Any non-arm’s-length agreement or transaction involving expenditures by the Company in excess of $100,000.

4.5.13    Any agreements the Company enters into for the sale of Products, including derivative agreements.

4.5.14	Any Project Financing.

ARTICLE V

MANAGER

5.1          Appointment. The Members hereby appoint GPM as the initial Manager of the Company with overall management responsibility for Operations. GPM will serve as the Manager at the discretion of the Management Committee following the Effective Date. Within 180 days after the Effective Date, the Management Committee will make a decision as to whether it is necessary to retain GPM as the Manager for any additional period of time, or whether the Company should be managed going forward by the Management Committee, with the Mine General Manager and the other officers of the Company being responsible for the day-to-day operations of the Company. When the Management Committee makes that decision (the “Stand-Alone Date”), the Company’s Articles of Organization shall promptly be amended as required.

5.2          Powers and Duties of Manager. Subject to the terms and provisions of this Agreement, and subject to the Company having adequate funding in place to perform all Operations agreed to in adopted Programs and Budgets, the Manager shall have the following powers and duties, which, from and after the Effective Date, shall be discharged in accordance with adopted Programs and Budgets. From and after the Stand-Alone Date, the following powers and duties shall be vested in and the responsibility of the Management Committee, to be carried out by the Mine General Manager on behalf of the Management Committee, except where such powers are specifically identified in the remainder of this Section 5.2 as being vested in or the responsibility of the Majority Member or the Company (as directed by the Management Committee).

5.2.1      The Manager shall manage, direct and control Operations, and shall prepare and present to the Management Committee proposed Programs and Budgets as provided in Article VI.

5.2.2      The Manager shall implement the decisions of the Management Committee, shall cause the Company to make all expenditures necessary to carry out adopted Programs, and shall promptly advise the Management Committee if it lacks sufficient funds to carry out its responsibilities under this Agreement.

5.2.3      The Manager shall use reasonable efforts to: (a) purchase or otherwise acquire all material, supplies, equipment, water, utility and transportation services required for Operations (to the extent the same are available using commercially reasonable efforts), such purchases and acquisitions to be made to the extent reasonably possible on the best terms available, taking into account all of the circumstances; (b) obtain such customary warranties and guarantees as are available in connection with such purchases and acquisitions; and (c) keep the Assets free and clear of all Encumbrances, except any such Encumbrances listed in Exhibit G and those existing at the time of, or created concurrent with, the acquisition of such Assets, or mechanic’s or materialmen’s liens (which shall be contested, released or discharged in a diligent matter) or Encumbrances specifically approved by the Management Committee.

5.2.4      The Manager or, following the Stand-Alone Date, the Company, shall conduct such title examinations of the Properties and cure such title defects pertaining to the Properties as may be advisable in its reasonable judgment.

5.2.5      The Manager shall: (a) make or arrange for all payments required by leases, licenses, permits, contracts and other agreements related to the Assets; (b) pay all taxes, assessments and like charges on Operations and Assets except taxes determined or measured by a Member’s sales revenue or net income and taxes, including production taxes, attributable to a Member’s share of Products, and shall otherwise promptly pay and discharge expenses incurred in Operations; provided, however, that if authorized by the Management Committee, the Manager shall have the right to contest (in the courts or otherwise) the validity or amount of any taxes, assessments or charges if the Manager deems them to be unlawful, unjust, unequal or excessive, or to undertake such other steps or proceedings as the Manager may deem reasonably necessary to secure a cancellation, reduction, readjustment or equalization thereof before the Manager shall be required to pay them, but in no event shall the Manager permit or allow title to the Assets to be lost as the result of the nonpayment of any taxes, assessments or like charges; and (c) do all other acts reasonably necessary to maintain the Assets.

5.2.6      The Manager shall: (a) apply for all necessary permits, licenses and approvals; (b) comply with all Laws; (c) promptly notify the Management Committee of any allegations of substantial violation thereof; and (d) prepare and file all reports or notices required for or as a result of Operations. The Manager shall not be in breach of this provision if a violation has occurred in spite of the Manager’s good faith efforts to comply consistent with its standard of care under Section 5.3. In the event of any such violation, the Company shall timely cure or dispose of such violation through performance, payment of fines and penalties, or both, and the cost thereof shall be charged to the Business Account. With respect to the posting of any bonds or other surety required to obtain any permits, licenses or approvals, neither Member shall have any obligation to provide corporate guarantees or make its balance sheet or other property owned by it available to ensure that such bonds or other surety are in place.

5.2.7      The Company shall prosecute and defend, but shall not initiate without consent of the Management Committee, all litigation or administrative proceedings arising out of Operations. Each Member shall have the right to participate, at its own expense, in such litigation or administrative proceedings. The Management Committee shall approve in advance the commencement of any litigation or any settlement involving payments, commitments or obligations in excess of Fifty Thousand Dollars ($50,000.00) in cash or value.

5.2.8      The Manager shall obtain insurance in the name and for the benefit of the Company as provided in Article XI or as may otherwise be determined from time to time by the Management Committee.

5.2.9      The Company may dispose of Assets, whether by abandonment, surrender, or Transfer in the ordinary course of business, except that Properties may be abandoned or surrendered only with the approval of the Management Committee. Without prior authorization from the Management Committee, however, the Company shall not dispose of Assets in any one transaction (or in any series of related transactions) having a value in excess of Fifty Thousand Dollars ($50,000.00). The Company shall not dispose of any data, records or reports or any core, pulps or samples without the prior consent of each Member, and the Company shall assure the safe preservation of all of the foregoing. The Manager or the Majority Member shall take reasonable actions to preserve and maintain the condition of the historic building and the mobile home, the use of which WEG has licensed to the Company in accordance with the WEG Contribution Agreement, provided that under no circumstances shall GPM or the Company be obligated to incur any expenditures in connection with any such actions required by a third party or governmental agency.

5.2.10    While GPM is acting as the Manager, it shall have the right to carry out its responsibilities hereunder through agents, Affiliates, consultants, or independent contractors.

5.2.11    The Manager shall cause the Company to perform all assessment and other work, and shall pay all Governmental Fees, required by Law in order to maintain the unpatented mining claims included within the Properties (the “Claims”). The Manager shall have the right to cause the Company to perform the assessment work required hereunder pursuant to a common plan of exploration and continued actual occupancy of such claims shall not be required. The Manager shall not be liable on account of any determination by any court or governmental agency that the work performed by the Manager does not constitute the required annual assessment work or occupancy for the purposes of preserving or maintaining ownership of the Claims, provided that the work done is performed in accordance with the Manager’s standard of care under Section 5.3. The Manager shall cause the Company to timely record with the appropriate county and file with the appropriate United States agency any required affidavits, notices of intent to hold and other documents in proper form attesting to the payment of Governmental Fees, the performance of assessment work or intent to hold the Claims, in each case in sufficient detail to reflect compliance with the requirements applicable to each Claim. The Manager shall not be liable for the loss of any of the claims on account of (a) any determination by any court or governmental agency that any such document submitted by the

Manager does not comply with applicable requirements, provided that such document is prepared and recorded or filed in accordance with the Manager’s standard of care under Section 5.3, or (b) any other governmental determination or third party action challenging the validity of the claims, so long as the Manager has conducted Operations in accordance with the Manager’s standard of care under Section 5.3. GPM shall not be liable for the loss of any of the Claims on account of (a) the claim conflicts referred to in the WEG Contribution Agreement, or (b) circumstances constituting a breach of any of WEG’s title representations and warranties set forth in the WEG Contribution Agreement.

5.2.12    If authorized by the Management Committee, the Company may: (a) locate, amend or relocate any unpatented mining claim comprising a portion of the Properties; (b) locate any fractions resulting from such amendment or relocation; (c) apply for patents or mining leases or other forms of mineral tenure for any such unpatented claims or sites; (d) abandon any unpatented mining claims for the purpose of locating mill sites or otherwise acquiring from the United States rights to the ground covered thereby; (e) abandon any unpatented mill sites for the purpose of locating mining claims or otherwise acquiring from the United States rights to the ground covered thereby; (f) exchange with or convey to the United States any of the Properties for the purpose of acquiring rights to the ground covered thereby or other adjacent ground; and (g) convert any of the unpatented claims into one or more leases or other forms of mineral tenure pursuant to any Law hereafter enacted.

5.2.13    The Manager shall cause the Company to keep and maintain all required accounting and financial records pursuant to the procedures described in Article IX and in accordance with customary cost accounting practices in the mining industry, and shall ensure appropriate separation of accounts unless otherwise agreed by the Members.

5.2.14    The Manager or the Majority Member shall cause the Company to keep and maintain all required records, make elections, and prepare and file all federal and state tax returns or other required tax forms, and perform the other duties described in Article X and Exhibit E.

5.2.15    The Manager shall cause the Company to maintain Equity Accounts and Capital Accounts for each Member as described in Article X and in Exhibit E, respectively.

5.2.16    From and after the Effective Date, the Manager shall keep the Management Committee advised of all Operations by submitting in writing to the members of the Management Committee: (a) monthly progress reports that include statements of expenditures and comparisons of such expenditures to the adopted Budget; (b) periodic summaries of data acquired; (c) copies of reports concerning Operations; (d) a detailed final report within thirty (30) days after completion of each Program and Budget, which shall include comparisons between actual and budgeted expenditures and comparisons between the objectives and results of Programs; and (e) such other reports as any member of the Management Committee may reasonably request. So long as a Member complies with the provisions of Article XII, at all reasonable times the Company shall provide to the Directors appointed by that Member to the Management Committee, or any other representative of a Member upon the request of any of the Directors appointed by that Member to the Management Committee, access to, and the right to inspect and, at such Member’s cost and expense, copy Existing Data and all maps, drill logs and other drilling data, core, pulps, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, and other Business Information, to the extent preserved or kept by the Company. In addition, each Member, at its sole risk, cost and expense, and subject to reasonable safety regulations, shall have the right to inspect the Assets and Operations at all reasonable times, so long as such inspection does not unreasonably interfere with Operations. Any Member (at its sole expense) may install security cameras and/or retain an onsite employee to ensure it is receiving its pro rata share of Net Cash Flow.

5.2.17    The Manager shall prepare an Environmental Compliance plan for all Operations consistent with the requirements of any applicable Laws or contractual obligations and shall include in each Program and Budget sufficient funding to implement the Environmental Compliance plan and to satisfy the financial assurance requirements of any applicable Law or contractual obligation pertaining to Environmental Compliance. To the extent practical, the Environmental Compliance plan shall incorporate concurrent reclamation of Properties disturbed by Operations.

5.2.18    The Manager shall undertake to cause the Company to perform Continuing Obligations when and as economic and appropriate, whether before or after termination of the Company. The Company shall have the right to delegate performance of Continuing Obligations to persons having demonstrated skill and experience in relevant disciplines. As part of each Program and Budget submittal, there shall be specified in such Program and Budget the measures to be taken for performance of Continuing Obligations and the cost of such measures. The Company shall keep the Members reasonably informed about efforts to discharge Continuing Obligations. Authorized representatives of each Member shall have the right from time to time to enter the Properties to inspect and monitor (either in person, electronically and/or by video surveillance) work directed toward satisfaction of Continuing Obligations and audit books, records, and related accounts and past and present documents, respecting the Properties.

5.2.19    The funds that are to be deposited into the Environmental Compliance Fund shall be maintained in a separate, interest bearing cash management account in the name of the Company, which may include, but is not limited to, money market investments and money market funds, and/or in longer term investments if approved by the Management Committee. Such funds shall be used solely for Environmental Compliance and Continuing Obligations, including the committing of such funds, interests in property, insurance or bond policies, or other security to satisfy Laws regarding financial assurance for the reclamation or restoration of the Properties, and for other Environmental Compliance requirements.

5.2.20    If Ownership Interests are adjusted in accordance with this Agreement the Schedule of Members shall be modified to properly reflect such adjustment and shall propose from time to time one or more methods for fairly allocating costs for Continuing Obligations.

5.2.21    The Manager or, after the Stand-Alone Date, the Mine General Manager, shall cause the Company to undertake all other activities reasonably necessary to fulfill the foregoing, and to implement the policies, objectives, procedures, methods and actions determined by the Management Committee pursuant to Article IV.

5.2.22    The Ashdown Mill, located within the AOI, is an Asset of the Company and the Management Committee shall have the right, at any time when the Mill has excess capacity available and in a manner that does not unreasonably interfere with Operations, to direct that the Mill be used in connection with toll and other milling arrangements, either with Members or with third parties. All net revenues generated by such activities will be distributed to the Members in accordance with their Ownership Interests.

5.3          Standard of Care. The Manager shall discharge its duties under Section 5.2 and conduct all Operations in a good, workmanlike and efficient manner, in accordance with sound mining and other prevailing applicable industry standards and practices, and in accordance with Laws and with the terms and provisions of leases, licenses, permits, contracts and other agreements pertaining to the Assets. The Manager shall not be liable to the other Member for any act or omission resulting in damage or loss except to the extent caused by or attributable to the Manager’s willful misconduct or gross negligence. The Manager shall not be in default of any of its duties or obligations under Section 5.2 or otherwise under this Agreement or have any liability of any kind to the other Member or the Company if its inability or failure to perform results from the failure of the other Member to perform acts or to contribute amounts required of it by this Agreement, or from the Company having insufficient funds on hand to allow the Manager to perform any such duties or obligations. The Manager acting under this Agreement shall not be liable to the Company or to the other Member for the Manager’s good faith reliance on information, opinions, reports or statements presented to the Manager by the Management Committee, or any of the Company’s employees, or by any other person or entity as to matters the Manager reasonably believes are within such other person’s or entity’s professional or technical competence and who has been selected with reasonable care by or on behalf of the Company.

5.4          Resignation; Deemed Offer to Resign. Prior to the Stand-Alone Date, the Manager may resign upon not less than one month’s prior notice to the other Member, in which case the other Member may elect to become the new Manager by notice to the resigning Member within ten (10) days after the notice of resignation. If any of the following shall occur prior to the Stand-Alone Date, the Manager shall be deemed to have resigned upon the occurrence of the event described in each of the following Sections, with the successor Manager to be appointed by the other Member at a subsequently called meeting of the Management Committee, at which the Manager shall not be entitled to vote. The other Member may appoint itself or a third party as the Manager.

5.4.1      The aggregate Ownership Interest of the Manager and its Affiliates becomes less than fifty (50%);

5.4.2      Subject to the provisions of Section 5.3, the Manager fails to perform a material obligation imposed upon it under this Agreement, including preparation of Programs and Budgets, and such failure continues for a period of sixty (60) days after notice from the other Member demanding performance subject to the Manager’s right to dispute the assertion that it has failed to perform the material obligation in question;

5.4.3      A receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for a substantial part of its assets is appointed and such appointment is neither made ineffective nor discharged within sixty (60) days after the making thereof, or such appointment is consented to, requested by, or acquiesced to by the Manager; or

5.4.4      Entry is made against the Manager of a judgment, decree or order for relief affecting its ability to serve as Manager or a substantial part of its Ownership Interest or its other assets by a court of competent jurisdiction in a case commenced under any applicable bankruptcy, insolvency or other similar law of any jurisdiction now or hereafter in effect.

Under Sections 5.4.3 or 5.4.4 above, the appointment of a successor Manager shall be deemed to pre-date the event causing a deemed resignation.

5.5          Payments to Manager. The Manager shall be compensated for its services and reimbursed for its costs hereunder in accordance with Section 9.3.14.

5.6          Transactions with Affiliates. If the Manager engages Affiliates to provide services, it shall do so on terms no less favorable than would be the case in arm’s-length, competitively priced transactions with unrelated parties.

5.7          Activities During Deadlock. If the Management Committee for any reason fails to adopt an initial or any subsequent Program and Budget, Operations shall continue to be funded at levels sufficient to maintain the Properties, subject to the contrary direction of the Management Committee and the receipt of necessary funds.

ARTICLE VI

PROGRAMS AND BUDGETS

6.1          Operations Pursuant to Programs and Budgets. Except as set forth in Section 6.2, Operations shall be conducted, expenses shall be incurred, and Assets shall be acquired only pursuant to adopted Programs and Budgets. Every Program and Budget adopted pursuant to this Agreement shall provide for accrual of reasonably anticipated Environmental Compliance expenses for all Operations contemplated under the Program and Budget.

6.2          Initial Programs and Budgets. Attached as Exhibit J hereto is an initial Program and Budget which has been approved and adopted by the Management Committee through the end of October. With respect to that initial Program and Budget, each Member agrees, notwithstanding any provision of this Agreement to the contrary, to provide funds to the Company for its proportionate share of that Program and Budget for the month of October, not later than October 5, 2006. Within fifteen (15) days after the Effective Date, the Manager shall deliver to the Management Committee a proposed follow-up Program and Budget for the month of November. On or before November 15, 2006, the Manager shall prepare and deliver to the Management Committee a proposed Program and Budget for Operations for the following calendar month, and the provisions of Sections 6.4-6.8 below shall apply to such proposed Programs and Budgets.

6.3          Quarterly Programs and Budgets. On or before December 15, 2006, the Manager shall prepare and deliver to the Management Committee a proposed Program and Budget for Operations for the following calendar quarter, and the provisions of Sections 6.4-6.8 below shall apply to such proposed Program and Budget. This Program and Budget shall include plans and costs for completing a preliminary Feasibility Study of the gold resource on the Properties as identified by previous feasibility studies performed with respect to the Properties. Thereafter, the Manager shall prepare and deliver to the Management Committee a proposed Program and Budget for Operations at least fifteen (15) days before the end of each calendar quarter for the following calendar quarter, and the provisions of Sections 6.4-6.8 below shall apply to such proposed Program and Budget.

6.4          Presentation of Programs and Budgets. Except for the Programs and Budgets referred to in Sections 6.2 and 6.3, above, proposed Programs and Budgets shall be prepared by the Manager for a period of one year, or any other Period approved by the Management Committee. Each Program and Budget shall be submitted to the Management Committee for review and consideration thirty (30) days prior to the end of the Period. All proposed Programs and Budgets may include Exploration, Feasibility Study, Development, Mining and Expansion or Modification Operations components, or any combination thereof, and shall be reviewed and voted upon by the Management Committee in accordance with Sections 4.2 and 6.5. Each Program and Budget adopted by the Management Committee for any Period longer than a calendar quarter shall be reviewed at least once per calendar quarter at a meeting of the Management Committee.

6.5          Review and Adoption of Proposed Programs and Budgets. Within fifteen (15) days after submission of a proposed Program and Budget (or ten (10) days after submission of any Programs and Budget which covers a Period of three months or less), each Member shall submit in writing to the Management Committee:

6.5.1      Notice that the Member approves any or all of the components of the proposed Program and Budget; or

6.5.2      Modifications proposed by the Member to the components of the proposed Program and Budget; or

6.5.3      Notice that the Member rejects any or all of the components of the proposed Program and Budget.

6.5.4      If a Member fails to give any of the foregoing responses within the allotted time, the failure shall be deemed to be a vote by the Member for adoption of the Manager’s proposed Program and Budget. If a Member makes a timely submission to the Management Committee pursuant to Sections 6.5.1, 6.5.2, or 6.5.3 above, then the Manager working with the other Member shall seek for a period of time not to exceed fifteen (15) days (or five (5) days with respect to Programs and Budgets which cover Periods of three months or less) to develop a Program and Budget acceptable to both Members. In this case the regularly scheduled quarterly meeting will be delayed until a Program and Budget acceptable to both Members has been developed, at which time Manager shall then call a special Management Committee meeting in accordance with Section 4.3 for purposes of reviewing and voting upon the proposed Program and Budget. If the Members have failed to agree on a Program and Budget within thirty (30) days (ten (10) days with respect to Programs and Budgets which cover

Periods of three months or less) after its proposal by the Manager, the provisions of Section 5.7 shall apply.

6.5.5      The Manager may propose amendments (“Amendments”) to the currently approved Program and Budget from time to time prior to incurring costs under such Amendment. In such event, the Members shall have fifteen (15) days after the proposal of a Amendments in which to submit to the Management Committee one of the responses set forth in Sections 6.5.1, 6.5.2 or 6.5.3 above (substituting “Amendment” for “Program and Budget” in each case). If a Member makes a timely submission to the Management Committee pursuant to Sections 6.5.1, 6.5.2, or 6.5.3, above, then the Manager working with the other Member shall seek for a period of time not to exceed fifteen (15) days (or five (5) days with respect to Programs and Budgets which cover Periods of less than three months) to develop an Amendment acceptable to both Members. In this case the regularly scheduled quarterly meeting will be delayed until an Amendment acceptable to both Members have been developed, at which time the Manager or the Majority Member shall then call a special Management Committee meeting in accordance with Section 4.3 for purposes of reviewing and voting upon the proposed Amendments. If the Management Committee fails to adopt any Amendment within thirty (30) days (ten (10) days with respect to Programs and Budgets which cover Periods of less than three months) after its proposal by the Manager, then Operations shall continue under the currently approved Program and Budget.

6.6	Election to Participate.

6.6.1      (a)         With respect to (i) all of the Programs and Budgets described in Section 6.2, (ii) each Program and Budget described in Section 6.3 until the first proposed quarterly Program and Budget after the first full calendar quarter during which Operations at the Properties have resulted in positive Net Cash Flow, (iii) any proposed Program and Budget thereafter in which Operations have not resulted in positive Net Cash Flow for the period covered by the previous Program and Budget, and (iv) proposed Programs and Budgets for any Expansion or Modification of Operations, each Member, by notice to the Management Committee within ten (10) calendar days after the final vote adopting such a Program and Budget, and notwithstanding its vote concerning adoption of that Program and Budget, may elect to participate in the approved Program and Budget: (i) in proportion to its respective Ownership Interest; (ii) in some lesser amount than its respective Ownership Interest; or (iii) not at all. In case of an election under (ii) or (iii) above, that Member’s Ownership Interest shall be recalculated as provided in Section 6.6.2 below, with dilution effective as of the first day of the Program Period for the adopted Program and Budget. If a Member fails to so notify the Management Committee of the extent to which it elects to participate, the Member shall be deemed to have elected to contribute to such Program and Budget in proportion to its respective Ownership Interest as of the beginning of the Program Period.

(b)          With respect to each subsequent proposed Program and Budget to which Subsection 6.6.1(a) does not apply, neither Member shall be required to make any contribution to the capital of the Company, except for contributions approved unanimously by the Management Committee, and with respect to such Programs and Budgets, recalculation of Ownership Interests will be determined by the Management Committee.

6.6.2      If a Member elects pursuant to Section 6.6.1(a) to contribute to an adopted Program and Budget some lesser amount than in proportion to its respective Ownership Interest, or not at all, and the other Member elects to fund all or any portion of the deficiency, the Ownership Interest of the Reduced Member shall be provisionally recalculated by dividing: (a) the sum of (1) the amount credited to the Reduced Member’s Equity Account with respect to its contribution under the Contribution Agreement; (2) the total of all of the Reduced Member’s contributions to the Company under Section 6.6.1 or otherwise pursuant to this Agreement; and (3) the amount, if any, the Reduced Member elects to contribute to the adopted current Program and Budget; by (b) the sum of (1), (2) and (3) above for both Members; and then multiplying the result by one hundred. The Ownership Interest of the other Member shall be increased by the amount of the reduction in the Ownership Interest of the Reduced Member, and if the other Member elects not to fund the entire deficiency, the Manager shall adjust the Program and Budget to reflect the funds available.

6.6.3      Whenever the Ownership Interests are recalculated pursuant to this Section 6.6, (a) the Equity Accounts of both Members shall be revised to bear the same ratio to each other as their recalculated Ownership Interests; (b) the Schedule of Members shall be amended to reflect the recalculated Ownership Interests; and (c) the portion of Capital Account attributable to the reduced Ownership Interest of the Reduced Member shall be transferred to the other Member.

6.7          Recalculation or Restoration of Reduced Interest Based on Actual Expenditures.

6.7.1      If a Member makes an election under Section 6.6.1(a)(i), (ii), (iii) or (iv), then within thirty (30) days after the conclusion of such Program and Budget, the Manager shall report the total amount of money expended plus the total obligations incurred by the Manager for such Budget.

6.7.2      If the Company expended or incurred obligations that were more or less than the adopted Budget, the Ownership Interests shall be recalculated pursuant to Section 6.6.2 by substituting each Member’s actual contribution to the adopted Budget for that Member’s estimated contribution at the time of the Reduced Member’s election under Section 6.6.1.

6.7.3      If the Company expended or incurred obligations of less than eighty percent (80%) of the adopted Budget, within thirty (30) days after receiving the Manager’s report on expenditures, the Reduced Member may notify the other Member of its election to reimburse the other Member for the difference between any amount contributed by the Reduced Member to such adopted Program and Budget and the Reduced Member’s proportionate share (at the Reduced Member’s former Ownership Interest) of the actual amount expended or incurred for the Program, plus interest on the difference accruing at the Prime Rate plus two (2) percentage points. The Reduced Member shall deliver the appropriate amount (including interest) to the other Member with such notice. Failure of the Reduced Member to so notify and tender such amount shall result in dilution occurring in accordance with this Article VI and shall bar the Reduced Member from exercising its rights under this Section 6.7.3 concerning the relevant adopted Program and Budget.

6.7.4      All recalculations under this Section 6.7 shall be effective as of the first day of the Program Period for the Program and Budget in question. The Company, on behalf of both Members, shall make such reimbursements, reallocations of Products, contributions and other adjustments as are necessary so that, to the extent possible, each Member will be placed in the position it would have been in had its Ownership Interests as recalculated under this Section been in effect throughout the Program Period for such Program and Budget.

6.7.5      Whenever the Ownership Interests are recalculated pursuant to this Section 6.7, (a) the Members’ Equity Accounts shall be revised to bear the same ratio to each other as their Recalculated Ownership Interests; (b) the Schedule of Members shall be amended to reflect the recalculated Ownership Interests; and (c) the Capital Accounts of the Members shall be determined without regard to Section 6.6.3, provided, that the portion of Capital Account attributable to the reduced Ownership Interest of the Reduced Member, if any, after taking into account the adjustments required by this Section 6.7 shall be transferred to the other Member.

6.8          Expansion or Modification Programs and Budgets. Any Program and Budget proposed by the Manager involving Expansion or Modification shall be based on a Feasibility Study prepared by the Company, Feasibility Contractors, or both, or prepared by the Company and audited by Feasibility Contractors, as the Management Committee determines. Any Program and Budget which includes Expansion or Modification shall be submitted for review by the Management Committee within thirty (30) days following receipt by the Manager of such Feasibility Study.

6.9          Budget Overruns; Program Changes. The Manager shall promptly notify the Management Committee of any material departure from an adopted Program and Budget. Prior to the Stand-Alone Date, if the Manager exceeds an adopted Budget by more than ten percent (10%) in the aggregate, then the excess over ten percent (10%), unless directly caused by an emergency or unexpected expenditure made pursuant to Section 6.10 below, or unless otherwise authorized or ratified by the Management Committee, shall be the sole account of the Manager, and such excess shall not be included as a charge against the Business Account. The Manager shall be promptly reimbursed for Budget overruns of ten percent (10%) or less in the aggregate by the Members in proportion to their respective Ownership Interests at the time such overruns are incurred.

6.10       Emergency or Unexpected Expenditures. In case of emergency, the Company may take any reasonable action necessary to protect life, limb or property, to protect the Assets or to comply with law or government regulation. The Manager or, after the Stand-Alone Date, the Mine General Manager, may also cause the Company to make reasonable expenditures for unexpected events which are beyond its reasonable control (and which do not result from a breach by the Manager of its standard of care set forth in Section 5.3). The Manager or the Mine General Manager shall promptly notify the Members of the emergency or unexpected expenditure, and the Company shall be reimbursed for all resulting costs incurred by it (if any) by the Members in proportion to their respective Ownership Interests at the time the emergency or unexpected expenditures are incurred.

6.11       References to the Manager. All references to the Manager set forth in this Article VI shall be deemed, after the Stand-Alone Date, to be references to the Mine General Manager.

ARTICLE VII

ACCOUNTS AND SETTLEMENTS

7.1          Monthly Statements. The Manager or, following the Stand-Alone Date, the Mine General Manager, shall promptly submit to the Management Committee monthly statements of account reflecting in reasonable detail the charges and credits to the Business Account during the preceding month.

7.2          Cash Calls. With respect to each Program and Budget to which the provisions of Section 6.6.1(a) apply, or with respect to which both Members have agreed to make contributions, the Manager shall submit at least ten (10) days prior to the last day of each month a billing for estimated cash requirements for the next month. Within ten (10) days after receipt of each billing, each Member shall advance its proportionate share of such cash requirements. The Manager or, following the Stand-Alone Date, the Mine General Manager, shall record all funds received in the Business Account. The Manager or, following the Stand-Alone Date, the Mine General Manager, shall at all times maintain a cash balance approximately equal to the rate of disbursement for up to thirty (30) days. All funds in excess of immediate cash requirements shall be invested for the benefit of the Company in cash management accounts and investments selected at the discretion of the Management Committee and in the name of the Company, which accounts may include, but are not limited to, money market investments and money market funds.

7.3          Failure to Meet Cash Calls. A Member that fails to meet reimbursement obligations (as described in Section 6.2) or cash calls in the amount and at the times specified in Section 7.2 shall be in default, and the amounts of the defaulted cash call shall bear interest from the date due at an annual rate equal to two (2) percentage points over the Prime Rate, but in no event shall the rate of interest exceed the maximum permitted by Law. Such interest shall accrue to the benefit of and be payable to the non-defaulting Member, but shall not be deemed as amounts contributed by the defaulting Member in the event dilution occurs in accordance with Section 6.6.2. In addition to any other rights and remedies available to it by Law, the non-defaulting Member shall have those other rights, remedies, and elections specified in Sections 7.4 and 7.5.

7.4          Cover Payment. If a Member defaults in making a contribution or cash call required by (a) a Program and Budget to which the provisions of Section 6.6.1(a) apply, or (b) an adopted Program and Budget to which that Member has agreed to contribute, the non-defaulting Member may, but shall not be obligated to, advance some portion or all of the amount in default on behalf of the defaulting Member (a “Cover Payment”). Each and every Cover Payment shall constitute a demand loan bearing interest from the date of the advance at the rate provided in Section 7.3. If more than one Cover Payment is made, the Cover Payments shall be aggregated and the rights and remedies pertaining to an individual Cover Payment shall apply to the aggregated Cover Payments. The failure to repay such loan upon demand shall be a default.

7.5          Remedies. The Members acknowledge that if either Member defaults in making a cash call, or in repaying a loan, as required under Sections 7.2, 7.3 or 7.4, whether or not a Cover Payment is made, it will be difficult to measure the damages resulting from such default (it being understood and agreed that the Members have attempted to determine such damages in advance and determined that the calculation of such damages cannot be ascertained with reasonable certainty). Both Members acknowledge and recognize that the damage to the non-defaulting Member could be significant. In the event of such default, as reasonable liquidated damages, the non-defaulting Member may, with respect to any such default not cured by repayment of the defaulted amount plus interest from the due date at an annual rate equal to seven (7) percentage points over the Prime Rate, within thirty (30) days after notice to the defaulting Member of such default, elect any of the following remedies by giving notice to the defaulting Member. Such election may be made with respect to each failure to meet a cash call relating to a Program and Budget, regardless of the frequency of such cash calls, provided such cash calls are made in accordance with Section 7.2.

7.5.1      The defaulting Member grants to the non-defaulting Member a power of sale as to all or any portion of its Ownership Interest or of its interest in any Assets, upon a default under Sections 7.3 or 7.4. Such power shall be exercised in the manner provided by applicable Law or otherwise in a commercially reasonable manner and upon reasonable notice. If the non-defaulting Member elects to enforce the lien or security interest pursuant to the terms of this Section, the defaulting Member shall be deemed to have waived any available right of redemption, any required valuation or appraisal of the secured property prior to sale, any available right to stay execution or to require a marshaling of assets, and any required bond in the event a receiver is appointed, and the defaulting Member shall be liable for any deficiency.

7.5.2      The non-defaulting Member may elect to have the defaulting Member’s Ownership Interest diluted or eliminated as follows:

(a)          The Reduced Member’s Ownership Interest shall be recalculated by dividing: (i) the sum of (A) the value of the Reduced Member’s Initial Contribution, as applicable; (B) the total of all of the Reduced Member’s contributions to the Company pursuant to the Contribution Agreements or otherwise pursuant to this Agreement; and (C) the amount, if any, the Reduced Member contributed to the adopted current Program and Budget with respect to which the default occurred; by (ii) the sum of (A), (B) and (C) above for both Members; and then multiplying the result by eighty percent (80%). The Ownership Interest of the other Member shall be increased by the amount of the reduction in the Ownership Interest of the Reduced Member, including the further reduction under this Section 7.5.2.

(b)          For a default relating to a Program and Budget covering in whole or in part Expansion or Modification to which the defaulting Member has agreed to contribute, at the non-defaulting Member’s election, the defaulting Member shall be deemed to have withdrawn and to have automatically relinquished its interest in the Assets to the non-defaulting Member; provided, however, the defaulting Member shall have the right to receive only from ten percent (10%) of Net Profits, if any, and not from any other source, an amount equal to eighty percent (80%) of the defaulting Member’s Equity Account balance at the time of such default. Upon receipt of such amount the defaulting Member shall thereafter have no further right, title or interest in the Assets.

(c)          Dilution under this Section 7.5.2 shall be effective as of the date of the original default, and Section 6.7 shall not apply. The amount of any Cover Payment under Section 7.4 and interest, or any interest accrued in accordance with Section 7.3, shall be deemed to be amounts contributed by the non-defaulting Member, and not as amounts contributed by the defaulting Member.

(d)          Whenever the Ownership Interests are recalculated pursuant to this Section 7.5.2, (i) the Equity Accounts of both Members shall be adjusted to bear the same ratio to each other as their recalculated Ownership Interests; and (ii) the portion of Capital Account attributable to the reduced Ownership Interest of the Reduced Member shall be transferred to the other Member.

7.5.3      If a Member has defaulted in meeting a cash call or repaying a loan, and if the non-defaulting Member has made a Cover Payment, then, in addition to a reduction in the defaulting Member’s Ownership interest effected pursuant to Section 7.5.2, the non-defaulting Member shall have the right, if the indebtedness arising from a default or Cover Payment is not discharged within fifteen (15) days after the default and upon not less than thirty (30) days advance notice to the defaulting Member, to elect to purchase all the right, title, and interest, whenever acquired or arising, of the defaulting Member in the Company and Assets, including but not limited to its Ownership Interest or interest in Net Smelter Returns, together with all proceeds from and accessions of the foregoing (collectively the “Defaulting Member’s Entire Interest”) at a purchase price equal to eighty percent (80%) of the fair market value thereof as determined by a qualified independent appraiser appointed by the non-defaulting Member. If the defaulting Member conveys notice of objection to the person so appointed within ten (10) days after receiving notice thereof, then an independent and qualified appraiser shall be appointed by the joint action of the appraiser appointed by the non-defaulting Member and a qualified independent appraiser appointed by the defaulting member; however, that if the defaulting Member fails to designate a qualified independent appraiser for such purpose within ten (10) days after giving notice of such objection, then the person originally designated by the non-defaulting Member shall serve as the appraiser; provided further, that if the appraisers appointed by each of the Members fail to appoint a third qualified independent appraiser within five (5) days after the appointment of the last of them, then an appraiser shall be appointed by a judge of a court of competent jurisdiction in the state in which the Assets are situated upon the application of either Member. There shall be withheld from the purchase price payable, upon transfer of the Defaulting Member’s Entire Interest, the amount of any Cover Payment under Section 7.4 and unpaid interest thereon to the date of such transfer. Upon payment of such purchase price, the defaulting Member shall be deemed to have relinquished all of the Defaulting Member’s Entire Interest to the non-defaulting Member. The fees of all appraisers appointed pursuant to the provisions of this Section 7.5 shall be split evenly between the Members.

ARTICLE VIII

DISTRIBUTION OF NET CASH FLOW

8.1          Monthly Statements. The Manager or, following the Stand-Alone Date, the Mine General Manager, shall promptly submit to the Management Committee monthly statements of account reflecting in reasonable detail the charges and credits to the Business Account during the preceding month.

8.2	Audits.

8.2.1      Within 90 (ninety) days after the end of each calendar year, an audit shall be completed by certified public accountants selected by, and independent of, either Member. The audit shall be conducted in accordance with generally accepted auditing standards and shall cover all books and records maintained by the Company pursuant to this Agreement, all Assets and Encumbrances, and all transactions and Operations conducted during such calendar year, including production and inventory records and all costs for which the Manager sought reimbursement under this Agreement (prior to the Stand-Alone Date), together with all other matters customarily included in such audits. All written exceptions to and claims for discrepancies disclosed by such audit shall be made not more than three (3) months after receipt of the audit report, unless either Member elects to conduct an independent audit pursuant to Section 8.2.2 below which is ongoing at the end of such three (3) month period, in which case such exceptions and claims may be made within the period provided in Section 8.2.2. Failure to make any such exception or claim within such period shall mean the audit is deemed to be correct and binding upon the Members. The cost of all audits under this Section 8.2.1 shall be charged to the Business Account.

8.2.2      Notwithstanding the annual audit conducted pursuant to Section 8.2.1, each Member shall have the right to have an independent audit of all Company books, records and accounts, including all charges to the Business Account. This audit shall review all issues raised by the requesting Member, with all costs borne by the requesting Member. The requesting Member shall give the other Member thirty (30) days prior notice of such audit. Any audit conducted on behalf of either Member shall be made during the Company’s normal business hours and shall not interfere with Operations. Neither Member shall have the right to audit records and accounts of the Company relating to transactions or Operations more than twenty-four (24) months after the calendar year during which such transactions, or transactions related to such Operations, were charged to the Business Account. All written exceptions to and claims for discrepancies disclosed by such audit shall be made not more than three (3) months after completion and delivery of such audit, or they shall be deemed waived.

8.3	Distributions of Net Cash Flow.
8.3.1	Net Cash Flow is defined as set forth in Exhibit A.

8.3.2      No Member is entitled to any part of the other Member’s share of Distributions and no Member may encumber the other Member’s share of Distributions, Properties or Assets without the prior written agreement of the other Member, except as noted in Article II. No Member shall have any obligation to account to the other Member for, nor have any interest or right of participation in any profits or proceeds from, nor have any obligation to share in any losses from, futures contracts, forward sales, trading in puts, calls, options or any similar hedging, price protection or marketing mechanism employed by a Member with respect to its proportionate share of any Products from the Company.

8.3.3      The Company shall receive all revenue from the sale of Products and Assets and use this revenue to pay all Expenditures for Operations. However, the Company is required to distribute a minimum of 25% of Net Cash Flow as defined in this Article VIII and Exhibit A according to each Member’s Ownership Interest as directed by the Management Committee (or an amount in excess of 25%, as directed by the Management Committee), no less frequently than once each calendar quarter (“Distributions”). If it is not economically feasible to make these Distributions, or if additional funds to continue or expand Production Operations are required, the amount of the Distributions or the additional funding shall be determined by unanimous consent of the Management Committee, as provided in Section 4.5. Except as otherwise provided in Exhibit E, all Distributions by the Company to the Members shall be made in accordance with the Members’ respective Ownership Interests at the time such Distribution is made.

ARTICLE IX

FISCAL YEAR AND ACCOUNTING PROCEDURES

The purpose of this Article IX is to establish equitable methods for determining charges and credits applicable to Operations. It is the intent of the Members that no Member shall lose or profit by reason of the designation of one of them to exercise the duties and responsibilities of the Manager. The Members shall meet and in good faith endeavor to agree upon changes deemed necessary to comply with the previous sentence. Following the Stand-Alone Date, the Mine General Manager shall cause the Company to perform all of the obligations set forth in this Article IX.

9.1	Fiscal Year. The fiscal year of the Company shall be the calendar year.
9.2	Accounting Procedures.

9.2.1      General Accounting Records. The Company shall maintain detailed and comprehensive cost accounting records in accordance with these Accounting Procedures and in accordance with generally accepted accounting principles on a consistent basis, including general ledgers, supporting and subsidiary journals, invoices, checks and other customary documentation, sufficient to provide a record of revenues and expenditures and periodic statements of financial position and the results of Operations for managerial, tax, regulatory or other financial, regulatory, or legal reporting purposes related to the Company. Such records shall be retained for the duration of the period allowed the Members for audit or the period necessary to comply with tax or other regulatory requirements. The records shall reflect all obligations, advances and credits of the Members.

9.2.2      Cash Management Accounts. The Company shall maintain one or more separate cash management accounts in the name of the Company for the payment of all expenses and the deposit of all cash receipts for the Company.

(a)          Deposits. All monies from sales of Products or other Assets shall be deposited into one of the above-referenced accounts owned by the Company and not into accounts owned by Members.

(b)          Payments. All payments from any of the above-referenced accounts owned by the Company above $5,000 shall require signatures by a representative of the Manager (or the Mine General Manager) and by a representative of the other Member (or both Members after the Stand-Alone Date).

9.2.3      Equity Accounts. The Company shall maintain Equity Accounts for each Member. Each Member’s Equity Account shall be credited with the value of such Member’s contributions as applicable, and shall be credited with any additional amounts contributed by such Member to the Company. Each Member’s Equity Account shall be charged with the cash and the fair market value of property distributed to such Member (net of liabilities assumed by such Member and liabilities to which such distributed property is subject). Contributions and distributions shall include all cash contributions or distributions plus the agreed value (expressed in dollars) of all in-kind contributions or distributions. Solely for purposes of determining the Equity Account balances of the Members, the Manager shall reasonably estimate the fair market value of all Products (if any) distributed to the Members, and such estimated value shall be used regardless of the actual amount received by each Member upon disposition of such Products.

9.3          Charges to Business Account. Subject to the limitations stated below, the Company’s Business Account shall be charged with the following:

9.3.1      Property Acquisition Costs, Rentals, Royalties and Other Payments. All property acquisition and holding costs, including Governmental Fees, filing fees, license fees, costs of permits and assessment work, delay rentals, production royalties, including any required advances, and all other payments made by the Company which are necessary to acquire or maintain title to the Assets, including all payments required to be made under the Underlying Agreements.

9.3.2	Labor and Employee Benefits.

(a)          Salaries and wages of the Company’s employees directly engaged in Operations, including salaries or wages of employees who are temporarily assigned to and directly employed by same.

(b)          The Company’s cost of holiday, vacation, sickness and disability benefits, and other customary allowances applicable to the salaries and wages chargeable under this Section 9.3.2(b) and Section 9.3.2(e). Such costs will charged on a “when and as paid basis.”

(c)          The Company’s actual cost of established plans for employees’ group life insurance, hospitalization, pension, retirement, stock purchase, thrift, bonus (except production or incentive bonus plans under a union contract based on actual rates of production, cost savings and other production factors, and similar non-union bonus plans customary in the industry or necessary to attract competent employees, which bonus payments shall be considered salaries and wages rather than employees’ benefit plans) and other benefit plans of a like nature applicable to salaries and wages chargeable under Sections 9.3.2(b) or 9.3.2(e), provided that the plans are limited to the extent feasible to those customary in the industry.

(d)          Cost of assessments imposed by governmental authority that are applicable to salaries and wages chargeable under Sections 9.3.2(b) or 9.3.2(e), including all penalties except those resulting from the willful misconduct or gross negligence of the Manager.

9.3.3      Materials, Equipment and Supplies. The cost of materials, equipment and supplies (collectively “Material”) purchased from unaffiliated third parties or furnished by a Member as provided in Section 9.4.2 below. The Company shall purchase or furnish only so much Material as may be required for immediate use in efficient and economical Operations. The Company shall also maintain inventory levels of Material at reasonable levels to avoid unnecessary accumulation of surplus stock.

9.3.4      Equipment and Facilities Furnished by a Member. The cost of machinery, equipment and facilities owned by the Member and used in Operations or used to provide support or utility services to Operations charged at rates commensurate with the actual costs of ownership and operation of such machinery, equipment and facilities. Such rates shall include costs of maintenance, repairs, other operating expenses, insurance, taxes, depreciation and interest at a rate not to exceed Prime Rate plus two percent (2%) per annum. Such rates shall not exceed the average commercial rates currently prevailing in the vicinity of the Operations. The Management Committee shall have the right to authorize the purchase of such machinery, equipment and facilities by the Company if it is in the best interests of the Company.

9.3.5      Transportation. Reasonable transportation costs incurred in connection with the transportation of employees and material necessary for Operations.

9.3.6      Contract Services and Utilities. The cost of contract services and utilities procured from outside sources. If contract services are performed by either Member or that Member’s Affiliate, the cost charged to the Business Account shall not be greater than that for which comparable services and utilities are available in the open market within the vicinity of Operations and shall exclude any Contributions by Members or any charges referable to thereto, including but not limited to interest or royalty payments.

9.3.7      Insurance Premiums. Net premiums paid for insurance required to be carried for Operations for the protection of the Members.

9.3.8      Damages and Losses. All costs in excess of insurance proceeds necessary to repair or replace damage or losses to any Assets resulting from any cause other than the willful misconduct or gross negligence of either Member. The Manager shall furnish the Management Committee with written notice of damages or losses as soon as practicable after a report thereof has been received by the Company.

9.3.9      Legal and Regulatory Expense. All legal and regulatory costs and expenses incurred in or resulting from Operations or necessary to protect or recover the Assets of the Company, including costs of title investigation and title curative services. All attorney’s fees and other legal costs to handle, investigate and settle litigation or claims, and amounts paid in settlement of such litigation or claims in excess of Fifty Thousand Dollars ($50,000.00) per annum shall not be charged to the Business Account unless approved by the unanimous vote of the members of the Management Committee.

9.3.10	Audit. Cost of annual audits under Section 8.2.1.

9.3.11    Royalties, Production Taxes and Other Payments Based on Production. All taxes, assessments and like charges on Operations and Assets which are paid by the Company (provided that each Member shall be separately responsible for taxes determined or measured by a Member’s sales revenue or net income), as well as all required payments of production royalties, taxes based on production of Products, and other payments out of production to private parties and governmental entities, other than the minimum production royalties under the Hughes Agreement (Exhibit D), which are the sole obligation of WEG pursuant to the WEG Contribution Agreement (Exhibit B), shall be determined and made by the Company in a timely manner and otherwise in accordance with applicable laws and agreements. The Company shall furnish to the Members evidence of timely payment for all such required payments. In the event the Company fails to make any such required payment, any Member shall have the right to make such payment and shall thereby become subrogated to the rights of such third party; provided, however, that the making of any such payment on behalf of the Company shall not constitute acceptance by the paying Member of any liability to such third party for the underlying obligation. In the event WEG fails to make any required payment under the Hughes Agreement, the Company shall have the right to make such payment and shall thereby become subrogated to the rights of WEG thereunder; provided, however, that the making of any such payment on behalf of WEG shall not constitute acceptance by the Company of any liability to any third party for any underlying obligation. The Company may deduct the amount of any such payment from any subsequent distribution of proceeds, Products, or Net Cash Flow otherwise due to WEG.

9.3.12    Mine and Mill Site. The costs of maintaining and operating a Company office and any necessary suboffice and all necessary Mine and Mill site camps, including housing facilities for employees, used for Operations.

9.3.13    Project Financing. If the Management Committee approves the Development or Expansion of a Mine at the Property and also decides to seek Project Financing for such mine, all principal, interest, royalties, fees, charges and costs (including attorneys and technical consultants fees and arrangement fees) paid to the Project Financing lenders.

9.3.14    Costs Incurred by GPM. Until changed by the Management Committee, the Parties acknowledge and agree that some employees of GPM will be providing services to the Company, as set forth in the attached Exhibit H. The Company shall pay GPM for such services at the rates set forth in Exhibit H. In addition, until changed by the Management Committee, not later than fifteen (15) days after the end of each month, the Company shall pay to GPM a monthly fee equivalent to five percent (5%) of actual expenditures incurred by the Company during the month in question, for its services as Manager, until the Stand-Alone Date.

9.3.15    Environmental Compliance Fund. Costs of reasonably anticipated Environmental Compliance which, on a Program basis, shall be determined by the Management Committee and shall be based on proportionate contributions in an amount sufficient to establish a fund, which through successive proportionate contributions during the life of the Company, will pay for ongoing Environmental Compliance conducted during Operations and which will aggregate the reasonably anticipated costs of mine closure, post-Operations Environmental

Compliance and Continuing Obligations. Such amounts shall be invested on behalf of the Company as provided in Section 5.2.19 of the Agreement.

9.3.16    Other Expenditures. Any reasonable direct expenditure, other than expenditures which are covered by the foregoing provisions, incurred by the Company for the necessary and proper conduct of Operations, subject to the limitations of Article IV and Article V, including any fees and expenses paid or reimbursed by the Company to the Directors.

9.4	Basis of Charges to Business Account.

9.4.1      Purchases. Material purchased and services procured from third parties shall be charged to the Business Account by the Company at invoiced cost, including applicable transfer taxes, less all discounts taken. If any Material is determined to be defective or is returned to a vendor for any other reason, the Company shall credit the Business Account when an adjustment is received from the vendor.

9.4.2      Material Furnished by a Member for Use in the Business. Any Material furnished by a Member for use in the Business or distributed to a Member by the Manager shall be priced on the following basis:

(a)          New Material. New Material furnished by a Member shall be priced F.O.B. the nearest reputable supply store or railway receiving point, where like Material is available, at the current replacement cost of the same kind of Material, exclusive of any available cash discounts, at the time it is furnished (the “New Price”).

(b)	Used Material.

(i)           Used Material in sound and serviceable condition and suitable for reuse without reconditioning shall be priced as follows:

(1)          Used Material furnished by a Member shall be priced at its acquisition cost or fair market value, which ever is less;

(2)          Used Material distributed to a Member shall be priced at fair market value.

(ii)          Other used Material that, after reconditioning, will be further serviceable for original function as good secondhand Material, or that is serviceable for original function but not substantially suitable for reconditioning, shall be priced at fifty percent (50%) of New Price. The cost of any reconditioning shall be borne by the transferee.

(iii)        Bad-Order Material which is no longer usable for its original purpose without excessive repair cost but further usable for some other purpose shall be priced at fair market value.

(iv)         All other Material, including junk, shall be priced at a value commensurate with its use or at prevailing prices.

(c)          Obsolete Material. Any Material that is serviceable and usable for its original function, but its condition is not equivalent to that which would justify a price as provided above, shall be priced by the Management Committee. Such price shall be set at a level that will result in a charge to the Business Account equal to the value of the service to be rendered by such Material.

(d)          Premium Prices. Whenever Material is not readily obtainable at published or listed prices because of national emergencies, strikes or other unusual circumstances over which the Company has no control, the Business Account may be charged for the required Material on the basis of the Company’s direct cost and expenses incurred in procuring such Material and making it suitable for use. The Company shall give written notice of the proposed charge to the Members before the time when such charge is to be billed, whereupon a Member shall have the right, by notifying the Manager or the Mine General Manager within ten days of the delivery of the notice from the Manager or the Mine General Manager, to furnish at the usual receiving point all or part of its share of Material suitable for use and acceptable to the Manager or the Mine General Manager.

9.5	Inventories.

9.5.1      Periodic Inventories, Notice and Representations. At reasonable intervals, inventories shall be taken by the Company, which shall include all such Material as is ordinarily considered controllable by operators of mining properties and the expense of conducting such periodic inventories shall be charged to the Business Account. The Company shall give written notice to the Members of its intent to take any inventory at least thirty (30) days before such inventory is scheduled to take place. A Member shall be deemed to have accepted the results of any inventory taken by the Company if the Member fails to be represented at such inventory.

9.5.2      Reconciliation and Adjustment of Inventories. Reconciliation of inventory with charges to the Business Account shall be made, and a list of overages and shortages shall be furnished to the Management Committee within six (6) months after the inventory is taken. Inventory adjustments shall be made by the Company to the Business Account for overages and shortages.

ARTICLE X

FEDERAL TAX MATTERS

10.1       Federal Tax Elections and Allocations. The Company shall be treated as a partnership for federal income tax purposes, and no Member may take any action to alter such treatment. The tax partnership shall be deemed effective as of September 28, 2006.

10.2       State Income Tax. To the extent permissible under applicable law, the relationship of the Members shall be treated for state income tax purposes in the same manner as it is for federal income tax purposes.

10.3       Tax Returns. Tax returns shall be prepared and filed according the provisions of Exhibit E.

ARTICLE XI

INSURANCE

11.1       Coverage. The Manager or, following the Stand-Alone Date, the Management Committee, shall, at all times while conducting Operations, cause the Company to comply fully with the applicable workers’ compensation laws and purchase, or provide protection for the Company comparable to that provided under standard form insurance policies for comprehensive public liability and property damage with combined limits for bodily injury and property damage as determined by the Management Committee and in accordance with industry standards, and automobile insurance with combined limits as determined by the Management Committee and in accordance with industry standards, together with adequate and reasonable insurance against risk of fire and other risks ordinarily insured against in similar operations in such amounts of coverage as are necessary to cover or pay the replacement cost of the insured property. Each Member shall self-insure or purchase for its own account such additional insurance as it deems necessary.

11.2       Increases. The Management Committee may elect to increase the foregoing coverage amounts if the Management Committee in its discretion, reasonably exercised, determines that it is in the best interest of the Company and its Members to procure the additional insurance coverage.

ARTICLE XII

CONFIDENTIALITY

12.1       Business Information. All Business Information shall be owned jointly by the Members regardless of their Ownership Interests. Both before and after the dissolution of the Company, all Business Information may be used by either Member for any purpose, whether or not competitive with the Business, without consulting with, or obligation to, the other Member, except when such use conflicts with this Agreement or the provisions of the remainder of this Article XII. Except as provided in Sections 12.3 and 12.4, or unless it has received the prior written consent of the other Member, each Member shall keep confidential and not disclose to any third party or the public any Business Information that constitutes Confidential Information.

12.2       Member Information. In performing its obligations under this Agreement, neither Member shall be obligated to disclose any Member Information. If a Member elects to disclose Member Information in performing its obligations under this Agreement, such Member Information, together with all improvements, enhancements, refinements and incremental additions to such Member Information that are developed, conceived, originated or obtained by either Member in performing its obligations under this Agreement (“Enhancements”), shall be owned exclusively by the Member that originally developed, conceived, originated or obtained such Member Information. Notwithstanding the foregoing, however, any information and Enhancements pertaining to the Properties and developed after the Effective Date shall belong to the Company. Each Member may use and enjoy the benefits of such Member Information and Enhancements in the conduct of the Business hereunder, but the Member that did not originally develop, conceive, originate or obtain such Member Information may not use such Member

Information and Enhancements for any other purpose. Except as provided in Section 12.4 below, or with the prior written consent of the other Member, which consent may be withheld in such Member’s sole discretion, each Member shall keep confidential and not disclose to any third party or the public any portion of Member Information and Enhancements owned by the other Member that constitutes Confidential Information. In cases where it is not clear as to whether information is Business Information or Member Information, this information shall be considered Business Information.

12.3       Permitted Disclosure of Confidential Business Information. Either Member may disclose Business Information that is Confidential Information: (a) to a Member’s officers, directors, partners, members, employees, Affiliates, shareholders, agents, attorneys, accountants, consultants, contractors, subcontractors or advisors, for the sole purpose of such Member’s performance of its obligations under this Agreement; (b) to any party to whom the disclosing Member contemplates a Transfer of all or any part of its Ownership Interest, for the sole purpose of evaluating the proposed Transfer; (c) to any actual or potential lender, underwriter or investor for the sole purpose of evaluating whether to make a loan to or investment in the disclosing Member; or (d) to a third party with whom the disclosing Member contemplates any independent business activity or operation. The Member disclosing Confidential Information pursuant to this Section 12.3 shall disclose such Confidential Information to only those parties that have a bona fide need to have access to such Confidential Information for the purpose for which disclosure to such parties is permitted under this Section 12.3 and that have agreed in writing supplied to, and enforceable by, the other Member to protect the Confidential Information from further disclosure, to use such Confidential Information solely for such purpose and to otherwise be bound by the provisions of this Article XII. Such writing shall not preclude parties described in Section 3.6 from discussing and completing a Transfer with the other Member. The Member disclosing Confidential Information shall be responsible and liable for any use or disclosure of the Confidential Information by such parties in violation of this Agreement and such other writing.

12.4       Disclosure Required By Law. Notwithstanding anything contained in this Section, a Member may disclose any Confidential Information if, in the opinion of the disclosing Member’s legal counsel: (a) such disclosure is legally required to be made in a judicial, administrative or governmental proceeding pursuant to a valid subpoena or other applicable order; or (b) such disclosure is legally required to be made pursuant to the rules or regulations of a stock exchange or similar trading market applicable to the disclosing Member. Prior to any disclosure of Confidential Information under this Section 12.4, the disclosing Member shall give the other Member at least three (3) business days prior written notice of the contemplated disclosure and the opportunity to comment upon the disclosure and to make its own disclosure. In making any such disclosure, the disclosing Member shall disclose only that portion of Confidential Information required to be disclosed and shall take all reasonable efforts to preserve the confidentiality thereof, including, without limitation, obtaining protective orders and supporting the other Member in intervention in any such proceeding.

12.5       Public Announcements. Prior to making or issuing any press or news release or other public announcement or disclosure of Business Information that is not Confidential Information, a Member shall first consult with the other Member as to the content and timing of such announcement or disclosure, unless in the good faith judgment of such Member, there is not sufficient time to consult with the other Member before such announcement or disclosure must be made under applicable Laws; but in such event, the disclosing Member shall notify the other Member, as soon as possible, of the pendency of such announcement or disclosure, and it shall notify the other Member before such announcement or disclosure is made if at all reasonably possible. Any press release or other public announcement or disclosure to be issued by either Member relating to this Business shall also identify the other Member.

12.6       Canadian Disclosure Rules. Where either Member or any Affiliate of either Member (collectively, the “Discloser”) is required by National Instrument 43-101 Standards of Disclosure for Mineral Projects as amended from time to time (“NI 43-101”) to file a Technical Report with respect to the Properties:

12.6.1    the Company shall make available to the disclosing Member such information concerning the Assets as is reasonably necessary for the disclosing Member to prepare the Technical Report, but neither the non-disclosing Member nor its Affiliates shall have any obligation to the Discloser to prepare or provide the Technical Report or any part thereof, or to provide or make available a Qualified Person to the Discloser;

12.6.2    the Discloser shall not designate the other Member or any associate, Affiliate or employee of or retained by the other Member, or any Qualified Person of the other Participant, as the Qualified Person of the Discloser, without the prior written consent of the other Member;

12.6.3    the Discloser shall be responsible for the cost of preparing or providing the Technical Report; except that if the non-disclosing Member chooses to use any part of such report in any manner, it shall pay its share of the cost based on its Ownership Interest; and

12.6.4    the non-disclosing Member shall be entitled to access to all pertinent information related to that portion of the Technical Report pertaining to the Properties and shall be afforded a reasonable opportunity to review and require changes to that portion of the Technical Report prior to the filing of the Technical Report with applicable regulatory authorities.

ARTICLE XIII

DISPUTES

13.1       Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Nevada, without regard for any conflict of laws or choice of laws principles that would permit or require the application of the laws of any other jurisdiction.

13.2       Dispute Resolution. If a dispute arises between the Members from this Agreement or the performance or breach of this Agreement, the procedures prescribed in this Section 13.2 shall apply. A meeting shall be held promptly between the Members, attended by individuals with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute. If the parties do not meet within ten (10) days following a Member’s delivery of notice of the dispute or if following the Members’ timely meeting the dispute is not resolved, the dispute shall be submitted to mediation in accordance with the Commercial Mediation Rules of the American Arbitration Association. In that event, the Members will jointly appoint a mutually acceptable mediator and, if the Members are unable to agree upon an appointment within ten (10) days from the conclusion of the negotiations, they will seek the assistance of the American Arbitration Association for the appointment of a mediator. The Members shall confer with the mediator within twenty (20) days following the mediator’s appointment. If the Members are not successful in resolving the dispute through mediation, the dispute shall be settled by arbitration in accordance with this Section 13.2. Either Member may initiate the arbitration procedure at any time after the completion of the mediation proceedings by delivering a demand for arbitration to the other Member. The arbitration shall be conducted in accordance with Chapter 38 of the Nevada Revised Statutes and, as applicable, the Commercial Arbitration Rules of the American Arbitration Association. Any mediation or arbitration shall be held in Reno, Nevada. The successful or substantially prevailing Member in any such arbitration proceeding shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that proceeding (excluding any attorneys’ fees or costs incurred in mediation), in addition to any other relief to which it or they may be entitled. If mediation or arbitration of an impasse concerning the Management Committee’s adoption of a Program and Budget or Amendment to a Program and Budget is required, the mediator shall be a person having an educational and professional background in the development and operation of metals mines and the arbitration shall be conducted by a three-member panel at least one member of which shall have like credentials and qualifications. The costs and fees for all mediation and arbitration proceedings regarding an impasse concerning the Management Committee’s adoption of a Program and Budget or Amendment to a Program and Budget shall be paid by the Members according to their Ownership Interests. Either member may bring an action in a court of competent jurisdiction to enforce an arbitrator’s decision or award rendered under this Section 13.2.

ARTICLE XIV

RESIGNATION AND DISSOLUTION

14.1       Events of Dissolution. The Company shall be dissolved upon the occurrence of any of the following:

14.1.1    Upon the expiration of the term of this Agreement pursuant to Section 2.4;

14.1.2	Upon the unanimous written agreement of the Members;

14.1.3    At the election of either Member upon sixty (60) days notice of termination to the other Member, if the Management Committee fails to adopt a Program and Budget for eighteen (18) months after the expiration of the latest adopted Program and Budget;

14.1.4    Upon the resignation of a Member and the election of the non-resigning Member to resign pursuant to Section 14.2 below or upon the voluntary or involuntary bankruptcy, insolvency, dissolution or assignment for the benefit of creditors of a Member;

14.1.5	As otherwise provided by this Agreement.

14.2       Resignation. A Member may elect to resign from the Company by giving notice to the other Member of the effective date of resignation, which shall be the later of the end of the then current Period or thirty (30) days after the date of the notice. Upon resignation by a Member, the resigning Member shall be deemed to have transferred to the remaining Member all of its Ownership Interest, including all of its interest in the Assets and its Capital Account, without cost and free and clear of all Encumbrances arising by, through or under such resigning Member, except those described in Exhibit G and those to which both Members have agreed. The resigning Member shall execute and deliver all instruments as may be necessary in the reasonable judgment of the other Member to effect the transfer of its interests in the Company and the Assets to the other Member. A resigning Member shall have no right to receive the fair value of his Ownership Interest pursuant to the Act. If within a sixty (60) day period both Members elect to withdraw, then the Company shall instead be deemed to have been terminated by the written agreement of the Members pursuant to Section 14.1.1.

14.3       Disposition of Assets on Dissolution. Promptly after dissolution under Section 14.1, the Company shall take all action necessary to wind up its activities in accordance with this Agreement and Exhibit E. All costs and expenses incurred in connection with the dissolution of the Company shall be expenses chargeable to the Business Account.

14.4       Filing of Certificate of Cancellation. Upon completion of the winding up of the affairs of the Company, the Manager or the Majority Member shall promptly file a Certificate of Cancellation with the Office of the Secretary of State of the State of Nevada. If the Manager has caused the dissolution of the Company, whether voluntarily or involuntarily, then a person selected by a majority vote of the Members to wind up the affairs of the Company shall file the Certificate of Cancellation.

14.5       Right to Data After Dissolution. After dissolution of the Company pursuant to Sections 14.1.1, 14.1.2, 14.1.4 or 14.1.5, each Member shall be entitled to make copies of all applicable information acquired hereunder before the effective date of termination not previously furnished to it, but a bankrupt or resigning Member causing a dissolution of the Company pursuant to Section 14.1.3 shall not be entitled to any such copies.

14.6       Continuing Authority. On dissolution of the Company under Section 14.1 above, or the deemed resignation of either Member pursuant to other provisions of this Agreement, the Member that was the Manager or Majority Member prior to such dissolution (or the other Member in the event of a resignation by the Manager or the Majority Member) shall have the power and authority to do all things on behalf of both Members that are reasonably necessary or convenient to: (a) wind up Operations and (b) complete any transaction and satisfy any obligation, unfinished or unsatisfied, at the time of such termination or resignation, if the transaction or obligation arises out of Operations prior to such termination or resignation. The Manager or Majority Member (or the other Member in the event of a resignation by the Manager) shall have the power and authority to grant or receive extensions of time or change the method of payment of an already existing liability or obligation, prosecute and defend actions on behalf of the Company and either or both Members, encumber Assets, and take any other reasonable action in any matter with respect to which the former Members continue to have, or appear or are alleged to have, a common interest or a common liability.

ARTICLE XV

GENERAL PROVISIONS

15.1       Notices. All notices, payments and other required or permitted communications (“Notices”) to either Member shall be in writing, and shall be addressed respectively as follows:

If to WEG:

Win-Eldrich Gold, Inc.

1530 South Street

P.O. Box 80359

Lincoln, Nebraska 68502

Attention: Perry Muller

Facsimile: (402) 435-6341

and copy to:

Win-Eldrich Gold Inc.

202 North Avenue, #102

Grand Junction, CO 81501

Attention: Peter Winn

Facsimile: (303) 395-0431

and to:

William Sheridan

Lang Michner LLP

BCE Plaza, 181 Bay Street, Suite 2500

Toronto, Ontario Canada M5J 2T7

Facsimile: (416) 365-1719

If to GPM:

Golden Phoenix Minerals, Inc.

1675 E. Prater Way, Suite 102

Sparks, NV 89434

Attention: Dave Caldwell

Facsimile: (775) 853-5010

and to:

Scott Bartel

Bullivant Houser Bailey PC

1415 L Street, Suite 1000

Sacramento, California 95814

Facsimile: (916) 930-2501

All Notices shall be given (a) by personal delivery to the Member; (b) by electronic communication, capable of producing a printed transmission; (c) by registered or certified mail return receipt requested; or (d) by overnight or other express courier service. All Notices shall be effective and shall be deemed given on the date of receipt at the principal address if received during normal business hours, and, if not received during normal business hours, on the next business day following receipt, or if by electronic communication, on the date of such communication if it is received during normal business hours or otherwise on the next business day. Either Member may change its address by Notice to the other Member.

15.2       Interpretation. In this Agreement, the singular shall include the plural, and the plural the singular wherever the context so requires, and the masculine, the feminine, and the neuter genders shall be mutually inclusive. In this Agreement, the term “including” shall mean “including without limitation.”

15.3       Currency. All references to “dollars” or “$” shall mean lawful currency of the United States of America.

15.4       Headings. The subject headings of the Sections and Sections of this Agreement and Exhibits to this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

15.5       Waiver. The failure of either Member to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit such Member’s right thereafter to enforce any provision or exercise any right.

15.6       Modification. No modification of this Agreement shall be valid unless made in writing and duly executed by unanimous agreement of both Members.

15.7       Force Majeure. Except for the obligation to make payments when due hereunder, the obligations of a Member shall be suspended, and the periods of time with which such obligations must be completed shall be extended, to the extent and for the period that performance is prevented by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including, without limitation, labor disputes (however arising and whether or not employee demands are reasonable or within the power of the Member to grant); acts of God; Laws, instructions or requests of any government or governmental entity; judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private license, permit or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of Environmental Laws; action or inaction by any federal, state or local agency that delays or prevents the issuance or granting of any approval or authorization required to conduct Operations beyond the reasonable expectations of the Member seeking the approval or authorization (including, without limitation, a failure to complete any review and analysis required by the National Environmental Policy Act or any similar state law within six (6) months of initiation of that process); acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot, civil strife, insurrection or rebellion; fire, explosion, earthquake, storm, flood, sink holes, drought or other adverse weather condition;

delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors’ or subcontractors’ shortage of, or inability to obtain, labor, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; actions by native rights groups, environmental groups, or other similar special interest groups; or any other cause whether similar or dissimilar to the foregoing. The affected Member shall promptly give notice to the other Member of the suspension of performance, stating therein the nature of the suspension, the reasons therefore, and the expected duration thereof. The affected Member shall resume performance as soon as reasonably possible.

15.8       Rule Against Perpetuities. The Members do not intend that there shall be any violation of the Rule Against Perpetuities, the Rule Against Unreasonable Restraints on the Alienation of Property, or any similar rule. Accordingly, if any right or option to acquire any interest in the Properties, in an Ownership Interest, in the Assets, or in any real property exists under this Agreement, such right or option must be exercised, if at all, so as to vest such interest within time periods permitted by applicable rules. If, however, should any such violation inadvertently occur, the provisions of Article XV shall be used to reform that provision in such a way as to approximate most closely the intent of the Members within the limits permissible under such rules.

15.9       Further Assurances. Each of the Members shall take, from time to time and without additional consideration, such further actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement or as may be reasonably required by lenders in connection with Project Financing.

15.10     Entire Agreement; Successors and Assigns. This Agreement, together with the Contribution Agreements attached as Exhibits B and C and the related conveyances by which the Members convey various Assets to the Company, contain the entire understanding of the Members with respect to the Company and supersede all prior agreements, including the February 5, 2004 Letter of Intent, and understandings between the Members relating to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Members.

15.11     Appointment of Initial Directors. Pursuant to Article III, the Members appoint the following Directors to serve the initial term:

For Win-Eldrich Gold, Inc:	Perry Muller and Peter S. Winn
For Golden Phoenix Minerals, Inc:

David Caldwell, Kenneth Ripley and Larry Hoffman. Mr. Hoffman is the director who is not a current officer, director or employee of either Member, or a direct relative of the officers, directors or employees of either Member, as set forth in Section 4.1. His appointment has been approved by WEG.

15.12     Counterparts. This Agreement may be executed in any number of counterparts, and it shall not be necessary that the signatures of both Members be contained on any counterpart. Each counterpart shall be deemed an original, but all counterparts together shall constitute one and the same instrument.

15.13     Severability. Except as otherwise provided in the succeeding sentence, every provision of this Agreement is intended to be severable, and, if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the legality or validity of the remainder of this Agreement. The preceding sentence of this Section 15.13 shall be of no force and effect if the consequence of enforcing the remainder of this Agreement without such illegal or invalid term or provision would be to cause any Member to lose the material benefit of its economic bargain.

15.14     Attorneys’ Fees. Notwithstanding Section 13.2, the prevailing party in any dispute arising from the terms or subject matter of this Agreement shall be entitled to payment by the other party of the prevailing party’s costs and expenses, including without limitation, such party’s reasonable attorneys’ fees, incurred in connection with resolving such dispute.

15.15     Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company, any Manager or any Member.

[Signatures follow on next page]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the Effective Date.

On behalf of Win-Eldrich Gold, Inc.

___________________________________

Perry D. Muller

President

On behalf of Golden Phoenix Minerals, Inc.

___________________________________

David A. Caldwell

President

Exhibit A

Ashdown Project LLC

Definitions

“Act” means Chapter 86 of the Nevada Revised Statutes.

“Affiliate” means any person, partnership, limited liability company, joint venture, corporation, or other form of enterprise which Controls, is Controlled by, or is under common Control with a Member.

“Agreement” means this Exploration, Development and Mining Limited Liability Company Operating Agreement, including all amendments and modifications, and all schedules and exhibits, all of which are incorporated by this reference.

“Area of Interest” or “AOI” means the area shown on the map in Exhibit F.

“Assets” means the Properties, Personal Property, Mill, Products, Business Information, and all other real and personal property, tangible and intangible, including existing or after-acquired properties and all contract rights held for the benefit of the Members.

“Business” means the conduct of the business of the Company in furtherance of the purposes stated in Article II and pursuant to and limited by this Agreement.

“Business Account” means the account maintained by the Company for the Business in accordance with Article IX.

“Business Information” means the terms of this Agreement, and any other agreement relating to the Business, the Existing Data, and all information, data, knowledge and know-how, in whatever form and however communicated (including, without limitation, Confidential Information), developed, conceived, originated or obtained by either Member in performing its obligations under this Agreement. The term “Business Information” shall not include any improvements, enhancements, refinements or incremental additions to Member Information that are developed, conceived, originated or obtained by either Member in performing its obligations under this Agreement, except to the extent the same pertain to the Properties.

“Capital Account” means the account maintained for each Member in accordance with Article X and Exhibit E.

“Capital Expenditures” means all costs expended or incurred for repair or replacement of existing capital items or the addition of new capital items deemed necessary or desirable for improvement or expansion of a mine.

“Company” means Ashdown Project LLC, a Nevada limited liability company formed in accordance with, and governed by, this Agreement.

“Confidential Information” means all information, data, knowledge and know-how (including, but not limited to, formulas, patterns, compilations, programs, devices, methods, techniques and processes) that derives independent economic value, actual or potential, as a result of not being generally known to, or readily ascertainable by, third parties and which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, including without limitation all analyses, interpretations, compilations, studies and evaluations of such information, data, knowledge and know-how generated or prepared by or on behalf of either Member or the Company.

“Continuing Obligations” mean obligations or responsibilities that are reasonably expected to continue or arise after Operations on a particular area of the Properties have ceased or are suspended, such as future monitoring, stabilization, or Environmental Compliance.

“Contribution Agreement” means the agreement by which each Member acquired and maintains its Ownership Interest. The WEG and GPM Contribution Agreements are attached as Exhibits B and C, respectively.

“Control” used as a verb means, when used with respect to an entity, the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity through (i) the legal or beneficial ownership of voting securities or membership interests; (ii) the right to appoint managers, directors or corporate management; (iii) contract; (iv) operating agreement; (v) voting trust; or otherwise; and, when used with respect to a person, means the actual or legal ability to control the actions of another, through family relationship, agency, contract or otherwise; and “Control” used as a noun means an interest which gives the holder the ability to exercise any of the foregoing powers.

“Development” means all preparation (other than Exploration) for the removal and recovery of Products, including construction and installation of a mill, leach facilities or any other improvements to be used for the mining, handling, milling, processing, or other beneficiation of Products, and all related Environmental Compliance.

“Director” means a person appointed to the Management Committee by a Member pursuant to Article IV.

“Effective Date” means the date set forth in the first paragraph of this Agreement.

“Encumbrance” or “Encumbrances” means mortgages, deeds of trust, security interests, pledges, liens, net profits interests, royalties or overriding royalty interests, other payments out of production, or other burdens of any nature.

“Environmental Compliance” means actions performed during or after Operations to comply with the requirements of all Environmental Laws or contractual commitments related to reclamation of the Properties or other compliance with Environmental Laws.

“Environmental Compliance Fund” means the account established pursuant to Article IX and maintained by the Manager according to Article V.

“Environmental Laws” means Laws aimed at reclamation or restoration of the Properties; abatement of pollution; protection of the environment; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; protection of cultural or historic resources; management, storage or control of hazardous materials and substances; releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances as wastes into the environment, including without limitation, ambient air, surface water and groundwater; and all other Laws relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

“Environmental Liabilities” means any and all claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, judgments, amounts paid in settlement, assessments, costs, disbursements, or expenses (including, without limitation, attorneys’ fees and costs, experts’ fees and costs, and consultants’ fees and costs) of any kind or of any nature whatsoever that are asserted against a Member and/or the Company, by any person or entity other than the other Members, alleging liability (including, without limitation, liability for studies, testing or investigatory costs, cleanup costs, response costs, removal costs, remediation costs, containment costs, restoration costs, corrective action costs, closure costs, reclamation costs, natural resource damages, property damages, business losses, personal injuries, penalties or fines) arising out of, based on or resulting from (1) the presence, release, threatened release, discharge or emission into the environment of any hazardous materials or substances existing or arising on, beneath or above the Properties and/or emanating or migrating and/or threatening to emanate or migrate from the Properties to off-site properties, as well as the transportation and disposal of the same; (2) physical disturbance of the environment; or (3) the violation or alleged violation of any Environmental Laws.

“Equity Account” means the account maintained for each Member in accordance with Article IX.

“Existing Data” means maps, drill logs and other drilling data, core, pulps, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, and other material information developed in operations on the Properties before the Effective Date, all of which shall be owned by the Company.

“Expansion” or “Modification” means (1) a material increase in mining or production capacity; (2) a material change in the recovery process; or (3) a material change in waste or tailings disposal methods (but not in the capacity of waste or tailings disposal facilities). An increase or change shall be deemed “material” if it is anticipated to cost more than 50% of original capital costs attributable to the Development of the mining or production capacity, recovery process or waste or tailings disposal facility to be expanded or modified.

“Expenditures” means all costs incurred on or for the benefit of the Properties for Exploration, Development and Mining Operations pursuant to this Agreement, including but not limited to: (a) salaries, wages and costs of benefits, labor expenses and travel and living expenses for employees employed directly on or for the benefit of the Properties; (b) costs and expenses of equipment, machinery, materials and supplies, including the Mill; (c) all payments to contractors and consultants for work on or for the benefit of the Properties; (d) costs of sampling, assays, metallurgical testing and analyses and other costs incurred to determine the quantity and quality of minerals on the Properties; (e) costs incurred to apply for and obtain approvals, consents, licenses, permits and rights-of-way and other similar rights in connection with activities on the Properties; (f) expenses and payments of rentals, bonuses, minimum advance royalties and other payments pursuant to the Underlying Agreements, if any; (g) costs and expenses of performance of annual assessment work and the filing and recording of proof of performance of annual assessment work, if required to be performed; (h) costs and expenses of payment of federal annual mining claim maintenance fees and the filing and recording of proof of payment of federal annual mining claim maintenance fees; (i) all costs and expenses of performance of all obligations under the Underlying Agreements, if any; (j) all taxes and assessments levied against the Properties; (k) costs incurred in the examination of and curative actions taken concerning title to the Properties or the validity of the unpatented mining claims comprising the Properties; (l) costs incurred to acquire new properties in the Area of Interest; (m) management fees; (n) taxes assessed or incurred; (o)  costs of insurance and bond premiums or other bonding costs; and (p) costs of reclamation and clean-up, but do not include royalties or interest payments without the unanimous approval of the Management Committee.

“Exploration” means all activities directed toward ascertaining the existence, location, quantity, quality or commercial value of deposits of Products, including but not limited to additional drilling required after discovery of potentially commercial mineralization, and including related Environmental Compliance.

“Feasibility Contractors” means one or more engineering firms approved by the Management Committee for purposes of preparing or auditing any Feasibility Study.

“Feasibility Study” means a report prepared by the Company or an independent third party to ascertain whether a deposit or deposits of Products from the Property can profitably be extracted, treated and sold in circumstances that would provide reasonable long term returns to the Members, and shall include, without limiting the generality of the foregoing, (a) reasonable assessments of the size and quality of the minable reserves of ore; (b) reasonable assessments of the amenability of the minerals to metallurgical treatment; (c) a mine plan and reasonable descriptions of the work, equipment and supplies required to bring the prospective ore body or deposit of minerals into production, including beneficiation, environmental baseline, health and permitting requirements, and the estimated costs thereof; (d) a marketing plan for marketing Products, and the assumed terms of sale and prices to be received; (e) conclusions and recommendations regarding the economic feasibility and timing for bringing the prospective ore body or deposit of minerals into commercial production, taking into account items (a) through (d) above; and (f) such other information in such form and level of detail as may be appropriate and necessary to allow a bank or other lending institution familiar with the mining industry to make a decision as to whether to loan funds for such operations.

“Governmental Fees” means all location fees, mining claim rental fees, mining claim maintenance payments and similar payments required by Law to locate and hold unpatented mining claims.

“GPM” means Golden Phoenix Minerals, Inc, a Minnesota corporation.

“Hughes Royalty” means the production royalty described in Exhibit D.

“Law” or “Laws” means all applicable federal, state and local laws (statutory or common), rules, ordinances, regulations, grants, concessions, franchises, licenses, orders, directives, judgments, decrees, and other governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature.

“Management Committee” means the committee established under Article IV.

“Manager” means the Member appointed under Article V to manage Operations, or any successor Manager.

“Member” means WEG or GPM, any permitted successor or assign of WEG or GPM, or any other person admitted as a Member of the Company under Article III.

“Member Information” means all information, data, knowledge and know-how, in whatever form and however communicated (including, without limitation, Confidential Information but excluding the Existing Data), which, as shown by written records, was developed, conceived, originated or obtained by a Member: (1) before entering into this Agreement, or (2) independent of its performance under the terms of this Agreement.

“Mine General Manager” means an employee of the Company to be selected by and reporting to the Management Committee.

“Mill” means the crushing, grinding, flotation, thickening, filtering and drying equipment and all associated equipment and supplies required for processing of Products located on the property covered by the Morris Lease and used to process ore from the Properties.

“Mining” means the mining, extracting, producing, beneficiating, handling, milling or other processing of Products and equipment and supplies associated with mining

“Morris Lease” means that Mining Lease between Claude Edward Morris and GPM dated April 1, 2005 and included within the AOI.

“Net Cash Flow” for any partial or full calendar quarter shall be calculated by calculating all revenues received by the Company from the sale of Products for the calendar quarter in question, and any other revenues received by the Business from Operations or otherwise (including without limitation interest income, insurance proceeds and proceeds from the sale of equipment or other Assets for that period), and deducting therefrom all cash payments for all costs, expenses, liabilities and charges incurred within that calendar quarter for Exploration, Development and the construction or replacement of facilities upon the Properties, and the Mining, processing, treatment, transportation, refining, sales and marketing of Products from the Properties, plus a working capital reserve equal to one month of expenditures necessary for mining, processing, treatment, transportation, refining, sales and marketing of Products, all in accordance with generally accepted accounting principles consistently applied, including, without limitation, deduction of all of the costs and charges as described in Section 9.3, except for any non-cash charges such as depreciation, amortization or depletion. In calculating Net Cash Flow, no deduction shall be made for income taxes payable to either federal or state governments which are a liability of the individual Members and not of the Company. Any capital expenditures incurred after the commencement of commercial production, including capitalized exploration and deferred mining, shall be deducted at their actual cost at the time they are incurred. If, in any calendar quarter, an operating loss results, the amount of the loss shall be considered as and be included with outstanding costs and expenses and carried forward in determining Net Cash Flow for subsequent quarterly periods.

“Net Returns” shall have the meaning set forth in Exhibit K attached hereto.

“Net Worth” means the remainder after total liabilities are deducted from total assets. In the case of a corporation, Net Worth includes both capital stock and surplus. In the case of a limited liability company, Net Worth includes member contributions. In the case of a partnership or sole proprietorship, Net Worth includes the original investment plus accumulated and reinvested profits.

“Operations” means the activities carried out by the Company under this Agreement.

“Ownership Interest” means the percentage interest representing the membership interest of a Member in the Company, and all other rights and obligations arising under this Agreement, as such interest may from time to time be adjusted hereunder. Ownership Interests shall be calculated to three decimal places and rounded to two decimal places as follows: Decimals of .005 or more shall be rounded up (e.g., 1.519% rounded to 1.52%); decimals of less than .005 shall be rounded down (e.g., 1.514% rounded to 1.51%). The initial Ownership Interests of the Members are stated in Article III.

“Parties” means the Members and Company collectively.

“Period” means the time frame for Programs and Budgets as designated by the Management Committee.

“Prime Rate” means the interest rate quoted and published as “Prime” as published in The Wall Street Journal, under the heading “Money Rate,” as the rate may change from day to day.

“Products” means all ores, minerals and mineral resources produced from the Properties and Mill, including concentrates and dore suitable for sale to third parties.

“Program and Budget” means a description in reasonable detail of Operations to be conducted with a detailed estimate of all costs to be incurred for a specified Period as proposed by the Manager and approved by the Management Committee.

“Project Financing” means any financing approved by the Management Committee and obtained by the Members for the purpose of placing a mineral deposit situated on the Properties into commercial production, but shall not include any such financing obtained individually by either Member to finance payment or performance of its obligations under this Agreement.

“Properties” means those interests in real property contributed by the Members as described in Exhibit and all other interests in real property within the AOI that are acquired and held subject to this Agreement.

“Qualified Person” means an individual who (a) is an engineer or geoscientist with at least five years experience in mineral exploration, mine development or operation or mineral project assessment, or any combination of these; (b) has experience relevant to the subject matter of the mineral project and the Technical Report; and (c) is a member in good standing of a statutorily recognized self-regulating professional organization with disciplinary powers. The definition of “Qualified Person” under this Agreement will be deemed to be automatically modified if the definition of that term is modified in the National Instrument 43-101, “Standards of Disclosure for Mineral Projects” applicable to all companies listed on a Canadian stock exchange.

“Recalculated Ownership Interest” means the modified Ownership Interest of a Member as recalculated under Article III.

“Reduced Member” means a Member whose Ownership Interest is reduced under Article III.

“Technical Report” means a report prepared, filed and certified in accordance with this Agreement and National Instrument 43-101, applicable to all companies listed on a Canadian stock exchange.

“Transfer” means, when used as a verb, to sell, grant, assign or create an Encumbrance, pledge or otherwise convey, or dispose of or commit to do any of the foregoing, or to arrange for substitute performance by an Affiliate or third party either directly or indirectly, as described in Article II; and, when used as a noun, means such a sale, grant, assignment, Encumbrance, pledge or other conveyance or disposition, or such an arrangement.

“Underlying Agreement” means singly each of and “Underlying Agreements” means collectively any agreements, conveyances and instruments of assets, personal property, mining claims, mineral rights or other property interests and rights entered into or acquired by the Parties in accordance with or subject to the terms of this Agreement, as identified in Exhibit D.

“WEG” means Win-Eldrich Gold, Inc., a Nevada corporation and wholly owned subsidiary of Win-Eldrich Mines Limited, a Canadian public corporation.

Exhibit B

Ashdown Project LLC

Win-Eldrich Gold, Inc. Contribution Agreement

[to be attached at Closing]

CONTRIBUTION AGREEMENT

BETWEEN

WIN-ELDRICH GOLD, INC. AND THE ASHDOWN PROJECT LLC

This Contribution Agreement (the “Agreement”) is made by and between Win-Eldrich Gold, Inc., a Nevada corporation (“WEG”), and Ashdown Project LLC, a Nevada limited liability company (the “Company”) as of the 28th day of September, 2006.

Recitals

A.           WEG owns certain personal property (the “Personal Property”) and certain unpatented mining claims situated in Humboldt County, Nevada (the “Properties”), which are described in Exhibit A and which are collectively referred to hereinafter as the “Assets.”

B.           WEG and Golden Phoenix Minerals, Inc. (“GPM”) are parties to a Letter of Intent dated February 5, 2004 (the “Letter of Intent”), concerning the Properties.

C.           WEG and GPM desire to participate in the exploration, evaluation and, if justified, the development and mining of mineral resources within the Properties.

D.           WEG wishes to become Member of a limited liability company under the Nevada Limited Liability Company Act set forth in Chapter 86 of the Nevada Revised Statutes (the “Act”), which will own the Properties and conduct the operations contemplated by Recital C.

E.           WEG and GPM have created the Company pursuant to the Ashdown Project LLC Articles of Organization (the “Articles of Organization”) which were filed with the Nevada Secretary of State on September 26, 2006, which, along with the Company’s Operating Agreement (the “Operating Agreement”), shall govern the Company’s activities and operations at the Properties and with respect to the Assets.

Agreement

Now therefore, in consideration of the mutual covenants and promises contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confirmed, WEG and the Company agree as follows:

1.	Definitions and Cross-references.

1.1        Definitions. Any terms which are capitalized but not defined in this Agreement shall have the defined meaning ascribed to them in the Articles of Organization of the Operating Agreement.

1.2        Cross References. References to “Exhibits” and “Sections” refer to Exhibits and Sections of this Agreement.

2.            Contributions by WEG. WEG agrees to contribute all of its right, title and interest in and to the Assets described in Exhibit A to the capital of the Company. The parties agree that value of this contribution is $3,333,333.33. In addition to the foregoing, WEG: (a) shall pay all production royalties payable under and remain responsible for obligations and liabilities that may arise under the Hughes Agreement (see Exhibit B) and GPM and the Company shall have no liability for or obligation to pay such production royalties (which will be paid solely from WEG’s share of Net Profits); (b) hereby grants to the Company an exclusive license to use the 1979 mobile home described in Exhibit A with the understanding that WEG retains ownership of the mobile home, may use it from time to time, and that WEG does not need to provide advance notice to the Company for such use unless an overnight stay is planned, such license granted in consideration for payment by the Company of all taxes assessed on the value of the mobile home, as well as costs of required maintenance and improvements, and to terminate when the Company ceases to carry on business, and (c) hereby grants to the Company a license to use the historic building on the public lands described in Exhibit A, with the understanding that WEG retains ownership of the building, may construct an office in the building for its own use, and does not need to provide advance notice to the Company for use of its own office, such license granted in consideration for payment by the Company of all property taxes assessed on the building, as well as costs of required maintenance and improvements, with the exception that WEG will pay the costs of constructing its own office and its share of utilities, such license to terminate when the Company ceases to carry on business.

3.            Title. Title to the Assets shall be held by the Company, and WEG shall, simultaneously with the execution and delivery of this Agreement, convey the Assets to the Company pursuant to conveyance documents mutually agreeable to the parties which such conveyance documents, to the extent they cover the Properties, the Company will record in the official records of Humboldt County. All data, information, documents, maps, reports and studies relating to the Properties and the activities of WEG, GPM and the Company on the Properties shall be part of the Company’s Assets.

4.            Initial Ownership Interests. Upon its execution and delivery of the conveyance documents referred to in Section 3.1, WEG shall receive the following Initial Ownership Interest in the Company:

WEG – 40 units, representing a 40% Ownership Interest

WEG acknowledges that the Ownership Interest in the Company will total 100 units, and that the other 60 units will be owned by GPM, pursuant to the terms and conditions of the Contribution Agreement between GPM and the Company of even date herewith (the “GPM Contribution Agreement”).

5.	Representations and Warranties.

5.1        Corporate Representations and Warranties. As of the Effective Date, WEG represents and warrants to the Company and GPM that:

5.1.1     It is a corporation duly organized and in good standing in its jurisdiction of incorporation and is qualified to do business and is in good standing in the State of Nevada;

5.1.2.   It has the capacity to enter into and perform this Agreement and the Operating Agreement and all transactions contemplated herein and that all corporate, board of directors, shareholder, governmental, stock exchange, surface and mineral rights owner, lessor, lessee and other actions and consents required to authorize it to enter into and perform this Agreement and the Operating Agreement have been properly taken or obtained;

5.1.3     It will not breach any other agreement or arrangement to which it is a party by entering into or performing this Agreement or the Operating Agreement;

5.1.4     It is not subject to any governmental order, judgment, decree, debarment, sanction or Laws that would preclude its execution and delivery of, and performance under this Agreement, or the permitting or implementation of Operations at the Properties;

5.1.5    This Agreement and the Operating Agreement have been duly executed and delivered by it and are valid and binding upon it and enforceable against it in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, fraudulent transfer or other similar laws affecting creditors’ rights generally, or by the principles governing the availability of equitable remedies;

5.1.6     It is not on the Specially Designated National & Blocked Persons List of the Office of Foreign Assets Control of the United States Treasury Department and is not otherwise blocked or banned by any foreign assets office rule or any other law or regulation, including the USA Patriot Act or Executive Order 13224; and

5.1.7     It does not control, hold or own any fee lands, mill sites, patented mining claims, unpatented mining claims, mineral rights, royalties or other interests in the Area of Interest described in Section 1.5 of Exhibit A except as set forth in Section 1.1 of Exhibit A.

5.2.       Representations and Warranties Concerning the Properties. WEG represents and warrants to the Company and GPM as follows:

5.2.1     WEG owns good and defensible record title to the unpatented mining claims included in the Properties, subject only to (i) the limitations described in Section 1.4 of Exhibit A, and (ii) all covenants, conditions, restrictions, reservations, rights, right-of-way and easements recorded against the Properties (but only to the extent that the existence of the same does not have a material adverse effect on WEG’s ownership of the Properties or the right to conduct mineral exploration, development, processing, mining and related activities thereon). With respect to the unpatented mining claims included in the Properties which were located by WEG, except as provided in Exhibit A and subject to the paramount title of the United States, WEG represents as follows: (a) those unpatented mining claims were properly laid out and monumented on public lands open to appropriation by mineral location; (b) location notices or certificates for each of those claims were properly recorded and filed with appropriate governmental agencies; (c) if required to have been performed under applicable law, work believed in good faith by WEG to comply with the annual assessment work requirements under applicable laws and regulations has been performed for each of the claims on an annual basis; (d) all affidavits of assessment work and other filings required to maintain the claims in good standing have been properly and timely recorded and filed with appropriate governmental agencies; (e) except as described in Exhibit A, the claims are free and clear of defects and Encumbrances arising by, through or under WEG; (f) the federal annual mining claim maintenance or rental fees necessary to assure the uninterrupted and continued validity of unpatented mining claims through the assessment year ending September 1, 2004, have been timely and properly paid on an annual basis to the Bureau of Land Management; (g) all assessment work, fees and recordings required by the laws of the State of Nevada have been timely and properly paid or made on an annual basis to maintain the unpatented mining claims through the assessment year ending September 1, 2004; and (h) WEG has no knowledge of conflicting mining claims, except that WEG has disclosed to the Company that conflicts may exist among certain of the unpatented mining claims held by WEG and the Chican 1-30 unpatented mining claims located by a third party. Nothing in this Section 4.2.1 shall be deemed to be a representation or a warranty that any of the unpatented mining claims contains a discovery of minerals. The conflict among the unpatented mining claims held by WEG and the Chican 1-30 unpatented mining claims shall not constitute a breach of WEG’s representations and warranties concerning title to the Properties. With respect to those unpatented mining claims that were not located by WEG or an Affiliate of WEG, but which are described in Exhibit A and which are included within the Properties, WEG makes the same representations and warranties as are set forth in (a)-(h) above (with the same exceptions), but with respect thereto, the representations and warranties in (a), (b) and (c) above are made to the best of its knowledge and belief.

5.2.2     WEG has made available for inspection by GPM and the Company all engineering, geologic and other data in WEG’s possession pertaining to the Properties. WEG makes no representation or warranty concerning the accuracy, reliability or completeness of such information, and the Company shall rely on the same at its sole risk. WEG makes no representation or warranty concerning the extent, nature, quality or any other characteristic of the mineral resources, if any, located on the Properties.

5.2.3     WEG has no knowledge of any actions, suits or proceedings naming WEG as a party pending or threatened against or affecting the Properties, including any actions, suits, or proceedings being prosecuted by any federal, state or local department, commission, board, bureau, agency, or instrumentality. To the best of WEG’s knowledge, WEG is not subject to any order, writ, injunction, judgment or decree of any court or any federal, state or local department, commission, board, bureau, agency, or instrumentality which relates to the Properties. WEG has not received any inquiry from or notice of a pending investigation for administrative or judicial proceeding from any governmental agency concerning the Properties and the violation of any Laws with respect thereto.

6.	Additional Agreements.

6.1        WEG has entered into a contract with a British marketing company, Derek Raphael & Company Limited dated October 25, 2005 (the “DRC Contract”) to sell its share of molybdenum concentrates produced from the Properties. WEG agrees to assign and delegate its rights and obligations under the DRC Contract to the Company, and agrees that the Company may renegotiate the sale of WEG’s share of molybdenum concentrates produced from the Properties in accordance with the Company’s Operating Agreement.

6.2        WEG agrees to comply with all of the terms and conditions of the Company’s Articles of Organization and the Company’s Operating Agreement.

7.            Disclosures. WEG represents and warrants that it is unaware of any material facts or circumstances that have not been disclosed in this Agreement which should be disclosed to the Company in order to prevent the representations and warranties in this Section 4 from being materially misleading. WEG represents and warrants to the Company that in negotiating and entering into this Agreement it has relied solely on its own appraisals and estimates as to the value of the Assets and upon its own geologic and engineering interpretations related thereto.

8.	Indemnification.

8.1        By WEG. WEG shall defend, indemnify and hold the Company and GPM, and their respective directors, officers, managers, members, employees, agents, attorneys and Affiliates (each an “Indemnified Party”) harmless from and against the entire amount of any “Material Loss” (which shall mean all direct and indirect costs, expenses, damages or liabilities, including reasonable attorneys’ fees and other costs of threatened or pending litigation) arising from or based on (a) a breach or failure to perform by WEG (the “Indemnifying Party”) of any representation, warranty or covenant contained in this Agreement, or (b) any breach of or failure to perform any obligations under the Hughes Agreement. A Material Loss shall be deemed to have occurred upon a breach of or failure to perform any covenant in this Agreement, but shall not be deemed to have incurred following breaches of warranties and representations contained in this Agreement until an Indemnified Party incurs losses, costs, damages or liabilities in excess of $5,000, in the aggregate, relating to such breaches.

8.2        If the Company or GPM believes it has suffered a Material Loss for which WEG is obligated to indemnify it under this Agreement, or if any claim or demand is asserted by a third party against an Indemnified Party in respect of which such Indemnified Party may be entitled to indemnification under this Agreement, written notice of such belief, claim or demand shall promptly be given to the Indemnifying Party. Notwithstanding the foregoing, the Indemnified Party’s failure to provide prompt notice shall not be deemed to relieve the Indemnifying Party from any of its indemnification obligations under this Agreement unless the Indemnifying Party is materially prejudiced thereby. With respect to any third-party claim or demand, the Indemnifying Party shall have the right, but not the obligation, by notifying the Indemnified Party within thirty (30) days after its receipt of the notice from the Indemnified Party, to assume the entire control of (subject to the right of the Indemnified Party to participate, at the Indemnified Party’s expense and with counsel of the Indemnified Party’s choice), the defense, compromise, or settlement of the matter, including, at the Indemnifying Party’s expense, employment of counsel of the Indemnifying Party’s choice. Until the Indemnifying Party has agreed to defend any third-party claim or demand, the Indemnified Party may file any notice, answer or other pleading or take such other actions as are reasonably appropriate to protect its interests, those of the Company and the assets of the business or the Company, or those of the Indemnifying Party. Any damages to the assets or business of the Indemnified Party or the Company caused by a failure by the Indemnifying Party to defend, compromise, or settle a claim or demand in a reasonable and expeditious manner requested by the Indemnified Party, after the Indemnifying Party has given notice that it will assume control of the defense, compromise, or settlement of the matter, shall be included in the damages for which the Indemnifying Party shall be obligated to indemnify the Indemnified Party. Any settlement or compromise of a matter by the Indemnifying Party shall include a full release of claims against the Indemnified Party which have arisen from the indemnified claim or demand, and may not involve the payment or provision of any consideration by or any restriction whatsoever on the Indemnified Party (other than a reciprocal release by the Indemnified Party), or else may not be made without the express prior written consent of the Indemnified Party, which may not be unreasonably withheld or delayed.

8.3        WEG shall not be liable to the Company or GPM for any consequential, punitive, incidental, special, or indirect damages, including but not limited to, loss of profit.

9.            Loss of Title. Any failure or loss of title to the Properties or Assets, and all costs of defending title, shall be charged to the Company’s Business Account, except that in the event of costs or losses arising out of or resulting from any breach of the representations and warranties of WEG as to title to the Properties arising from actions before February 5, 2004, WEG shall defend, indemnify and hold the Company harmless from and against such costs and losses.

10.	General Provisions.

10.1      Notices. All notices, payments and other required or permitted communications (“Notices”) made under this Agreement shall be in writing, and shall be addressed as follows:

If to WEG:	Win-Eldrich Gold, Inc.
1530 South Street
P.O. Box 80359
Lincoln, NE 68502
Attention: Perry Muller
Facsimile: (402) 435-6341
and copy to:	Win-Eldrich Gold Inc.
202 North Avenue, #102
Grand Junction, CO 81501
Attention: Peter Winn
Facsimile: (303) 395-0431

and

William Sheridan
Lang Michner LLP
BCE Plaza, 181 Bay Street, Suite 2500
Toronto, Ontario Canada M5J 2T7
Facsimile: (416) 365-1719

If to the Company:	Ashdown Project LLC
1675 E. Prater Way, Suite 102
Sparks, NV 89434
Attention: Dave Caldwell
Facsimile: (775) 853-5010

and copy to:	Golden Phoenix Minerals, Inc.
1675 E. Prater Way, Suite 102
Sparks, NV 89434
Attention: Dave Caldwell
Facsimile: (775) 853-5010

and

Scott Bartel
Bullivant Houser Bailey PC
1415 L Street, Suite 1000
Sacramento, CA 95814
Facsimile: (916) 930-2501

All Notices shall be given (a) by personal delivery; (b) by electronic communication, capable of producing a printed transmission; (c) by registered or certified mail return receipt requested; or (d) by overnight or other express courier service. All Notices shall be effective and shall be deemed given on the date of receipt at the principal address if received during normal business hours, and, if not received during normal business hours, on the next business day following receipt, or if by electronic communication, on the date of such communication if it is received during normal business hours or otherwise on the next business day. Either WEG or the Company may change its address by Notice to the other party.

10.2      Interpretation. In this Agreement, the singular shall include the plural, and the plural the singular wherever the context so requires, and the masculine, the feminine, and the neuter genders shall be mutually inclusive. In this Agreement, the term “including” shall mean “including without limitation.”

10.3      Currency. All references to “dollars” or “$” shall mean lawful currency of the United States of America.

10.4      Headings. The subject headings of the Sections and Sections of this Agreement and Exhibits to this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

10.5     Waiver. The failure of either party to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit such party’s right thereafter to enforce any provision or exercise any right.

10.6      Modification. No modification of this Agreement shall be valid unless made in writing and duly executed by both parties hereto.

10.7      Further Assurances. Each of the parties shall take, from time to time and without additional consideration, such further actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.

10.8      Entire Agreement; Successors and Assigns. This Agreement contains the entire understanding of the parties with respect to WEG’s contribution to the Company and together with the Operating Agreement supersedes all prior agreements pertaining to the Assets, including without limitation the Letter of Intent. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto. WEG shall have no right to assign or delegate to any third party any of its rights or obligations under this Agreement.

10.9      Counterparts. This Agreement may be executed in any number of counterparts, and it shall not be necessary that the signatures of both parties be contained on any counterpart. Each counterpart shall be deemed an original, but all counterparts together shall constitute one and the same instrument.

10.10      Recording. This Agreement shall not be recorded.

10.11   Third-Party Beneficiary Rights. This Agreement shall be construed to benefit WEG and the Company and their respective successors and assigns only, and shall not be construed to create third-party beneficiary rights in any other party or in any governmental organization or agency, except that WEG and the Company expressly agree that GPM is an intended third-party beneficiary with respect to all of the provisions of this Agreement, and GPM shall have the right to enforce the same directly against WEG or the Company.

10.12   Survival. The terms and conditions of this Agreement shall survive the execution and delivery of the conveyance documents referred to in Section 3, and shall not be deemed merged into those conveyance documents.

                IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

On behalf of Win-Eldrich Gold, Inc.,

a Nevada corporation

______________________________
Perry D. Muller, President

On behalf of Ashdown Project LLC,

a Nevada limited liability company

______________________________
David A. Caldwell, Managing Director

______________________________
Perry D. Muller, Managing Director

Exhibit A

Properties Contributed to Company and Area of Interest

1.1	Unpatented Mining Claims Owned by WEG

Claim Name	Date of Location	Humboldt County Book/Page	NMC Serial Number

MISSY 13	1/10/1980	133/686	142990
MISSY 14	1/10/1980	133/687	142991

AD 4	2/11/1980	135/122	147898
AD 5	2/11/1980	135/123	147899
AD 6	2/11/1980	135/124	147900

AD 11	2/11/1980	135/129	147905
AD 12	2/11/1980	135/130	147906
AD 13	2/11/1980	135/131	147907
AD 14	2/11/1980	135/132	147908
AD 15	2/11/1980	135/133	147909

AD 20	2/11/1980	135/138	147914

AD 35	2/11/1980	135/153	147929

AD 68	2/11/1980	135/186	147962
AD 69	2/11/1980	135/187	147963

AD 96	2/11/1980	135/214	147990
AD 97	2/11/1980	135/215	147991
AD 98	2/11/1980	135/216	147992
AD 99	2/11/1980	135/217	147993
AD 100	2/11/1980	135/218	147994
AD 101	2/11/1980	135/219	147995

WESTWATER 46	5/7/1987	232/ 47	407620
WESTWATER 47	5/11/1987	232/ 48	407621
WESTWATER 48	5/11/1987	232/ 49	407622
WESTWATER 49	5/11/1987	232/ 50	407623
WESTWATER 50	5/12/1987	232/ 51	407624
WESTWATER 51	5/12/1987	232/ 52	407625
WESTWATER 52	5/12/1987	232/ 53	407626

WEG 12	4/23/1989	274/422	554208
WEG 13	4/23/1989	274/423	554209

AD 21B	11/17/1989	282/318	576659
AD 22B	11/17/1989	282/319	576660

AD 23B	11/17/1989	282/320	576661
AD 24B	11/17/1989	282/321	576662

AD 29B	11/17/1989	282/326	576667
AD 30B	11/17/1989	282/327	576668
AD 31B	11/17/1989	282/328	576669

AD 36B	11/17/1989	282/329	576670
AD 37B	11/17/1989	282/330	576671
AD 38B	11/17/1989	282/331	576672
AD 39B	11/17/1989	282/332	576673
AD 40B	11/17/1989	282/333	576674
AD 41B	11/17/1989	282/334	576675
AD 42B	11/17/1989	282/335	576676
AD 43B	11/17/1989	282/336	576677
AD 44B	11/17/1989	282/337	576678
AD 45B	11/17/1989	282/338	576679
AD 46B	11/17/1989	282/339	576680
AD 47B	11/17/1989	282/340	576681
AD 48B	11/17/1989	282/341	576682
AD 49B	11/17/1989	282/342	576683

AD 54B	11/17/1989	282/343	576684
AD 55B	11/17/1989	282/344	576685
AD 56B	11/17/1989	282/345	576686
AD 57B	11/17/1989	282/346	576687
AD 58B	11/17/1989	282/347	576688
AD 59B	11/17/1989	282/348	576689
AD 60B	11/17/1989	282/349	576690
AD 61B	11/17/1989	282/350	576691
AD 62B	11/17/1989	282/351	576692
AD 63B	11/17/1989	282/352	576693

AD 65B	11/17/1989	282/354	576695
AD 66B	11/17/1989	282/355	576696
AD 67B	11/17/1989	282/356	576697

AD 70B	11/17/1989	282/357	576698
AD 71B	11/17/1989	282/358	576699

AD 74B	11/17/1989	282/361	576702
AD 75B	11/17/1989	282/362	576703
AD 76B	11/17/1989	282/363	576704
AD 77B	11/17/1989	282/364	576705
AD 78B	11/17/1989	282/365	576706
AD 79B	11/17/1989	282/366	576707
AD 80B	11/17/1989	282/367	576708
AD 81B	11/17/1989	282/368	576709

AD 92B	11/17/1989	282/372	576713
AD 93B	11/17/1989	282/373	576714
AD 94B	11/17/1989	282/374	576715
AD 95B	11/17/1989	282/375	576716

MISSY 1B	11/17/1989	282/376	576717
MISSY 2B	11/17/1989	282/377	576718
MISSY 3B	11/17/1989	282/378	576719
MISSY 4B	11/17/1989	282/379	576720
MISSY 5B	11/17/1989	282/380	576721
MISSY 6B	11/17/1989	282/381	576722
MISSY 7B	11/17/1989	282/382	576723
MISSY 8B	11/17/1989	282/383	576724
MISSY 9B	11/17/1989	282/384	576725

MISSY 11B	11/17/1989	282/386	576727

AD 64C	3/20/1990	288/ 81	592290
AD 72C	3/20/1990	288/ 82	592291
AD 73C	3/20/1990	288/ 83	592292

WESTWATER 1	11/25/1992	319/ 7	676034
WESTWATER 2	11/25/1992	319/ 8	676035
WESTWATER 3	11/25/1992	319/ 9	676036
WESTWATER 4	11/25/1992	319/ 10	676037
WESTWATER 5	11/25/1992	319/ 11	676038
WESTWATER 6	11/25/1992	319/ 12	676039

WESTWATER 10	11/25/1992	319/ 16	676043
WESTWATER 11	11/25/1992	319/ 17	676044
WESTWATER 12	11/25/1992	319/ 18	676045

WESTWATER 15	11/25/1992	319/ 27	676048
WESTWATER 17	11/25/1992	319/ 29	676050

1.2	Other Personal Property Owned by WEG and Contributed to the Company
a.	License to use 1979 mobile home pursuant to Section 2, including utilities.
b.	License to use historic mine building pursuant to Section 2, including utilities.
c.	Steel Warehouse (Tax Parcel 002-000-03)
d.	Powerline Right of Way (N35558)
1.3	Personal Property Owned by WEG and Not Contributed to the Company
a.	All historically mined molybdenum ore and any value derived from them.

1.4	Encumbrances and Title Exceptions

a.            There is a potential for a conflict arising from location of the Chican 1-30 unpatented mining claims, but to the best of WEG’s knowledge these Chican claims were never filed with the BLM.

b.            Hughes Royalty – a 2% NSR capped at CN$400,000.00 on the original AD and Missy claim block that is the sole responsibility of WEG. See Exhibit B.

1.5	Area of Interest

See next page for Area of Interest Map

Area of Interest based on unpatented mining claim block as of February 4, 2004.

02/04/2004
AGREEMENT
09/01/2005
ANNUAL
FILING
09/01/2005
ANNUAL
FILING
02/04/2004
AGREEMENT
AREA OF INTEREST
T46N
T45N
T45N
T44N
R28E
R29E
R29E
R30E
N
S
0'
5000'
10000'

File: Area_of_Interest.dwg
Xrefs:
Drawn by: elf 01/25/05

Ashdown Project
Humboldt County, NV

AREA OF INTEREST

Golden Phoenix Minerals, Inc.

Exhibit B

Hughes Royalty

[To be attached at Closing]

Exhibit C

Ashdown Project LLC

Golden Phoenix Minerals Inc. Contribution Agreement

[to be attached at Closing]

CONTRIBUTION AGREEMENT

BETWEEN

GOLDEN PHOENIX MINERALS, INC. AND THE ASHDOWN PROJECT LLC

This Contribution Agreement (the “Agreement”) is made by and between Golden Phoenix Minerals, Inc., a Minnesota corporation (“GPM”), and Ashdown Project LLC, a Nevada limited liability company (the “Company”) as of the 28th day of September, 2006 (the “Effective Date”).

Recitals

A.           GPM and Win-Eldrich Gold, Inc. (“WEG”) are parties to a Letter of Intent dated February 5, 2004 (the “Letter of Intent”) regarding certain properties (‘Properties”) located in Humboldt County, Nevada.

B.           WEG and GPM desire to participate in the exploration, evaluation and, if justified, the development and mining of mineral resources within the Properties.

C.           GPM wishes to become Member of a limited liability company under the Nevada Limited Liability Company Act set forth in Chapter 86 of the Nevada Revised Statutes (the “Act”), which will own the Properties and conduct the operations contemplated by Recital B.

D.           GPM and WEG have created the Company pursuant to the Ashdown Project LLC Articles of Organization (the “Articles of Organization”) which were filed with the Nevada Secretary of State on September 26, 2006, which, along with the Company’s Operating Agreement (the “Operating Agreement”), shall govern the Company’s activities and operations at the Properties and with respect to the Assets.

Agreement

Now therefore, in consideration of the mutual covenants and promises contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confirmed, GPM and the Company agree as follows:

1.	Definitions and Cross-references.

1.1        Definitions. Any terms which are capitalized but not defined in this Agreement shall have the defined meaning ascribed to them in the Articles of Organization or the Operating Agreement.

1.2        Cross References. References to “Exhibits” and “Sections” refer to Exhibits and Sections of this Agreement.

2.	Contributions by GPM.

2.1        As its contribution to the Company, GPM has incurred Expenditures of not less than $5,000,000. In addition, GPM hereby agrees to contribute all of its right, title and interest in the Mill, encumbered as set forth in the Retrievers LLC Settlement Agreement, to the Company. The parties agree that value of GPM’s contribution is $5,000,000.

2.2        As part of its contribution to the Company, GPM shall immediately assign and delegate its rights and obligations under the underlying agreements described in Exhibit A (the “Underlying Agreements”) to the Company, including but not limited to the DRC Contract, the Retrievers LLC Settlement Agreement, the Morris Lease, the BLM and State of Nevada Reclamation Bonds and the Western Mining Equipment Lease Agreement, to the extent that each such Underlying Agreement may be assigned by GPM to a third party. To the extent any such Underlying Agreement may not be assigned by GPM to the Company, or, with respect to any such Underlying Agreement with respect to which a third party consent is required in order for it to be assigned by GPM to the Company, until such consent is obtained, GPM shall hold title to those Underlying Agreements for the benefit of the Company.

3.            Title. Except as otherwise set forth in Section 2.2, title to the Assets shall be held by the Company, and GPM shall, simultaneously with the execution and delivery of this Agreement, convey the Mill to the Company pursuant to a conveyance document mutually agreeable to the parties. All data, information, documents, maps, reports and studies relating to the Properties and the activities of WEG, GPM and the Company on the Properties shall be part of the Company’s Assets.

4.	Initial Ownership Interests.

4.1        Upon its execution and delivery of the conveyance document referred to in Section 3, GPM shall receive the following Initial Ownership Interest in the Company:

GPM – 60 units, representing a 60% Ownership Interest

4.2        GPM acknowledges that the Ownership Interest in the Company will total 100 units, and that the other 40 units will be owned by WEG, pursuant to the terms and conditions of that Contribution Agreement between WEG and the Company of even date herewith (the “WEG Contribution Agreement”).

5.	Representations and Warranties.

5.1        Corporate Representations and Warranties. As of the Effective Date, GPM represents and warrants to the Company and WEG that:

5.1.1     It is a corporation duly organized and in good standing in its jurisdiction of incorporation and is qualified to do business and is in good standing in the State of Nevada;

5.1.2     It has the capacity to enter into and perform this Agreement and the Operating Agreement and all transactions contemplated herein and that all corporate, board of directors, shareholder, governmental, stock exchange, surface and mineral rights owner, lessor, lessee and other actions and consents required to authorize it to enter into and perform this Agreement and the Operating Agreement have been properly taken or obtained;

5.1.3     It will not breach any other agreement or arrangement to which it is a party by entering into or performing this Agreement or the Operating Agreement;

5.1.4     It is not subject to any governmental order, judgment, decree, debarment, sanction or Laws that would preclude its execution and delivery of, and performance under this Agreement, or the permitting or implementation of Operations at the Properties;

5.1.5     This Agreement and the Operating Agreement have been duly executed and delivered by it and are valid and binding upon it and enforceable against it in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, fraudulent transfer or other similar laws affecting creditors’ rights generally, or by the principles governing the availability of equitable remedies;

5.1.6     It is not on the Specially Designated National & Blocked Persons List of the Office of Foreign Assets Control of the United States Treasury Department and is not otherwise blocked or banned by any foreign assets office rule or any other law or regulation, including the USA Patriot Act or Executive Order 13224; and

5.1.7     It does not control, hold or own, directly or indirectly, any fee lands, mill sites, patented mining claims, unpatented mining claims, mineral rights, royalties or other interests in the Area of Interest described in Exhibit B other than the property that is covered by the Morris Lease.

5.1.8     Each of the Underlying Agreements is in good standing and in full force and effect, and GPM has no knowledge of any defaults by it or any of the other parties to any of the Underlying Agreements.

5.1.9     From and after February 5, 2004, GPM has conducted all of its activities on the Properties in substantial compliance with all applicable federal, state and local laws, rules and regulations, and has received no notices of violation from any governmental agencies with respect to such activities.

6.	Additional Agreements.

6.1        GPM has entered into the DRC Contract to sell its share of molybdenum concentrates produced from the Properties. GPM agrees to assign and delegate its rights and obligations under the DRC Contract to the Company, and agrees that the Company may renegotiate the sale of GPM’s share of molybdenum concentrates produced from the Properties according to the Company’s Articles of Organization.

6.2        GPM agrees to comply with all of the terms and conditions of the Company’s Articles of Organization and the Company’s Operating Agreement.

7.            Disclosures. GPM represents and warrants that it is unaware of any material facts or circumstances that have not been disclosed in this Agreement which should be disclosed to the Company in order to prevent the representations and warranties in this Section 7 from being materially misleading. GPM represents and warrants to the Company that in negotiating and entering into this Agreement it has relied solely on its own appraisals and estimates as to the value of the Assets and upon its own geologic and engineering interpretations related thereto.

8.	Indemnification.

8.1        By GPM. GPM shall defend, indemnify and hold the Company and WEG, and their respective directors, officers, managers, members, employees, agents, attorneys and Affiliates (each an “Indemnified Party”) harmless from and against the entire amount of any “Material Loss” (which shall mean all direct and indirect costs, expenses, damages or liabilities, including reasonable attorneys’ fees and other costs of threatened or pending litigation) arising from or based on (i) a breach or failure to perform by GPM (the “Indemnifying Party”) of any representation, warranty or covenant contained in this Agreement, or (ii) any activities conducted by GPM on the Properties from and after February 5, 2004 through the date of this Agreement other than in compliance with applicable federal, state and local laws, rules and regulations. A Material Loss shall be deemed to have occurred upon a breach of or failure to perform any covenant in this Agreement, but shall not be deemed to have incurred following breaches of warranties and representations contained in this Agreement until an Indemnified Party incurs losses, costs, damages or liabilities in excess of $5,000, in the aggregate, relating to such breaches.

8.2        If the Company or WEG believes it has suffered a Material Loss for which GPM is obligated to indemnify it under this Agreement, or if any claim or demand is asserted by a third party against an Indemnified Party in respect of which such Indemnified Party may be entitled to indemnification under this Agreement, written notice of such belief, claim or demand shall promptly be given to the Indemnifying Party. Notwithstanding the foregoing, the Indemnified Party’s failure to provide prompt notice shall not be deemed to relieve the Indemnifying Party from any of its indemnification obligations under this Agreement unless the Indemnifying Party is materially prejudiced thereby. With respect to any third-party claim or demand, the Indemnifying Party shall have the right, but not the obligation, by notifying the Indemnified Party within thirty (30) days after its receipt of the notice from the Indemnified Party, to assume the entire control of (subject to the right of the Indemnified Party to participate, at the Indemnified Party’s expense and with counsel of the Indemnified Party’s choice), the defense, compromise, or settlement of the matter, including, at the Indemnifying Party’s expense, employment of counsel of the Indemnifying Party’s choice. Until the Indemnifying Party has agreed to defend any third-party claim or demand, the Indemnified Party may file any notice, answer or other pleading or take such other actions as are reasonably appropriate to protect its interests, those of the Company and the assets or business of the Company, or those of the Indemnifying Party. Any damages to the assets or business of the Indemnified Party or the Company caused by a failure by the Indemnifying Party to defend, compromise, or settle a claim or demand in a reasonable and expeditious manner requested by the Indemnified Party, after the Indemnifying Party has given notice that it will assume control of the defense, compromise, or settlement of the matter, shall be included in the damages for which the Indemnifying Party shall be obligated to indemnify the Indemnified Party. Any settlement or compromise of a matter by the Indemnifying Party shall include a full release of claims against the Indemnified Party which have arisen from the indemnified claim or demand, and may not involve the payment or provision of any consideration by or any restriction whatsoever on the Indemnified Party (other than a reciprocal release by the Indemnified Party), or else may not be made without the express prior written consent of the Indemnified Party, which may not be unreasonably withheld or delayed.

8.3        GPM shall not be liable to the Company or WEG for any consequential, punitive, incidental, special, or indirect damages, including but not limited to, loss of profit.

9.            Loss of Title. Any failure or loss of title to the Properties or Assets, and all costs of defending title, shall be charged to the Company’s Business Account, except as otherwise set forth in that Contribution Agreement of even date herewith between WEG and the Company.

10.	General Provisions.

10.1      Notices. All notices, payments and other required or permitted communications (“Notices”) made under this Agreement shall be in writing, and shall be addressed as follows:

If to GPM:	Golden Phoenix Minerals, Inc.
1675 E. Prater Way, Suite 102
Sparks, NV 89434
Attention: Dave Caldwell
Facsimile: (775) 853-5010
and copy to:	Scott Bartel
Bullivant Houser Bailey PC
1415 L Street, Suite 1000
Sacramento, CA 95814
Facsimile: (916) 930-2501
If to the Company:	Ashdown Project LLC
1675 E. Prater Way, Suite 102
Sparks, NV 89434
Attention: Dave Caldwell
Facsimile: (775) 853-5010
and copy to:	Win-Eldrich Gold Inc.
202 North Avenue, #102
Grand Junction, CO 81501
Attention: Peter Winn
Facsimile: (303) 395-0431
and
Win-Eldrich Gold, Inc.
1530 South Street
P.O. Box 80359
Lincoln, NE 68502
Attention: Perry Muller
Facsimile: (402) 435-6341

and
William Sheridan
Lang Michner LLP
BCE Plaza, 181 Bay Street, Suite 2500
Toronto, Ontario Canada M5J 2T7
Facsimile: (416) 365-1719

All Notices shall be given (a) by personal delivery; (b) by electronic communication, capable of producing a printed transmission; (c) by registered or certified mail return receipt requested; or (d) by overnight or other express courier service. All Notices shall be effective and shall be deemed given on the date of receipt at the principal address if received during normal business hours, and, if not received during normal business hours, on the next business day following receipt, or if by electronic communication, on the date of such communication if it is received during normal business hours or otherwise on the next business day. Either GPM or the Company may change its address by Notice to the other party.

10.2      Interpretation. In this Agreement, the singular shall include the plural, and the plural the singular wherever the context so requires, and the masculine, the feminine, and the neuter genders shall be mutually inclusive. In this Agreement, the term “including” shall mean “including without limitation.”

10.3      Currency. All references to “dollars” or “$” shall mean lawful currency of the United States of America.

10.4      Headings. The subject headings of the Sections and Sections of this Agreement and Exhibits to this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

10.5     Waiver. The failure of either party to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit such party’s right thereafter to enforce any provision or exercise any right.

10.6      Modification. No modification of this Agreement shall be valid unless made in writing and duly executed by both parties hereto.

10.7      Further Assurances. Each of the parties shall take, from time to time and without additional consideration, such further actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.

10.8      Entire Agreement; Successors and Assigns. This Agreement contains the entire understanding of the parties with respect to GPM’s contribution to the Company and together with the Operating Agreement supersedes all prior agreements pertaining to the Assets, including without limitation the Letter of Intent. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto. GPM shall have no right to assign or delegate to any third party any of its rights or obligations under this Agreement.

10.9      Counterparts. This Agreement may be executed in any number of counterparts, and it shall not be necessary that the signatures of both parties be contained on any counterpart. Each counterpart shall be deemed an original, but all counterparts together shall constitute one and the same instrument.

10.10     Recording. This Agreement shall not be recorded.

10.11   Third-Party Beneficiary Rights. This Agreement shall be construed to benefit GPM and the Company and their respective successors and assigns only, and shall not be construed to create third-party beneficiary rights in any other party or in any governmental organization or agency, except that GPM and the Company expressly agree that WEG is an intended third-party beneficiary with respect to all of the provisions of this Agreement, and WEG shall have the right to enforce the same directly against GPM or the Company.

10.12   Survival. The terms and conditions of this Agreement shall survive the execution and delivery of the conveyance documents referred to in Section 3, and shall not be deemed merged into those conveyance documents.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

On behalf of Golden Phoenix Minerals, Inc.,

a Minnesota corporation

___________________________________
David A. Caldwell, President

On behalf of Ashdown Project LLC,

a Nevada limited liability company

___________________________________
Perry D. Muller, Managing Director

___________________________________

David A. Caldwell, Managing Director

Exhibit A

Underlying Agreements

1.

One Purchase Agreement, Purchase Confirmation No. P33242, dated August 18, 2004, between Derek Raphael & Company Limited and GPM, as amended by an Addendum dated November 3, 2004, and a Second Addendum dated October 25, 2005.

2.	Settlement Agreement dated August 26, 2005, among Earl Harrison, d/b/a Western Mine Development, Retrievers LLC, John Tingue and Kris Tingue and GPM.

3.	Millsite Lease Agreement dated effective April 1, 2005, between Claude Edward Morris and GPM.

4.	Equipment Lease commencing August 1, 2005, between Western Mine Development and GPM.

5.	Molybdenum Marketing Contract dated February 25, 2004, between W. G. Cook Ltd. and GPM, amended by a First Amendment dated November 21, 2005.

6.	GPM Bonds (see attachments).

Exhibit B

Area of Interest

Area of Interest based on unpatented mining claim block as of February 4, 2004.

Exhibit D

Ashdown Project LLC

Underlying Agreements

1.	GPM Bonds (as attached)
2.

(a)          Ore Purchase Agreement, Purchase Confirmation No. P33242, dated August 18, 2004, between Derek Raphael & Company Limited and GPM, as amended by Addendum dated November 3, 2004 and Second Addendum dated October 25, 2005

(b)	Ore Purchase Agreement, Purchase Confirmation No. P33242A, dated October 25, 2005, between Derek Raphael & Company Limited and WEG
3.	Millsite Lease Agreement dated effective April 1, 2005, between Claude Edward Morris and GPM
4.	Settlement Agreement dated August 26, 2005, among Earl Harrison, d/b/a Western Mine Development, Retrievers LLC, John Tingue and Kris Tingue and GPM
5.	Equipment Lease commencing August 1, 2005, between Western Mine Development and GPM
6.	Molybdenum Marketing Contract dated February 25, 2004, between W.G. Cook Ltd. and GPM, as amended by First Amendment dated November 21, 2005

D-1

Exhibit E

Ashdown Project LLC

Federal Tax Matters

A.           Effect of This Exhibit. This Exhibit shall govern the relationship of the Members and the Company with respect to U.S. tax matters and the other matters which this Exhibit addresses, from and after the formation of Ashdown Project LLC as a legal entity. Except as otherwise indicated, capitalized terms used in this Exhibit shall have the meanings given to them in the Agreement. In the event of a conflict between this Exhibit and the other provisions of the Agreement, the terms of this Exhibit shall control.

B.	Tax Matters Partner.

1.            Designation of Tax Matters Partner. The Manager or the Majority Member is designated the tax matters partner (the “TMP”) as defined in Section 6231(a)(7) of the Internal Revenue Code of 1986, as amended (“the Code”) and shall be responsible for, make elections for, and prepare and file any federal and state tax returns or other required tax forms following approval of the Management Committee. In the event of any change in Manager, and following the Stand-Alone Date, the Member serving as Manager at the end of a taxable year shall continue as TMP with respect to all matters concerning such year unless the TMP for that year is required to be changed pursuant to applicable Treasury Regulations, and thereafter the Majority Member shall serve as the TMP. The TMP and each other Member shall use reasonable best efforts to comply with the responsibilities outlined in this Section B.1 and in Sections 6221 through 6233 of the Code (including any Treasury regulations promulgated thereunder) and in doing so shall incur no liability to any other party.

2.            Notice. Each Member shall furnish the TMP with such information (including information specified in Section 6230(e) of the Code) as the TMP may reasonably request to permit it to provide the Internal Revenue Service with sufficient information to allow proper notice to the Members in accordance with Section 6223 of the Code. The TMP shall keep each Member informed of all administrative and judicial proceedings for the adjustment at the partnership level of partnership items in accordance with Section 6223(g) of the Code.

3.            Inconsistent Treatment of Tax Item. If an administrative proceeding contemplated under Section 6223 of the Code has begun, and the TMP so requests, each Member shall notify the TMP of its treatment of any partnership item on its federal income tax return that is inconsistent with the treatment of that item on the partnership return.

4.            Extensions of Limitation Periods. The TMP shall not enter into any extension of the period of limitations as provided under Section 6229 of the Code without first giving reasonable advance notice to each other Member of such intended action, and the reasons for such intended action.

5.            Requests for Administrative Adjustments. No Member shall file, pursuant to Section 6227 of the Code, a request for an administrative adjustment of partnership items for any taxable year of the Company without first notifying each other Member. If each other Member agrees with the requested adjustment, the TMP shall file the request for administrative adjustment on behalf of the Company. If consent is not obtained within thirty (30) days after notice from the proposing Member, or within the period required to timely file the request for administrative adjustment, if shorter, a Member, including the TMP, may file that request for administrative adjustment on its own behalf.

6.            Judicial Proceedings. A Member intending to file a petition under Section 6226, 6228 or other sections of the Code with respect to any partnership item, or other tax matters involving the Company, shall notify each other Member of such intention and the nature of the contemplated proceeding. If the TMP is the Member intending to file such petition, such notice shall be given within a reasonable time to allow each other Member to participate in the choosing of the forum in which such petition will be filed. If all Members do not agree on the appropriate forum, then the appropriate forum shall be decided by the TMP. If a Member intends to seek review of any court decision rendered as a result of a proceeding instituted under the preceding part of this Section, each such Member shall notify each other Member of such intended action.

7.            Settlements. The TMP shall not bind any other Member to a settlement agreement without first obtaining the written consent of any such Member, such consent not to be unreasonably withheld or delayed. A Member who enters into a settlement agreement for its own account with respect to any partnership items, as defined by Section 6231(a)(3) of the Code, shall notify each other Member of such settlement agreement and its terms within ninety (90) days from the date of settlement.

8.            Fees and Expenses. The TMP shall not engage legal counsel, certified public accountants, or others without the prior consent of the Management Committee. A Member may engage legal counsel, certified public accountants, or others in its own behalf and at its sole cost and expense. Any reasonable item of expense, including but not limited to fees and expenses for legal counsel, certified public accountants, and others which the TMP incurs (after proper consent by the Management Committee as provided above) in connection with any audit, assessment, litigation, or other proceeding regarding any partnership item, shall constitute proper charges to the Business Account and shall be borne by the Members as any other item which constitutes a direct charge to the Business Account pursuant to the Agreement.

9.            Survival. The provisions of the foregoing Sections, including but not limited to the obligation to pay fees and expenses contained in Section B.8, shall survive the termination of the Company or the termination of a Member’s interest in the Company and shall remain binding on the Members for a period of time necessary to resolve with the Internal Revenue Service or the Department of the Treasury any and all matters regarding the federal income taxation of the Company for the applicable tax year(s).

C.	Tax Elections and Allocations.

1.            Company Election. It is understood and agreed that the Members intend to create a partnership for United States federal and state income tax purposes, and, unless otherwise agreed to hereafter by all Members, no Member shall take any action to change the status of the Company as a partnership under Treas. Reg. § 1.7701-3 or similar provision of state law. It is understood and agreed that the Members intend to create a partnership for federal and state income tax purposes only. The TMP shall file with the appropriate office of the Internal Revenue Service a partnership income tax return covering the Operations. The TMP recognizes that the Company may be subject to state income tax statutes. The Manager shall file with the appropriate offices of the state agencies any required partnership state income tax returns. Not later than March 15th of each calendar year, each Member shall furnish to the TMP any information it may have relating to Operations as shall be required for proper preparation of such returns. The TMP shall furnish to each other Member for its review a copy of each proposed income tax return at least two weeks prior to the date the return is filed.

2.            Tax Elections. The Company shall make the following elections for purposes of all partnership income tax returns:

a.	To use the accrual method of accounting.

b.            Pursuant to the provisions at Section 706(b)(1) of the Code, to use as its taxable year the year ended December 31. In this connection, the Members represent that their taxable year is the year ending December 31.

c.            To deduct currently all development expenses to the extent possible under Section 616 of the Code, or, at the election of the TMP, to elect under Section 616(b) of the Code to treat such expenses as deferred expenses.

d.            Unless the Members unanimously agree otherwise, to compute the allowance for depreciation in respect of all depreciable Assets using the maximum accelerated tax depreciation method and the shortest life permissible or, at the election of the TMP, using the units of production method of depreciation.

e.            To treat advance royalties as deductions from gross income for the year paid or accrued to the extent permitted by law.

f.             To adjust the basis of property of the Company under Section 754 of the Code at the request of a Member (provided that all costs and consequences of such election shall be for the account of the Member making the request);

g.            To amortize over the shortest permissible period all organizational expenditures and business start-up expenses under Sections 195 and 709 of the Code;

Any other election required or permitted to be made by the Company under the Code or any state tax law shall be made as determined by the Management Committee.

Each Member shall elect under Section 617(a) of the Code to deduct currently all exploration expenses. Each Member reserves the right to capitalize its share of development and/or exploration expenses of the Company in accordance with Section 59(e) of the Code, provided that a Member’s election to capitalize all or any portion of such expenses shall not affect the Member’s Capital Account.

3.            Allocations to Members. Allocations for Capital Account purposes shall be in accordance with the initial Ownership Interest specified in Article II and that these allocations cannot change without unanimous agreement between the Members, except as provided in Article II:

a.            Exploration expenses and development cost deductions shall be allocated among the Members in accordance with their respective contributions to such expenses and costs.

b.            Depreciation and amortization deductions with respect to a depreciable Asset shall be allocated among the Members in accordance with their respective contributions to the adjusted basis of the Asset which gives rise to the depreciation, amortization or loss deduction.

c.            Production and operating cost deductions, if any, shall be allocated among the Members in accordance with their respective contributions to such costs.

d.            Deductions for depletion (to the extent of the amount of such deductions that would have been determined for Capital Account purposes if only cost depletion were allowable for federal income tax purposes) shall be allocated to the Members in accordance with their respective contributions to the adjusted basis of the depletable property. Any remaining depletion deductions shall be allocated to the Members so that, to the extent possible, the Members receive the same total amounts of percentage depletion as they would have received if percentage depletion were allocated to the Members in proportion to their respective shares of the gross income used as the basis for calculating the federal income tax deduction for percentage depletion (i.e. Ownership Interest).

e.            Subject to Section C.3.g. below, gross income, if any, on the sale of production shall be allocated in accordance with the Members’ rights to share in the proceeds of such sale.

f.             Except as provided in Section C.3.g., below, gain or loss on the sale of a depreciable or depletable Asset shall be allocated so that, to the extent possible, the net amount reflected in the Members’ Capital Accounts with respect to such property (taking into account the cost of such property, depreciation, amortization, depletion or other cost recovery deductions and gain or loss) most closely reflects the Members’ Ownership Interests.

g.            Gains and losses on the sale of all or substantially all the Assets of the Company shall be allocated so that, to the extent possible, the Members’ resulting Capital Account balances are in the same ratio as their Ownership Interests at the time of such sale.

h.            The Members acknowledge that expenses and deductions allocable under the preceding provisions of this Section may be required to be capitalized into production under Section 263A of the Code. With respect to such capitalized expenses or deductions, the allocation of gross income on the sale of production shall be adjusted, in any reasonable manner consistently applied by the Manager, so that the same net amount (subject possibly to timing differences) is reflected in the Capital Accounts as if such expenses or deductions were instead deductible and allocated pursuant to the preceding provisions of this Section.

i.             All deductions and losses that are not otherwise allocated in this Section shall be allocated among the Members in accordance with their respective contributions to the costs producing each such deduction or to the adjusted basis of the Asset producing each such loss.

j.             Any recapture of exploration expenses under Section 617(b)(1)(A) of the Code, and any disallowance of depletion under Section 617(b)(1)(B) of the Code, shall be borne by the Members in the same manner as the related exploration expenses were allocated to, or claimed by, them.

k.            All other items of income and gain shall be allocated to the Members in accordance with their Ownership Interests.

l.             If a reduced Ownership Interest is restored pursuant to a reversal or revision of a change in Ownership Interest under Article II, the TMP shall endeavor to allocate items of income, gain, loss, and deduction (in the same year as the restoration of such Ownership Interest or, if necessary, in subsequent years) so as to cause the Capital Account balances of the Members to be the same as they would have been if the restored Ownership Interest had never been reduced.

m.          If the Members’ Ownership Interests change during any taxable year of the Company, the distributive share of items of income, gain, loss and deduction of each Member shall be determined in any manner (1) permitted by Section 706 of the Code, and (2) agreed by all Members. If the Members cannot agree on a method, the method shall be determined by the TMP in consultation with the Company’s tax advisers, with preference given to the interim closing-of-the-books method except where application of that method would result in undue administrative expense in relationship to the amount of the items to be allocated.

n.            For purposes of this Section C.3, items financed through indebtedness of, or from revenues of, the Company shall be treated as funded from contributions made by the Members to the Company in accordance with their Ownership Interests. “Nonrecourse deductions,” as defined by Treas. Reg. § 1.704-2(b)(1) shall be allocated among the Members in proportion to their Ownership Interests.

4.            Regulatory Allocations. Notwithstanding the provisions of Section C.3 to the contrary, the following special allocations shall be given effect for purposes of maintaining the Members’ Capital Accounts.

a.            If a Member unexpectedly receives any adjustments, allocations, or distributions described in Treas. Reg. § 1.704-1(b)(2)(ii)(d)(4), § 1.704-1(b)(2)(ii)(d)(5) or § 1.704-1(b)(2)(ii)(d)(6), which result in a deficit Capital Account balance, items of income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Capital Account deficit of such Member as quickly as possible. For the purposes of this Section C.4.a, each Member’s Capital Account balance shall be increased by the sum of (1) the amount such Member is obligated to restore pursuant to any provision of the Agreement, and (2) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treas. Reg. §§ 1.704-2(g)(1) and 1.704-2(i)(5).

b.            If there is a net decrease in partnership minimum gain for a taxable year of the Company, each Member shall be allocated items of income and gain for that year equal to that Member’s share of the net decrease in partnership minimum gain, all in accordance with Treas. Reg. § 1.704-2(f). If, during a taxable year of the Company, there is a net decrease in partner nonrecourse debt minimum gain, any Member with a share of that partner nonrecourse debt minimum gain as of the beginning of the year shall be allocated items of income and gain for the year (and, if necessary, for succeeding years) equal to that partner’s share of the net decrease in partner nonrecourse debt minimum gain, all in accordance with Treas. Reg. § 1.704-2(i)(4). Pursuant to Treas. Reg. § 1.704-2(i)(1), deductions attributable to “partner nonrecourse liability” shall be allocated to the Member that bears the economic risk of loss for such liability (or is treated as bearing such risk).

c.            If the allocation of deductions to a Member would cause such Member to have a deficit Capital Account balance at the end of any taxable year of the Company (after all other allocations provided for in this Section C.4 have been made and after giving effect to the adjustments described in Section C.4.a), such deductions shall instead be allocated to each other Member.

5.            Curative Allocations. The allocations set forth in Section C.4 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of income, gain, loss or deduction pursuant to this Section. Therefore, notwithstanding any other provisions of this Section C (other than the Regulatory Allocations), the TMP shall make such offsetting special allocations of income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all items were allocated pursuant to Section C.3 without regard to Section C.4.

6.            Tax Allocations. Except as otherwise provided in this Section C.6, items of taxable income, deduction, gain and loss shall be allocated in the same manner as the corresponding item is allocated for book purposes under Sections C.3, C.4 and C.5 of the corresponding item determined for Capital Account purposes.

a.            Recapture of tax deductions arising out of a disposition of property shall, to the extent consistent with the allocations for tax purposes of the gain or amount realized giving rise to such recapture, be allocated to the Members in the same proportions as the recaptured deductions were originally allocated or claimed.

b.            To the extent required by Section 704(c) of the Code, income, gain, loss, and deduction with respect to property contributed to the Company by a Member shall be shared among the Members so as to take account of the variation between the basis of the property to the Company and its fair market value at the time of contribution. The Members intend that

Section 704(c) shall effect no allocations of tax items that are different from the allocations under Sections C.3, C.4 and C.5 of the corresponding items for Capital Account purposes; provided that gain or loss on the sale of property contributed to the Company shall be allocated to the contributing member to the extent of built-in gain or loss, respectively, as determined under Treas. Reg. § 1.704-3(a). However, to the extent that allocations of other tax items are required pursuant to Section 704(c) of the Code to be made other than in accordance with the allocations under Sections C.3, C.4 and C.5 of the corresponding items for Capital Account purposes, Section 704(c) shall be applied in accordance with the method available under Treas. Reg. § 1.704-3 which most closely approximates the allocations stated in Sections C.3, C.4 and C.5.

c.            Depletion deductions with respect to contributed property shall be determined without regard to any portion of the property’s basis that is attributable to precontribution expenditures by WEG that were capitalized under Code Sections 616(b), 59(e) and 291(b). Deductions attributable to precontribution expenditures by WEG shall be calculated under such Code Sections as if WEG continued to own the depletable property to which such deductions are attributable, and such deductions shall be reported by the Company and shall be allocated solely to WEG.

d.            The Members understand the allocations of tax items stated in this Section C.6, and shall report consistently with such allocations for federal and state tax purposes.

D.	Capital Accounts; Liquidation.
1.	Capital Accounts.

a.            A separate Capital Account shall be established and maintained by the TMP for each Member. Such Capital Account shall be increased by (1) the amount of money contributed by the Member to the Company, (2) the fair market value of property contributed by the Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Code Section 752) and (3) allocations to the Member under Sections C.3, C.4 and C.5 of Company income and gain (or items thereof), including income and gain exempt from tax; and shall be decreased by (4) the amount of money distributed to the Member by the Company, (5) the fair market value of property distributed to the Member by the Company (net of liabilities secured by such distributed property and that the Member is considered to assume or take subject to under Code Section 752), (6) allocations to the Member under Sections C.3, C.4 and C.5 of expenditures of the Company not deductible in computing its taxable income and not properly chargeable to a Capital Account, and (7) allocations of Company loss and deduction (or items thereof), excluding items described in (6) above and percentage depletion to the extent it exceeds the adjusted tax basis of the depletable property to which it is attributable. The net fair market value of the property contributed by WEG to the Company pursuant to the WEG Contribution Agreement is $3,333,333.00, and the net fair market value of the property and services contributed by GPM to the Company pursuant to the GPM Contribution Agreement is $5,000,000.00.

b.            In the event that the Capital Accounts of the Members are computed with reference to the book value of any Asset which differs from the adjusted tax basis of such Asset,

then the Capital Accounts shall be adjusted for depreciation, depletion, amortization and gain or loss as computed for book purposes with respect to such Asset in accordance with Treas. Reg. § 1.704-1(b) (2)(iv)(g).

c.            In the event any interest in the Company is transferred in accordance with the terms of the Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest, except as provided in Treas. Reg. § 1.704-1(b)(2)(iv)(1).

d.            In the event property, other than money, is distributed to a Member, the Capital Accounts of the Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss and deduction inherent in such property (that has not been reflected in the Capital Accounts previously) would be allocated among the Members if there was a taxable disposition of such property for the fair market value of such property (taking Section 7701(g) of the Code into account) on the date of distribution. For this purpose the fair market value of the property shall be determined as stated in Section D.2.a below.

e.            WEG is contributing to the Agreement certain depletable properties with respect to which WEG currently has an adjusted tax basis which may consist in part of depletable expenditures and in part of expenditures capitalized under Code Sections 616(b), 291(b) and/or 59(e). For purposes of maintaining the Capital Accounts, the Company’s deductions with respect to contributed property in each year for (1) depletion, (2) deferred development expenditures under Section 616(b) attributable to pre-contribution expenditures, (3) amortization under Section 291(b) attributable to pre-contribution expenditures, and (4) amortization under Section 59(e) attributable to pre-contribution expenditures shall be the amount of the corresponding item determined for tax purposes pursuant to Section C.6.c multiplied by the ratio of the book value at which the contributed property is recorded in the Capital Accounts to the adjusted tax basis of the contributed property (including basis resulting from capitalization of pre-contribution development expenditures under Sections 616(b), 291(b), and 59(e)).

f.             The foregoing provisions, and the other provisions of the Agreement relating to the maintenance of Capital Accounts and the allocations of income, gain, loss, deduction and credit, are intended to comply with Treasury Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Management Committee shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Regulations, the Management Committee may make such modification, provided that it is not likely to have a material effect on the amount distributable to a Member upon liquidation of the Company pursuant to Section D.2.

g.            If the Members so agree, upon the occurrence of an event described in Treas. Reg. § 1.704-1(b)(2)(iv)(5), the Capital Accounts shall be restated in accordance with Treas. Reg. § 1.704-1(b)(2)(iv)(f) to reflect the manner in which unrealized income, gain, loss or deduction inherent in the assets of the Company (that has not been reflected in the Capital Accounts previously) would be allocated among the Members if there were a taxable disposition of such assets for their fair market values, as determined in accordance with Section D.2.a. For purposes of Section C.3, a Member shall be treated as contributing the portion of the book value of any property that is credited to the Member’s Capital Account pursuant to the preceding sentence. Following a revaluation pursuant to this Section D.1.g, the Members’ shares of depreciation, depletion, amortization and gain or loss, as computed for tax purposes, with respect to property that has been revalued pursuant to this Section D.1.g shall be determined in accordance with the principles of Code Section 704(c) as applied pursuant to the final sentence of Section C.6.b.

2.            Liquidation. In the event the Company is dissolved pursuant to the Agreement, then, notwithstanding any other provision of the Agreement to the contrary (other than Section D.3 below), the following steps shall be taken (after taking into account any transfers of Capital Accounts pursuant to the Agreement):

a.            The Capital Accounts of the Members shall be adjusted to reflect any gain or loss which would be realized by the Company and allocated to the Members pursuant to the provisions of Section C of this Exhibit E if the Assets had been sold at their fair market value at the time of liquidation. The fair market value of the Assets shall be determined by agreement of all Members provided, however, that in the event that the Members fail to agree on the fair market value of any Asset, its fair market value shall be determined by a nationally recognized independent engineering firm or other qualified independent party approved by all Members.

b.            After making the foregoing adjustments and/or contributions, all remaining Assets shall be distributed to the Members in accordance with the balances in their Capital Accounts (after taking into account all allocations under Section C, including Section C.3.g). Unless otherwise expressly agreed by the Members, each Member shall receive an undivided interest in each and every Asset determined by the ratio of the amount in each Member’s Capital Account to the total of both of the Members’ Capital Accounts. Assets distributed to the Members shall be deemed to have a fair market value equal to the value assigned to them pursuant to Section D.2.a above.

c.            All distributions to the Members in respect of their Capital Accounts shall be made in accordance with the time requirements of Treas. Reg. §§ 1.704-1(b)(2)(ii)(b)(2) and (3).

3.            Deemed Terminations. Notwithstanding the provisions of Section D.2, if the “liquidation” of the Company results from a deemed termination under Section 708(b)(1)(B) of the Code, then (1) Sections D.2.a and D.2.b shall not apply, (2) the Company shall be deemed to have contributed its assets to a new partnership in exchange for an interest therein, and immediately thereafter, distributing interests to the purchasing party and the non-transferring Members in proportion to their interests in the Company’s liquidation, (3) the new partnership shall continue pursuant to the terms of the Agreement and this Exhibit.

E.           Sale or Assignment. The Members agree that if either one of them makes a sale or assignment of its Ownership Interest under the Agreement, and such sale or assignment causes a termination under Section 708(b)(1)(B) of the Code, the terminating Member shall indemnify the non-terminating Member and save it harmless on an after-tax basis for any increase in taxes to the non-terminating Member caused by the termination of the Company. The provisions of this Exhibit E shall be binding upon and inure to the benefit of the Members and their respective successors and assigns. The provisions of this Exhibit E shall be deemed to be a covenant running with the Properties and shall be binding upon any third party who acquires any interest in the Agreement or the Properties.

Exhibit F

F-1

Exhibit G

Ashdown Project LLC

The Properties

The following unpatented mining claims situated in Humboldt County, Nevada:

Claim Name	Date of Location	Humboldt County Book/Page	NMC Serial Number

MISSY 13	1/10/1980	133/686	142990
MISSY 14	1/10/1980	133/687	142991

AD 4	2/11/1980	135/122	147898
AD 5	2/11/1980	135/123	147899
AD 6	2/11/1980	135/124	147900

AD 11	2/11/1980	135/129	147905
AD 12	2/11/1980	135/130	147906
AD 13	2/11/1980	135/131	147907
AD 14	2/11/1980	135/132	147908
AD 15	2/11/1980	135/133	147909

AD 20	2/11/1980	135/138	147914

AD 35	2/11/1980	135/153	147929

AD 68	2/11/1980	135/186	147962
AD 69	2/11/1980	135/187	147963

AD 96	2/11/1980	135/214	147990
AD 97	2/11/1980	135/215	147991
AD 98	2/11/1980	135/216	147992
AD 99	2/11/1980	135/217	147993
AD 100	2/11/1980	135/218	147994
AD 101	2/11/1980	135/219	147995

WESTWATER 46	5/7/1987	232/ 47	407620
WESTWATER 47	5/11/1987	232/ 48	407621
WESTWATER 48	5/11/1987	232/ 49	407622
WESTWATER 49	5/11/1987	232/ 50	407623
WESTWATER 50	5/12/1987	232/ 51	407624
WESTWATER 51	5/12/1987	232/ 52	407625
WESTWATER 52	5/12/1987	232/ 53	407626

WEG 12	4/23/1989	274/422	554208
WEG 13	4/23/1989	274/423	554209

AD 21B	11/17/1989	282/318	576659

AD 22B	11/17/1989	282/319	576660
AD 23B	11/17/1989	282/320	576661
AD 24B	11/17/1989	282/321	576662

AD 29B	11/17/1989	282/326	576667
AD 30B	11/17/1989	282/327	576668
AD 31B	11/17/1989	282/328	576669

AD 36B	11/17/1989	282/329	576670
AD 37B	11/17/1989	282/330	576671
AD 38B	11/17/1989	282/331	576672
AD 39B	11/17/1989	282/332	576673
AD 40B	11/17/1989	282/333	576674
AD 41B	11/17/1989	282/334	576675
AD 42B	11/17/1989	282/335	576676
AD 43B	11/17/1989	282/336	576677
AD 44B	11/17/1989	282/337	576678
AD 45B	11/17/1989	282/338	576679
AD 46B	11/17/1989	282/339	576680
AD 47B	11/17/1989	282/340	576681
AD 48B	11/17/1989	282/341	576682
AD 49B	11/17/1989	282/342	576683

AD 54B	11/17/1989	282/343	576684
AD 55B	11/17/1989	282/344	576685
AD 56B	11/17/1989	282/345	576686
AD 57B	11/17/1989	282/346	576687
AD 58B	11/17/1989	282/347	576688
AD 59B	11/17/1989	282/348	576689
AD 60B	11/17/1989	282/349	576690
AD 61B	11/17/1989	282/350	576691
AD 62B	11/17/1989	282/351	576692
AD 63B	11/17/1989	282/352	576693

AD 65B	11/17/1989	282/354	576695
AD 66B	11/17/1989	282/355	576696
AD 67B	11/17/1989	282/356	576697

AD 70B	11/17/1989	282/357	576698
AD 71B	11/17/1989	282/358	576699

AD 74B	11/17/1989	282/361	576702
AD 75B	11/17/1989	282/362	576703
AD 76B	11/17/1989	282/363	576704
AD 77B	11/17/1989	282/364	576705
AD 78B	11/17/1989	282/365	576706
AD 79B	11/17/1989	282/366	576707
AD 80B	11/17/1989	282/367	576708

AD 81B	11/17/1989	282/368	576709

AD 92B	11/17/1989	282/372	576713
AD 93B	11/17/1989	282/373	576714
AD 94B	11/17/1989	282/374	576715
AD 95B	11/17/1989	282/375	576716

MISSY 1B	11/17/1989	282/376	576717
MISSY 2B	11/17/1989	282/377	576718
MISSY 3B	11/17/1989	282/378	576719
MISSY 4B	11/17/1989	282/379	576720
MISSY 5B	11/17/1989	282/380	576721
MISSY 6B	11/17/1989	282/381	576722
MISSY 7B	11/17/1989	282/382	576723
MISSY 8B	11/17/1989	282/383	576724
MISSY 9B	11/17/1989	282/384	576725

MISSY 11B	11/17/1989	282/386	576727

AD 64C	3/20/1990	288/ 81	592290
AD 72C	3/20/1990	288/ 82	592291
AD 73C	3/20/1990	288/ 83	592292

WESTWATER 1	11/25/1992	319/ 7	676034
WESTWATER 2	11/25/1992	319/ 8	676035
WESTWATER 3	11/25/1992	319/ 9	676036
WESTWATER 4	11/25/1992	319/ 10	676037
WESTWATER 5	11/25/1992	319/ 11	676038
WESTWATER 6	11/25/1992	319/ 12	676039

WESTWATER 10	11/25/1992	319/ 16	676043
WESTWATER 11	11/25/1992	319/ 17	676044
WESTWATER 12	11/25/1992	319/ 18	676045

WESTWATER 15	11/25/1992	319/ 27	676048
WESTWATER 17	11/25/1992	319/ 29	676050

Exhibit H

GPM Employees

Ken Ripley

Earl Harrison

Wayne Colwell

Don Prahl

Dave Caldwell

Rob Martin

Each such employee’s time spent on providing services to the Company shall be charged at a rate equal to that employee’s salary plus 15%, prorated for time spent. Such time shall be substantiated by periodic written reports provided by GPM.

H-1

Exhibit I

Ashdown Project LLC

Net Profits Calculations

A.	Net Profits.

1.                          Income and Expenses. Net Profits shall be calculated by deducting from the gross revenues received (or deemed to be received) from the sale (or deemed sale) of Products, the costs and expenses reasonably incurred in the processing, production, sale and transportation of Products, including without limitation:

1.1                        All costs (including the full amount of Capital Expenditures) and expenses of installing, replacing, expanding, modifying, altering or changing from time to time any Mining facilities. Costs and expenses of improvements (such as haulage ways or mill facilities) that are also used in connection with workings other than the Properties shall be charged to the Properties only in the proportion that their use in connection with the Properties bears to their total use.

1.2          Ad valorem real property taxes, and all taxes, other than income taxes, applicable to the acquisition, Exploration, Development, and Mining of the Properties, including without limitation all Mining taxes, sales taxes, severance taxes, federal annual Mining claim rental fees, royalties, license fees and governmental levies of a similar nature.

1.3          All expenses incurred relative to the marketing and sale of Products, including any commissions paid.

1.4          Reclamation costs and the costs of establishment of a fund or acquisition of a bond or other required surety to secure performance of reclamation in accordance with applicable law.

1.5          All costs, obligations, liabilities and expenses incurred by the Company in connection with or for the benefit of the Properties and all Operations including, without limitation, the costs of salaries and wages including actual labor overhead expenses (for fringe benefits and the like) of all employees of the Company engaged directly in connection with or for the benefit of the Properties and all Operations.

1.6          All Expenditures (including the full amount of capital Expenditures) for Exploration, Development, or Mining of the Properties, to the extent not otherwise described.

1.7          Costs and expenses for the use of machinery, equipment and supplies, including inventory, required for acquisition, Exploration, Development, Mining and marketing activities; provided, however, that if the Manager of the Properties provides its own equipment, the charges shall be no greater than on terms available from third parties in the vicinity of the Properties.

1.8          Travel expenses and expenses of transportation of employees, material, equipment and supplies necessary or convenient for the conduct of acquisition, Exploration, Development, Mining and marketing activities.

1.9          All payments to contractors, including payments for work on acquisition, Exploration, Development, Mining and marketing activities.

1.10       Costs of testing and analyses and any other costs incurred to determine the quality and quantity of Products within or upon the Properties.

1.11       Costs incurred in preparation and acquisition of environmental permits necessary to commence or complete the acquisition, Exploration, Development, Mining and marketing activities.

1.12	Costs and expenses of maintenance of the Properties.

1.13	Costs and expenses of preparation of a Feasibility Study.

1.14       The costs of any insurance premium or performance bonds required by law or under the Agreement.

1.15       All costs incurred by the Company for title curative work on, or for the benefit of, the Properties.

1.16	Allowance for the Company’s reasonable overhead, general and administrative expenses.

1.17       Interest on monies borrowed or advanced for the foregoing costs and expenses, at LIBOR plus two percent (2%) per annum to the extent gross revenues sufficient to recover such Expenditures have not been realized.

It is intended that the Company shall recoup from net cash flow all contributions for Exploration, Development, Mining, and marketing minerals before any Net Profits are distributed to any Reduced Member holding a Net Profits interest. No deduction shall be made for income taxes or Nevada net proceeds of mines taxes. Depreciation, amortization or depletion shall not be charged or deducted, inasmuch as the cost of assets which would generally give rise to such charges is directly recoverable to the full extent of their cost pursuant to this provision. If in any period any negative net cash flow is incurred, then the amount of the negative net cash flow shall be considered as and be included with outstanding costs and expenses and carried forward in determining Net Profits for subsequent periods. If Products are processed by the Manager of the Properties, or are sold to an Affiliate of the Manager, then, for purposes of calculating Net Profits, such Products shall be deemed to have been sold at a price equal to the greater of fair market value to arm's length purchasers FOB the concentrator for the Properties or actual price of sale to the Affiliate, and Net Profits relative thereto shall be calculated without reference to any profits or losses attributable to smelting or refining.

2.            Payment of Net Profits. Payments of Net Profits shall commence in the calendar quarter next following the calendar quarter in which Net Profits are first realized, and shall be made forty-five (45) days following the end of each calendar quarter during which Net Profits are realized, and shall be subject to adjustment, if required, at the end of each calendar year. The

Reduced Member entitled to such Net Profits payments shall have the right to audit such payments once annually at its cost, in the same manner described in Section .

3.            Credits for Recoupment. The Company shall deduct from any payments of Net Profits any and all amounts, costs or Expenditures which the Company is entitled to credit or recoup from the holder of a Net Profits Interest pursuant to the Agreement of which this Net Profits Calculation is a part.

Exhibit J

Ashdown Project LLC

Initial Program and Budget

[to be attached at Closing]

J-1

Exhibit K

Ashdown Project LLC

Net Returns

1.	Calculation of Net Returns.

(a)          As used herein, “Payor” means the party obligated to pay the Production Royalty (and its successors and assigns), and “Payee” means the party entitled to receive the Production Royalty (and its successors and assigns).

(b)          As used herein, “Net Returns” means the Gross Returns from any and all ores, metals, minerals and materials of every kind and character found in, on or under the Properties (“Valuable Minerals”), extracted, produced and sold or deemed to have been sold from the Properties, less all Allowable Deductions.

(c)          As used herein, “Gross Returns” has the following meanings for the following categories of Valuable Minerals:

(i)           If Payor causes refined gold that meets or exceeds the generally accepted commercial standards for refined gold to be produced by an independent third-party refinery from ores mined from the Properties, for purposes of determining the Production Royalty, the refined gold shall be deemed to have been sold in the calendar month in which it was produced at the Monthly Average Gold Price for that month. The Gross Returns from such deemed sales shall be determined by multiplying Gold Production during the month by the Monthly Average Gold Price. As used herein, “Gold Production” means the quantity of refined gold that is outturned to Payor’s account by the refinery during the calendar month on either a provisional or final settlement basis. If outturn of refined gold is made by the refinery on a provisional basis, the Gross Returns shall be based upon the amount of such provisional settlement, but shall be adjusted in subsequent statements to account for the amount of refined metal established by final settlement by the refinery. As used herein, “Monthly Average Gold Price” means the average London Bullion Market Association P.M. Gold Fix, calculated by dividing the sum of all such prices reported for the month by the number of days for which such prices were reported. If the London Bullion Market Association P.M. Gold Fix ceases to be published, the Monthly Average Gold Price shall be determined by reference to prices for refined gold for immediate delivery in the most nearly comparable established market selected by Payor as such prices are published in “Metals Week” or a similar publication.

(ii)          If Payor causes refined silver that meets or exceeds the generally accepted commercial standards for refined silver to be produced by an independent third-party refinery from ore mined from the Properties, for purposes of determining the Production Royalty, the refined silver shall be deemed to have been sold in the calendar month in which it was produced at the Monthly Average Silver Price for that month. The Gross Returns from such deemed sales shall be determined by multiplying Silver

Production during the calendar month by the Monthly Average Silver Price. As used herein, “Silver Production” shall mean the quantity of refined silver that is outturned to Payor’s account by the refinery during the calendar month on either a provisional or final settlement basis. If outturn of refined silver is made by the refinery on a provisional basis, the Gross Returns shall be based upon the amount of such provisional settlement, but shall be adjusted in subsequent statements to account for the amount of refined metal established by final settlement by the refinery. As used herein, “Monthly Average Silver Price” shall mean the average New York Silver Price as published daily by Handy & Harman, calculated by dividing the sum of all such prices reported for the calendar month by the number of days for which such prices were reported. If the Handy & Harman quotation ceases to be published, the Monthly Average Silver Price shall be determined by reference to prices for refined silver for immediate delivery in the most nearly comparable established market selected by Payor as published in “Metals Week” or a similar publication.

(iii)        If Payor sells refined metals (other than refined gold and refined silver), doré or concentrates produced from Valuable Minerals from the Properties, the Gross Returns for such refined metals shall be the proceeds actually received by Payor from their sale. If such sales are to an affiliated party, the refined metals, doré, or concentrates shall be deemed, solely for the purpose of computing Gross Returns, to have been sold at prices and on terms no less favorable to Payor than those which would have been received under similar circumstances from an unaffiliated third party.

(d)          As used herein, “Allowable Deductions” means the following costs, charges, and expenses incurred or accrued by Payor:

(i)           If Payor sells or is deemed to have sold refined gold or refined silver:

(A)         all costs, charges and expenses for smelting and refining doré or concentrates to produce the refined gold or refined silver (including handling, processing, and provisional settlement fees, sampling, assaying and representation costs, penalties, and other processor deductions);

(B)         all costs, charges, and expenses for weighing, sampling, determining moisture content and packaging Valuable Minerals and for loading and transportation of the doré or concentrates from the Properties to the refinery or smelter and then to the place of sale (including freight, insurance, security, transaction taxes, handling, port, demurrage, delay, and forwarding expenses incurred by reason of or in the course of such transportation); and

(C)	an allowance for reasonable sales and brokerage costs.

(ii)          If Payor sells refined metals (other than refined gold or refined silver), doré, concentrate or ores:

(A)         all costs, charges, and expenses for (I) beneficiation, processing or treatment of such materials at any plant or facility and (II) smelting or refining to produce a refined metal (including handling, processing, and provisional settlement fees, sampling, assaying and representation costs, penalties, and other processor deductions);

(B)         all costs, charges, and expenses for weighing, sampling, determining moisture content and packaging Valuable Minerals and for loading and transportation of ores, minerals, doré, concentrates or other products from the Properties (I) to the place of sale, or (II) if such ores or other materials are beneficiated, processed, treated, smelted or refined at any plant or facility more than five (5) miles from the exterior boundary of the Properties, to such plant of facility and then to the place of sale (including freight, insurance, security, transaction taxes, handling, port, demurrage, delay, and forwarding expenses incurred by reason of or in the course of such transportation); and

(C)	actual sales and brokerage costs.

(iii)        All royalties payable to any governmental agency and all sales, use, severance, net proceeds of mines and ad valorem taxes and any other tax or governmental levy or fee on or measured by mineral production from the Properties (other than taxes based on income).

(e)          Payor shall have the right to market and sell or refrain from selling refined gold, refined silver and other mineral products from the Properties in any manner it may elect, including the right to engage in forward sales, future trading or commodity options trading, and other price hedging, price protection, and speculative arrangements (“Trading Activities”) which may involve the possible delivery of gold, silver or other mineral products from the Properties. With respect to Production Royalty payable on refined gold and refined silver and any other Valuable Minerals, Payee shall not be entitled to participate in the proceeds or be obligated to share in any losses generated by Payor’s actual marketing or sales practices or by its Trading Activities and no such profits or losses shall be included in Gross Returns.

Schedule of Members

Ashdown Project LLC

September 28, 2006

Win-Eldrich Gold, Inc.	40 units
Golden Phoenix Minerals, Inc.	60 units

Schedule of Members